As filed with the Securities and Exchange Commission on February 4, 2016

Registration No. 333-208583

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT 1 TO

REGISTRATION STATEMENT ON FORM F-1

UNDER THE SECURITIES ACT OF 1933

HEBRON TECHNOLOGY CO., LTD.
(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

British Virgin Islands	3490	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

No. 587 15th Road, 3rd Av., Binhai Ind. Park	C T Corporation System
Economic & Technology Development Zone	111 Eighth Avenue
Wenzhou, Zhejiang Province People’s Republic of China 325000 +86-577-8689-5678 – telephone	New York, New York 10011 +1-800-624-0909 – telephone

(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of principal executive offices)	number, including area code, of agent for service)

Copies to:

Anthony W. Basch, Esq. Jingwen Luo, Esq. Kaufman & Canoles, P.C. Two James Center, 14 th Floor 1021 East Cary Street Richmond, Virginia 23219 +1-804-771-5700 – telephone +1-888-360-9092 – facsimile	Gregg E. Jaclin, Esq. Mengyi “Jason” Ye, Esq. Szaferman Lakind Blumstein & Blader, PC 101 Grovers Mill Road Second Floor Lawrenceville, NJ 08648 +1-609-557-0951 – telephone +1-609-557-0969 – facsimile

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares (2)	$20,000,000	$2,014
Placement Agent Warrants (3)	$1	—
Common Shares Underlying Placement Agent Warrants (3)	$1,200,000	121
Total	$21,200,001	$2,135	(4)

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)	We have agreed to issue, on the closing date of this offering, warrants to our placement agent, Spartan Securities Group, Ltd. (the “Placement Agent”), exercisable at a rate of one warrant per share to purchase up to 5% of the aggregate number of common shares sold by the Registrant (the “Placement Agent Warrants”). The price to be paid by the Placement Agent for the Placement Agent Warrants is $0.001 per warrant. The closing date will be a date mutually acceptable to the Placement Agent and the Registrant after the minimum offering has been sold. Assuming a maximum placement and a maximum offering price of $ per share, on the closing date the Placement Agent would receive Placement Agent Warrants at an aggregate purchase price of $ . The exercise price of the Placement Agent Warrants is equal to 120% of the price of the common shares offered hereby. Assuming a maximum placement and an exercise price of $ per share, we would receive, in the aggregate, $ upon exercise of the Placement Agent Warrants. The common shares underlying the Placement Agent Warrants are exercisable within three year of the date of this offering and are deemed to commence simultaneously with the Placement Agent Warrants.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 4, 2016

Hebron Technology Co., Ltd.

Minimum Offering:                       Common Shares

Maximum Offering:                       Common Shares

This is an initial public offering of common shares of Hebron Technology Co., Ltd, a British Virgin Islands company. We are offering a minimum of                        and a maximum of                       of our common shares.

Prior to this offering, there has been no public market for our common shares. The initial public offering price of our common shares is expected to be between $                       and $                       per share. We have applied to list our common shares on NASDAQ Capital Market under the symbol “HEBT.” We cannot assure you that our application will be approved; if it is not approved, we will not complete this offering.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common shares involves risks. See “Risk Factors” beginning on page 8.

	Per Common Share	Minimum Offering		Maximum Offering
Assumed public offering price	$		$10,000,000		$20,000,000
Placement discount	$	$		$
Proceeds to us, before expenses	$	$		$

We expect our total cash expenses for this offering (including cash expenses payable to our placement agent for its out-of-pocket expenses) to be approximately $1,047,857, exclusive of the above commissions. The placement agent, Spartan Securities Group, Ltd., must sell the minimum number of securities offered (                       ) if any are sold. The placement agent is only required to use its best efforts to sell the maximum number of securities offered (                        ). The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii)                       , 2016. Until we sell at least                       shares, all investor funds will be held in an escrow account at Wilmington Trust N.A., as Escrow Agent. If we do not sell at least                       shares by                       , 2016, all funds will be promptly returned to investors (within three business day) without interest or deduction. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we complete this offering, then on the closing date, we will issue common shares to investors in the offering and placement agent warrants to our placement agent exercisable at a rate of one warrant per share to purchase up to 5% of the aggregate number of Common Shares sold in this offering, at an exercise price equal to 120% of the price at which we sell our common shares in this offering. We do not intend to list the placement agent warrants either on an exchange or an over the counter quotation system.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Spartan Securities Group, Ltd.

The date of this prospectus is              , 2016.

Neither we nor the placement agent have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

The information in this preliminary prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed initial public offering, and only the preliminary prospectus issued               , 2016, is authorized by us to be used in connection with our proposed initial public offering. The preliminary prospectus will only be distributed by us and the placement agent named herein and no other person has been authorized by us to use this document to offer or sell any of our securities.

i

Until                          , 2016 (25 days after the commencement of our initial public offering), all dealers that buy, sell, or trade our common shares, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as placement agents and with respect to their unsold allotments or subscriptions.

ii

Prospectus Summary

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, “we”, “us”, “our company”, “Company”, “our”, “Hebron” and “HEBT” refer to

•	Hebron Technology Co., Ltd., a British Virgin Islands company limited by shares (“Hebron Technology” when individually referenced);

•	Hong Kong Xibolun Technology Limited, a Hong Kong limited company (“HK Xibolun” when individually referenced), which is a wholly owned subsidiary of Hebron Technology;

•	Zhejiang Xibolun Automation Project Technology Co., Ltd., a PRC company (“Xibolun Automation”), which is a wholly-owned subsidiary of HK Xibolun; and

•	Wenzhou Xibolun Fluid Equipment Co., Limited, a PRC company (“Xibolun Equipment”), which is a wholly-owned subsidiary of HK Xibolun, which holds 70% of Xibolun Equipment through HK Xibolun’s 100% subsidiary, Xibolun Automation, and which holds 30% of Xibolun Equipment directly.

In addition, Hebron is the English romanization of Xibolun in Chinese.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the six months		For the years
	ended June 30,		ended December 31,
	2015	2014	2015	2014	2013
Period Ended RMB: USD exchange rate	6.1076	6.1539	6.4917	6.1484	6.1090
Period Average RMB : USD exchange rate	6.1252	6.1421	6.2288	6.1458	6.1938

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Anyuan Sun,” even though, in Chinese, Mr. Sun’s name is presented as “Sun Anyuan.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

We develop, manufacture and provide customized installation of valves and pipe fittings for use in the pharmaceutical, biological, food and beverage, and other clean industries. We are a highly specialized high-tech enterprise producing, researching, developing and installing valves and pipe fitting products with an established sales and distribution network. We offer our customers comprehensive pipeline design, installation, construction, ongoing maintenance services as well as holistic solution services.

1

We are located in Wenzhou in southeastern Zhejiang Province, near the south bank of the Ou River, which has long provided the main transport artery for the mountainous southeastern section of Zhejiang. Our Company is located near the Wenzhou airport, train station and international container terminal, which makes it convenient for us to provide our service to customers located throughout China. In 1984, Wenzhou was designated one of China’s “open” cities in the new policy of inviting foreign investment, and there has been considerable economic growth in Wenzhou. We are engaged in a permitted industry for foreign investment. A branch rail line, completed in the late 1990s, links the city with the Zhejiang-Jiangxi trunk line at Jinhua. Expressways northeast to Ningbo and northwest to Jinhua opened for traffic in the early 21st century. Newer and larger port facilities also have been constructed, including docks near the mouth of the Ou River with berths capable of accommodating 10,000-ton ships. The city’s airport, on the seacoast, provides scheduled flights to many cities in China. The population was 3,039,500 according to the 2010 Chinese Census.

Our product line originally focused on the construction service and pharmaceutical engineering sectors. In 2005, we shifted our product line to focus primarily on the pharmaceutical engineering sector based on the demands of our clients and our strong technology. All of our products are produced in compliance with China Good Manufacturing Practices (“GMP”), thereby assisting our customers to attain the relevant GMP certifications. We believe our products enjoy a good reputation in the industries in which we operate.

We specialize in installing valves and pipes for customers that require customized fluid control system solutions. We also specialize in designing and implementing solutions services for industries with a high need for sanitary fluid systems with product manufacture, installation services and after-sales services. Currently, we have customers for our services in the pharmaceutical, dairy product, water purification, beverage production, cosmetics and chemical industries, and we are looking forward to expanding our customer base in the future to more clean industries.

We promote our brand through our sales staff, trade shows, fairs, forums, internet, direct communications with potential customers, and business networks. In addition, our products and pricing can be easily tailored to the customers’ needs and we price our products aggressively. We pride ourselves on high quality services and products, so that our customers receive good value for the price they pay.

Research and development is an important part of our operations and is integral to achieving its long-term objectives. In April 2011 we jointly established the “Zhejiang University (Hebron) Technology Research and Development Center” with Zhejiang University to advance valve research and process technology. Current efforts and collaborations are focused on optimizing the process control valve. In addition, we have sent employees to Italy, Germany and the United States to study clean product manufacturing, installation and connection process so that we remain current on advanced international technology. It is through these collaborations that our company has managed to secure important breakthroughs resulting in proprietary knowledge and patents. While we continue collaborations with Zhejiang University, we have also begun to build our own research and development team.

The Company’s research and development team focuses on mechanical design, mechatronics, CAD design, mold design and welding. Quality control is an important aspect of the team’s work and ensuring quality at every stage of the process has been a key driver in maintaining and developing brand value for the Company.

Industry and Market Background

Our company’s primary market is the pharmaceutical industry in China. We provide design and installation services to our clients which are primarily pharmaceutical manufacturers, and our product line focuses primarily on the pharmaceutical engineering sector. “Pharmaceutical engineering” is a branch of pharmaceutical science and technology that involves development and manufacturing of products, processes, and components in the pharmaceuticals industry, such as drugs and biologics.

The Chinese government has clearly established its position in support of the biomedical industry. In October 2011, five Chinese government agencies jointly issued the Guidelines for the Major Fields of High Technology Industrialization Given Priority in Development at Present (“Guidelines”) which listed the major fields of industrialization of 137 high technologies in the ten largest industries that are given priority in development in China. They include 17 technologies in biology industry. In addition, our installation services are closely related to several listed high technologies, such as automated production assembly line of item 26 (Chinese pharmaceutical technology and equipment) and products overall systematic integration of high-end research and design services of item 133 (R&D services). The Guidelines show that Chinese government encourages and promotes the development of the technologies that our Company focuses.

Chinese pharmaceutical industry is developing quickly. According to Chinese Bureau of Statistics, the principal business income of Chinese manufacturers in pharmaceutical industry in 2014 was approximately $379.5 billion, increased 12.9% than in 2013, while the total growth of Chinese manufacturers of all industries was 7.0%. The total profit of Chinese manufacturers in pharmaceutical industry in 2014 was approximately $37.7 billion, increased 12.1% than in 2013, while the total growth of Chinese manufacturers of all industries was 3.3%.

2

Observers such as the Economist Intelligence Unit (EIU) and IMS Health are upbeat about the prospects for China's pharmaceutical market. Key drivers of market expansion are the rising health care awareness and needs fueled by economic growth, large and aging population, increasing total and per capita heath spending, and the ongoing healthcare reform and 12th Five-Year Plan supportive measures. By 2020, healthcare expenditures in China are anticipated to reach $1 trillion. It is possible that before 2020, China will become the second largest pharmaceutical market, behind only the U.S.

Our Services and Products

The largest part of our revenues has come from the design and installation of engineering solutions for our clients. We design and install systems for customers that require fluid management and processing systems in clean industries. In particular, we have built expertise in customizing solutions such as liquid pharmaceutical processing lines for bio-pharmaceutical plants, milk production and processing systems for dairies. In implementing these solutions for our customers, we use a combination of third party components and our products, depending on the needs of a given customer. While the number of customers we serve with our installation services is relatively low, these services result in the largest part of our revenues due to the high price of such services per project.

Our product line focuses primarily on the pharmaceutical engineering sector, although our products are used in the medical, biological, food and beverage, and other clean industries. Our product line includes the following:

•	Diaphragm Valves. We have multiple variations of the diaphragm valve including our flagship product, the process control diaphragm valve, as well as the pneumatic diaphragm valve, manual diaphragm valve and three-way diaphragm valve and diaphragm tank bottom valve. These valves are widely used in the bio-pharmacy, bio-vaccines, electronic semiconductor, water purification and food and beverage industries.

•	Angle Seat Valves. The angle seat valve is a pneumatic valve, which is widely used in the process of food and chemicals, and sterilization, including high-pressure sterilization.

•	Sanitary Liquid-Ring Pumps. The sanitary liquid-ring pump is a self-priming pump specially designed for pumping with gas or other gas liquids. This pump is used in the food, chemical and pharmaceutical industries.

•	Clean-in-Place (“CIP”) Return Pump. The CIP return pump is specially designed for pumping with gas or other gas liquids. This pump is used in the food, chemical and pharmaceutical industries. In addition, this pump can be used with volatiles such as alcohol, acetone or other solvents and near the boiling point temperature of other liquids.

•	Sanitary Ball Valves. Our sanitary ball valves are used in the biological, pharmaceutical, water purification, food and beverage industries and are designed for ease of operations and rapid opening and closing.

•	Sanitary Pipe Fittings. Our sanitary pipe fittings are used in biological, pharmaceutical, water purification, electronics and semi-conductor fields and are commonly used in the water injection process.

Currently, a significant portion of our fluid equipment products and services are provided to pharmaceutical companies for pharmaceutical engineering construction or maintenance. In addition to designing and installation services, we also provide holistic pharmaceutical engineering solution services which combine product manufacturing, installation and after-sales service. When we receive an order for technological piping system installation services from pharmaceutical companies, we design the layout of the project according to their needs and provide them with recommendations for equipment to purchase. Once they agree with the design and purchase the appropriate equipment, we install the equipment for them. We produce multiple products for the pharmaceutical industry and many of our customers choose to use our products for the installation. In the course of installation, we also retain subcontractors for electricity, water and other industries that are out of our service range to ensure that the project is completed and ready to put into service. The pharmaceutical industry has specific sanitation requirements in the course of installation, and our customers need to apply for Good Manufacturing Practice (“GMP”) certifications from China’s State Food and Drug Administration, thus we perform our services accordingly to meet such pharmaceutical standards and issue paper records or related documents regarding the installation process to assist our customers in applying for GMP certifications. After installation, we provide after-sales service to promote our customers’ satisfaction towards our services and products.

The service processes for projects in different industries are similar, with differences in the standard of project acceptance, sanitation requirement of products, installation precision, certain application requirements and the specific components used in the installation.

Our Opportunity and Strategy

Our internal growth strategy includes building our brand, expanding our services, developing repair and maintenance business, increasing market penetration of our existing products, developing new products and increasing our targeting of the pharmaceutical market in China. We hope to establish branch offices across China through direct sales, distributors and integrators. We also plan to establish several repair and maintenance centers to develop our repair and maintenance service. In addition, we have advised our services and products online to enable our customers to choose suitable services and products for their needs through telephone, in person and online communications with Company technicians. We plan to establish an on-line store so customers can choose our products and services directly online. Our internal growth strategy also includes the innovation of new products and enhancing our research and development team. We have contracted with Zhejiang University to assist with research and development. We have also created our own research and development department.

3

Competitive Strengths

We believe we have the following competitive strengths. Some of our competitors also have these or equivalent strengths.

•	Meeting customer needs. Our products and pricing can be easily tailored to our customers’ needs, and we price our products aggressively. We have short cycles in providing products; on average it takes only one week from order receipt to product delivery.

•	Strong reputation. Our products and services enjoy a strong reputation in the industries in which we operate.

•	Years of experience. Our operating companies have been manufacturing high quality fluid equipment for over 10 years.

•	Research and development. We are assembling a team of dedicated researchers and analysts focusing on advancing valve research and process technology and improving our products.

•	Strategic relationships. Our company has cooperated with the prestigious Zhejiang University in order to promote strong research and development efforts that we expect will allow us to make important advances and innovation in valve technology.

•	Location. Our company’s location in Wenzhou is an ideal location for securing a highly qualified workforce.

Our Challenges and Risks

Our primary challenges and risks include the following. We recommend that you carefully read and consider all of the risks in the section entitled “Risk Factors” before deciding to invest in our common shares.

•	Competition. The market for installation service in the pharmaceutical industry in China is relatively competitive, and some of our competitors have a much longer operating history and larger customer base than we do.

•	Potential tax liabilities. In the future, we may incur significant liability for currently unpaid taxes, including interest and penalties, from Chinese taxing authorities.

•	Customer concentration. A limited number of customers are a significant source of our revenues.

•	Market criticism. Negative publicity surrounding U.S.-listed Chinese companies may unfairly harm our reputation and adversely affect our ability to access capital markets to grow our business.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

4

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our common shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

Corporate Information

We are a British Virgin Islands (also referred to as “BVI”) company limited by shares. Our current corporate structure is as follows prior to completion of this offering:

Following completion of our initial public offering, ownership of Hebron Technology will be as follows, assuming completion of the minimum and maximum offerings, respectively. To the extent we complete an offering between the minimum and maximum offerings, the percentage ownership of participants in our initial public offering will between the below amounts:

Minimum Offering	Maximum Offering

Our facilities are located on an 11 acre parcel in Wenzhou in Southeastern Zhejiang Province. Our principal executive offices are located at No. 587 15th Road, 3rd Av., Binhai Ind. Park, Economic & Technology Development Zone, Wenzhou, Zhejiang Province, People’s Republic of China 325000. The telephone number of our principal executive offices is +86-0577-8689-5678. Our registered agent in the British Virgin Islands is Offshore Incorporations Limited. Our registered office and our registered agent’s office in the British Virgin Islands are both at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. Our agent in the United States is Mr. Yung Kong Chin, 136-40 39th Avenue, 602B Garden Plaza, Flushing New York, 11354. We maintain a website at www.hebrontechnology.com, on which we will post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

5

The Offering

Shares Offered:	Minimum: common shares
Maximum: common shares

Shares Outstanding Prior to Completion of Offering:	12,000,000 common shares. We have effected a simultaneous 1,000 for 1 stock split and issuance of 15,000,000 common shares and subsequent repurchase of 4,000,000 of our common shares, which resulted in our company having 50,000,000 authorized common shares, $0.001 par value per share, of which 12,000,000 are issued and outstanding prior to completion of this offering.

Shares to be Outstanding after Offering:	Minimum: common shares
Maximum: common shares

Assumed Offering Price per Share:	$

Gross Proceeds:	Minimum: $10,000,000
Maximum: $20,000,000

Proposed NASDAQ Capital Market Symbol:	“HEBT” (CUSIP No. G4418R101)

Transfer Agent:	Island Capital Management, LLC, doing business as Island Stock Transfer 15500 Roosevelt Boulevard Suite 301 Clearwater, FL 33760

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common shares.

Closing of Offering:	The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and our placement agent, Spartan Securities Group, Ltd (our “Placement Agent”) after the minimum offering is sold or (ii) , 2016. If we complete this offering, net proceeds will be delivered to our company on the closing date (such closing date being the above mutually acceptable date on or before , 2016, provided the minimum offering has been sold). We will not complete this offering unless our application to list on The NASDAQ Capital Market is approved. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we complete this offering, then on the closing date, we will issue shares to investors and Placement Agent Warrants to our Placement Agent exercisable at a rate of one warrant per share to purchase up to 5% of the aggregate number of common shares sold in this offering.

6

Summary Financial Information

In the table below, we provide you with historical selected financial data for the six months ended June 30, 2015 and the fiscal years ended December 31, 2014 and 2013. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

(All amounts in thousands of U.S. dollars, ex cept for share and per share data )

	For six months ended June 30,		For years ended December 31,
	2015	2014	2014	2013
	US$	US$	US$	US$
Statement of operation data:
Revenues	9,123	7,831	16,735	14,380
Gross profit	3,430	2,781	6,093	5,194
Operating expenses	(1,232)	(538)	(1,317)	(1,474)
Income from operations	2,198	2,243	4,776	3,720
Other income (expense)	(33)	(3)	(66)	(18)
Provision for income taxes	(609)	(631)	(1,299)	(649)
Net income	1,556	1,609	3,411	3,053
Earnings per share, basic and diluted	0.13	0.13	0.28	0.25
Weighted average ordinary shares outstanding	12,000	12,000	12,000	12,000

Balance sheet data
Current assets	15,778	15,259	11,739	15,137
Total assets	27,169	21,412	22,778	21,177
Current liabilities	12,498	10,224	9,764	11,518
Total liabilities	12,498	10,224	9,764	11,518
Total equity	14,671	11,188	13,014	9,659

7

Risk Factors

Before you decide to purchase our common shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common shares could decline, perhaps significantly.

Risks Related to Our Business and Industry

We may incur liability for unpaid taxes, including interest and penalties.

In the normal course of its business, our Company, including in particular Xibolun Automation and Xibolun Equipment, may be subject to challenges from various PRC taxing authorities regarding the amounts of taxes due. Although the Company’s management believes the Company has paid all or accrued for all taxes owed by the Company, PRC taxing authorities may take the position that the Company owes more taxes than it has paid based on transactions conducted by HK Xibolun, which may be deemed a resident enterprise, thereby resulting in taxable liability for us. HK Xibolun’s purchases and sales of fluid equipment control systems offshore in 2013 could, if so challenged, result in a tax liability for our company. (See “Risk Factors - Under the Enterprise Income Tax Law, we may be classified as a ‘Resident Enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”)

The Company recorded a tax liability of $5,788,926 and $4,974,763 as of June 30, 2015 and December 31, 2014, respectively, for the possible underpayment of income and business taxes. It is possible that the tax liability of the Company for past taxes may be higher than those amounts, if the PRC authorities determine that we are subject to penalties or that we have not paid the correct amount. The Company’s management lacks sufficient cash on hand to adequately meet any tax liability for the underpayment of income and business taxes. Although the Company’s management believes it may be able to negotiate with local PRC taxing authorities a reduction to any amounts that such authorities may believe are due and a reduction to any interest or penalties thereon, we have no guarantee that we will be able to negotiate such a reduction. To the extent our Company is able to negotiate such amounts, national-level taxing authorities may take the position that localities are without power to reduce such liabilities, and such PRC taxing authorities may attempt to collect unpaid taxes, interest and penalties in amounts greatly exceeding management’s estimates.

Our industry is competitive in China.

The market for installation service in the pharmaceutical industry is fragmented and relatively competitive. Many of our clients require bidding process before choosing installation service providers. We compete on the basis of price and service quality.

The domestic market for valve products is fragmented and highly competitive. We estimate that there are three relatively large companies with which we compete and more than one hundred smaller companies with regional presences. The number of these companies varies from time to time. Some of our valve products compete on the basis of price and are sold in fragmented markets with low barriers to entry, allowing less expensive domestic producers to gain market share and reduce our margins. To the extent these competitors are able to grow and consolidate, they may be able to take advantage of economies of scale, which could put further pressure on our margins.

Our revenue will decrease if the industries in which our customers operate experience a protracted slowdown.

Our services mainly serve as key components in projects and machines operated by our customers which are mostly in the pharmaceutical industry. Therefore, we are subject to the general changes in economic conditions affecting this industry segment of the economy. If the pharmaceutical industry in which our customers operate do not grow or if there is a contraction in those industries, demand for our services will decrease. Demand for our services is typically affected by a number of overarching economic factors, including, but not limited to, interest rates, the availability and magnitude of private and governmental investment in infrastructure projects and the health of the overall global economy. Although pharmaceutical industry is more resilient in the wake of general economic slowdown, if there is a decline in economic activity in China and the other markets in which we operate or a protracted slowdown in industries on which we rely for our sales, demand for our services and our revenue will likewise decrease.

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Any decline in the availability, or increase in the cost of raw materials could materially affect our earnings.

Our valve manufacturing operations depend heavily on the availability of various raw materials and energy resources. The mix of raw materials used in the production of valves is mainly composed of casting steel blank parts, forging steel blank parts and steel. Steel costs account for approximately 30% of our total manufacturing costs. The fuel costs in our manufacturing operations, particularly heavy oil and electricity, account for approximately 2% of total manufacturing costs. The availability of raw materials and energy resources may decline and their prices may fluctuate greatly. If our suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products. While valve production is only a very small part of our business, inability to produce certain products could result in a decrease in profit and damage to our reputation in our industry. In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all. Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings.

China’s appreciating currency may make our products more expensive to export to other countries.

While we sell most of our products in China, we may also export our products to a variety of other countries from time to time. Historically, we have relied on favorable exchange rates between China and other countries to drive revenues from products sold abroad. Over the last several years, China’s currency has appreciated against most foreign currencies, causing our products have become more expensive in other countries. To the extent the Chinese RMB continues to appreciate, our products could become more expensive and, as a result, less attractive to potential customers in other countries. Although the RMB strengthened against the U.S. dollar over the last five years, the RMB’s significant weakening against the U.S. dollar since July 2015 has largely undone such prior increases. See “Exchange Rate Information.”

Outstanding bank loans may reduce our available funds.

We have approximately $0.8 million in bank loans outstanding as of June 30, 2015. The loans are held at multiple banks, and all of the debt is guaranteed by members of our management, their immediate family members and unrelated third parties. In particular, our Chief Executive Officer and his brother have guaranteed this debt with recourse to their respective residences, and unrelated third parties have extended guarantees of our company’s debt in order to assist us in obtaining such loans. There can be no guarantee that we will be able to pay all amounts when due or refinance the amounts on terms that are acceptable to us or at all. If we are unable to make our payments when due or to refinance such amounts, our property could be foreclosed and our business could be negatively affected.

Reciprocal debt guarantees may reduce our assets if we are required to honor a guarantee made in favor of a third party.

In the past, we have occasionally entered into reciprocal debt guarantees with other local businesses in order to meet funding requirements of lenders, who sometimes require greater assets or income than we have individually, but that could be satisfied if similarly situated businesses agreed to guarantee each other’s debts. These guarantees are typically time-limited and tend to be two years in length. Although we do not currently have a guarantee obligation, we could be subject to loss in the future if we undertake to guarantee another party’s debt and such third party subsequently defaults in payment.

Our bad debt expense is material.

Financial difficulties experienced by our customers could result in risks to accounts receivable and could also include delays in collection, a reduction in liquidity and an eventual increase in bad debt. Although we recovered the majority of our bad debt in 2014, our bad debt expense was material during fiscal 2013. For the year ended December 31, 2014, we had a recovery of bad debt expense of $368,713 and for the year ended December 31, 2013, we recorded a bad debt expense of $370,024. For the six months ended June 30, 2015, our bad debt expense was $221,770.

9

We may have liability under our contract with Zhejiang University.

We signed a Research and Collaboration Agreement with Zhejiang University on January 20, 2011. Pursuant to the agreement, Zhejiang University was responsible for conducting the research and development work of intelligent process control valve on behalf of us, and we were obligated to pay Zhejiang University a total of RMB 1 million (approximately $0.16 million) in several installments. We made payments to Zhejiang University in accordance with the specific milestones stipulated in the agreement and a total of RMB 0.65 million (approximately $0.11 million) as required by the agreement was paid as of June 30, 2015.

In addition, the agreement requires us to pay a total amount of RMB 0.35 million to Zhejiang University depending on the sales of the products, which consists of RMB 0.07 million per year for 5 years starting from May 31, 2012. As of February 4, 2016, the RMB 0.15 million remains outstanding because we have not put any such products into market for sales, and Zhejiang University has never required us to pay for any balance by sending us any invoice. Based on the terms of the agreement, we consider that this payment is not due. However, we plan to pay the required amount according to the terms in the Research and Collaboration Agreement in the future once we start selling the products. We do not intend to make payment until the conditions in the agreement are met. Zhejiang University could file a lawsuit against us claiming the balance and damages if we refuse to pay on its demand. Such a lawsuit, whether or not successful, may cost us considerable time and expenses.

The loss of any of our key customers could reduce our revenues and our profitability.

We consider our major customers in each period to be those customers that accounted for more than 10% of overall revenues in such period.

For six months ended June 30, 2015, two major customers accounted for approximately 62%, and 25% of the Company’s total sales, respectively. For six months ended June 30, 2014, three major customers accounted for approximately 39%, 33%, and 17% of the Company’s total sales, respectively.

For the year ended December 31, 2014, five major customers accounted for approximately 19%, 17%, 16%, 15% and 13% of the Company’s total sales, respectively. For the year ended December 31, 2013, four major customers accounted for approximately 17%, 17%, 15% and 14% of the Company’s total sales, respectively.

We have not entered into long-term contracts with any of these major customers and instead rely on individual orders from such customers. Therefore, there can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to serve these customers at current levels or at all. As the majority of our revenues are driven by individual orders for installation services, our major customers often change each period based on when a given order is placed. Although long-term contracts do not exist in our industry and our customers often make orders repeatedly, if we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could have an adverse effect on our business, financial condition and results of operations.

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We rely on a relatively limited number of vendors.

We consider our major vendors in each period to be those vendors that accounted for more than 10% of overall purchases in such period.

For the six months ended June 30, 2015, three major sub-contractors accounted for approximately 33%, 14% and 11% of subcontract costs, respectively. For the six months ended June 30, 2014, one major sub-contractor accounted for approximately 11% of subcontract costs, respectively.

For the year ended December 31, 2014, one major sub-contractor accounted for approximately 27% of subcontract costs. For the year ended December 31, 2013, two major sub-contractors accounted for approximately 28% and 17% of the total subcontract costs, respectively.

We have not entered into long-term contracts with any of these major vendors and instead rely on individual projects with such vendors. Although we believe that we can locate replacement vendors readily on the market for prevailing prices and that we would not have significant difficulty replacing a given vendor, any difficulty in replacing such a vendor could negatively affect our company’s performance to the extent it results in higher prices or a slower supply chain.

 Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As to the products we manufacture, we must manage our supply chain for raw materials and delivery of our products. Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery. In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price. Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver products.

We do not maintain a reserve for warranty or defective products/installation claims. Our costs could increase if we experience a significant number of claims.

The Company generally obtains the customers’ acceptance when the Company delivers product or renders service to its customers. The Company will not recognize revenue until a Completion and Evaluation Report has been provided by the customer. The Completion and Evaluation Report proves the quality of the installation projects, and there is no additional service performed by the Company later. Therefore, revenue is recognized when a Completion and Evaluation Report has been provided by the customer.

In practice, the Company allows customers to reserve approximately 5-10% of the agreed purchase or installation price as the quality security retention for a period of one year after the Company delivers and/or implement a solution for them.

The Company considers this one year term as a warranty period for the Company’s products sold or services provided as defined under ASC Subtopic 450-20. Historically, the Company has not experienced significant customer complaints about the products and none of customers have claimed damages for any loss incurred due to quality problems. Therefore, no separate warranty provisions were provided as at June 30, 2015, December 31, 2014 and 2013 based on historical experience.

We believe that our customer support teams, our quality assurance and manufacturing monitoring procedures will continue to keep claims at a level that does not support a need for a reserve. However, if we were to experience a significant increase in claims or failures to pay this final payment, our financial results could be adversely affected. Moreover, China’s Product Quality Law generally allows customers two years (and in some cases ten years) to seek compensation for damages caused by product quality deficiencies in cases in which the product lacks an expiration period.

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Rapid expansion could significantly strain our resources, management and operational infrastructure, which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

We must manage growth in operations to maximize our potential growth and achieve our expected revenues and any failure to manage growth will cause a disruption of our operations and impair our ability to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand the scope of our valve manufacturing and production facilities and capabilities and continue to develop new and improved valves. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. We will also need to effectively train, motivate and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We cannot assure you that our internal growth strategy will be successful, which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to grow internally through establishing our services in additional markets by increasing the development of new products and improving the quality of existing products. However, many obstacles to this expansion exist, including, but not limited to, increased competition from similar businesses, our ability to improve our products and product mix to realize the benefits of our research and development efforts, unexpected costs, costs associated with marketing efforts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our services in any additional markets. Our inability to implement this internal growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

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Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our internal growth strategy includes building our brand, expanding our services, developing repair and maintenance business, increasing market penetration of our existing products, developing new products and increasing our targeting of the pharmaceutical market in China. Pursuing these strategies has resulted in, and will continue to result in substantial demands on management resources. In particular, the management of our growth will require, among other things:

•	continued enhancement of our research and development capabilities;
•	information technology system enhancement;
•	stringent cost controls and sufficient liquidity;
•	strengthening of financial and management controls and information technology systems;
•	increased marketing, sales and support activities; and
•	hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in the PRC. Our cash accounts are not insured or otherwise protected. While China is currently considering implementation of banking insurance policies, it has not yet done so. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

Our Chinese subsidiaries’ books and records are prepared in accordance with China GAAP, not U.S. GAAP.

All of the business operations of the Company are located in Mainland China. Although Herbon Technology’s reports are prepared in accordance with U.S. GAAP, our PRC subsidiaries’ books and records are prepared in accordance with China GAAP. Despite our efforts to improve the Company’s controls and procedures, our accounting personnel do not have sufficient knowledge, experience and training in maintaining our books and records in accordance with U.S. GAAP standard. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm the value of our shares.

We are substantially dependent upon our senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new products and the enhancement of our existing products and technologies. In particular, we rely substantially on our Chief Executive Officer, Anyuan Sun and our Chief Financial Officer, Steven Fu, to manage our operations. We also depend on our Chief Technical Officer, Xiaoliang Xue, for the development of new technology and products.

While we provide the legally required personal insurance for the benefit of our employees, we do not maintain key man life insurance on any of our senior management or key personnel other than our Chief Executive Officer, Mr. Anyuan Sun. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

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We compete for qualified personnel with other technology companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We are heavily dependent upon the services of experienced personnel who possess skills that are valuable in our industry, and we may have to actively compete for their services.

We are heavily dependent upon our ability to attract, retain and motivate skilled personnel to serve our customers. Many of our personnel possess skills that would be valuable to all companies engaged in our industry. Consequently, we expect that we will have to actively compete for these employees. Some of our competitors may be able to pay our employees more than we are able to pay to retain them. Our ability to profitably operate is substantially dependent upon our ability to locate, hire, train and retain our personnel. There can be no assurance that we will be able to retain our current personnel, or that we will be able to attract and assimilate other personnel in the future. If we are unable to effectively obtain and maintain skilled personnel, the development and quality of our services could be materially impaired. See “Our Business – Employees.”

We depend on intellectual property licensed from third parties, and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

Our Chief Executive Officer grants us the right to use two trademarks without payment. As our Chief Executive Officer’s permission to use these two trademarks is provided at his discretion, he could choose to discontinue such permission in the future. While currently the only third party who grants us intellectual property license is our Chief Executive Officer, it is possible for us to obtain license from any other third parties. Any termination of these licenses could result in the loss of significant rights and could harm our ability to commercialize our products. We must therefore rely on those third parties to enforce their rights and obligations. If they do not successfully enforce such rights and obligations, our development and commercialization of such technology could be delayed or prevented.

When we license intellectual property from third parties, those parties generally retain most or all of the obligations to maintain and extend, as well as the rights to assert, prosecute and defend, that intellectual property. If we or our licensors fail to adequately protect this intellectual property or if we do not have exclusivity for the marketing of our products, our ability to commercialize products could suffer.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of patent, copyright, trademark and trade secret laws and non-disclosure agreements and other methods to protect our intellectual property rights. We are currently in control of 20 patents in China covering our valve production technology, 17 of which are now owned by the our PRC entities, and 3 of which are now owned by Mr. Anyuan Sun.

In addition, for those 3 patents which are owned by Mr. Anyuan Sun, Mr. Sun currently has no intention to transfer them to the ownership of our PRC entities. Although we are using the patents for free, there are possibilities that Mr. Sun may require us to pay royalties in future. If so, it will certainly increase our operational costs and adversely affect our business profitability.

Likewise, two of four trademarks and one copyright as disclosed in the section of Our Intellectual Property we’re currently using are under Mr. Anyuan Sun’s ownership but we’re currently using them for free. There is also a possibility that we will be required by Mr. Sun to pay royalties in future. If so, it will certainly increase our operation cost and adversely affect our business profitability. Fortunately, we have successfully applied on our own name two trademarks in 2015, for one of which we have obtained the certificate issued by the authority (SAIC) and another one has successfully passed the opposition time period and the certificate will be surely issued in short time.

The process of seeking patent protection can be lengthy and expensive, our patent applications may fail to result in patents being issued, and our existing and future patents may be insufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may also be challenged, invalidated or circumvented.

We also rely on trade secret rights to protect our business through non-disclosure provisions in employment agreements with employees. If our employees breach their non-disclosure obligations, we may not have adequate remedies in China, and our trade secrets may become known to our competitors.

14

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

We may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Our success depends, in large part, on our ability to use and develop our technology and know-how without infringing third party intellectual property rights. If we sell our branded products internationally, and as litigation becomes more common in China, we face a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our branded products in either China or other countries, including the United States and other countries in Asia. In addition, the defense of intellectual property suits, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become a party could cause us to:

•	pay damage awards;
•	seek licenses from third parties;
•	pay ongoing royalties;
•	redesign our branded products; or
•	be restricted by injunctions,

each of which could effectively prevent us from pursuing some or all of our business and result in our customers or potential customers deferring or limiting their purchase or use of our branded products, which could have a material adverse effect on our financial condition and results of operations.

Risks Related to Doing Business in China

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

15

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market. These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely, the Labor Contract Law of the PRC, which became effective on January 1, 2008, which was further amended on December 28, 2012 (effective July 1, 2013). The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations. The Labor Contract Law also mandates that employers provide social welfare packages to all employees, increasing our labor costs. To the extent competitors from outside China are not affected by such requirements, we could be at a comparative disadvantage.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes on profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed an Enterprise Income Tax Law (the “EIT Law”) and implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

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On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and stockholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management are often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders.

Hebron Technology does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of the Notice, so we believe the Notice is not applicable to us. However, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in the Notice to evaluate the tax residence status of Hebron Technology.

We do not believe that we meet some of the conditions outlined. As a holding company, the key assets and records of Hebron Technology including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that have been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Hebron Technology should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in the Notice were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, so this would have minimal effect on us; however, if we develop non-China source income in the future, we could be adversely affected. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income.” Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, but our PRC source income will not be taxed in the U.S. again because the U.S.-China tax treaty will avoid double taxation between these two nations.

Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

Our operations and assets are located in the PRC. In addition, most of our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons. See “Enforceability of Civil Liabilities.”

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We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our company, because these parties are not always subject to our control. We are in process of implementing an anticorruption program, which prohibits the offering or giving of anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or retaining business. The anticorruption program also requires that clauses mandating compliance with our policy be included in all contracts with foreign sales agents, sales consultants and distributors and that they certify their compliance with our policy annually. It further requires that all hospitality involving promotion of sales to foreign governments and government-owned or controlled entities are in accordance with specified guidelines. In the meantime, we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law.

However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct all of our business through our subsidiaries in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are FIEs, to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE. Currently, China is holding more open and tolerate attitude toward FIEs. More open rules and regulations are published in recent years to replace previous ones which are more restrictive. On March 30 th , 2015, SAFE promulgated Circular 19 which is about Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises) and effective since June 1, 2015. Circular 19 has made some important changes in rules regarding the conversion of foreign exchanges to RMB, which are as follows in particular:

(1)	Instead of the payment-based exchange settlement system under previous Circular 142 and Circular 88, new rules of discretional foreign exchange settlement have been established, which means the foreign exchange capital in the capital account of foreign-invested enterprises for which the confirmation of rights and interests of monetary contribution by the local foreign exchange bureau (or the book-entry registration of monetary contribution by the banks in accordance with Circular 13 as we mentioned in the comment below) has been handled can be settled at the banks based on the actual operation needs of the enterprises, and the proportion of foreign exchange which can be discretionally converted by each FIE is temporarily determined as 100% (SAFE may adjust such scale as necessary). So regulation wise FIEs no longer needs to report the use of its RMB before or after a conversion which are required by previous Circular 142 and Circular 88. However, actually SAFE and the banks are experiencing a transitional period in this regard, so for the time being, most banks still need the FIEs to report their proposed use of the RMB to be converted from foreign exchanges, as well as the actual use of the RMB obtained in the last conversion. Certainly, the transitional period will not be too long and therefore optimistically from the year of 2016, the report obligation will no longer be required.

(2)	Foreign currency-denominated capital no longer needs to be verified by an accounting firm before converting into RMB.

(3)	As stipulated in Circular 19, the use of capital by FIEs shall follow the principles of authenticity and self-use within the business scope of enterprises, shall not be used for the following purposes:

a)	it shall not be directly or indirectly used for the payment beyond the business scope of the enterprises or the payment prohibited by national laws and regulations;

b)	it shall not be directly or indirectly used for investment in securities unless otherwise provided by laws and regulations;

c)	it shall not be directly or indirectly used for granting the entrust loans in RMB (unless permitted by the scope of business), repaying the inter-enterprise borrowings (including advances by the third party) or repaying the bank loans in Renminbi that have been sub-lent to the third party; and

d)	it shall not be used for paying the expenses related to the purchase of real estate not for self-use, except for the foreign-invested real estate enterprises.

On May 10, 2013, SAFE released Circular 21, which came into effect on May 13, 2013; also, on February 13, 2015 SAFE published Circular 13 (Circular of the State Administration of Foreign Exchange on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies ) to update some measures stipulated in Circular 21. According to Circular 21, SAFE has significantly simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances. Meanwhile, Circular 13 has further simplified foreign exchange administration procedures, most important among which is that SAFE delegated foreign exchange registration to the banks, meanwhile the related registration approval by SAFE has been annulled.

Even with more and more open policy toward FDI and FIEs, Circulars mentioned above may still have some limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by the Ministry of Commerce of China, or MOFCOM, or its local counterpart. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to use the proceeds of this offering and capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

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Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our common shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market. Although the RMB strengthened against the U.S. dollar over the last five years, the RMB’s significant weakening against the U.S. dollar since July 2015 has largely undone such prior increases.

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We reflect the impact of currency translation adjustments in our financial statements under the heading “accumulated other comprehensive income (loss).” For the six months ended June 30, 2015 and 2014, we had foreign currency translation gain adjustment of $89,965 and $79,683, respectively. For the years ended December 31, 2014 and 2013, we had foreign currency translation loss adjustments of $56,001 and foreign exchange gain adjustments of $258,456, respectively. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to penalties and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.

The SAFE promulgated the Notice on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Notice 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to material change of capitalization or structure of the PRC resident itself (such as capital increase, capital reduction, share transfer or exchange, merger or spin off). As of October 16, 2015, the 9 of our 10 shareholders who are Chinese residents have completed the registration with SAFE under this Notice.

Failure to comply with the Individual Foreign Exchange Rules relating to the overseas direct investment or the engagement in the issuance or trading of securities overseas by our PRC resident stockholders may subject such stockholders to fines or other liabilities.

Other than Notice 37, our ability to conduct foreign exchange activities in the PRC may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the ‘‘ Individual Foreign Exchange Rules ’’). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions. PRC individuals who fail to make such registrations may be subject to warnings, fines or other liabilities.

We may not be fully informed of the identities of all our beneficial owners who are PRC residents. For example, because the investment in or trading of our shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, it is unlikely that we will know the identity of all of our beneficial owners who are PRC residents. Furthermore, we have no control over any of our future beneficial owners and we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the Individual Foreign Exchange Rules.

It is uncertain how the Individual Foreign Exchange Rules will be interpreted or enforced and whether such interpretation or enforcement will affect our ability to conduct foreign exchange transactions. Because of this uncertainty, we cannot be sure whether the failure by any of our PRC resident stockholders to make the required registration will subject our PRC subsidiaries to fines or legal sanctions on their operations, delay or restriction on repatriation of proceeds of this offering into the PRC, restriction on remittance of dividends or other punitive actions that would have a material adverse effect on our business, results of operations and financial condition.

Chinese economic growth slowdown may cause negative effect to our business.

Since 2014, Chinese economic growth has been slowing down from double-digit GDP speed. This situation has impacted many types of service industries, such as restaurant and tourism, and some manufacturing industry. Our business operations in China mainly rely on the pharmaceutical industry, which is less influenced by economic growth slowdown than service industries. However, if China's economic growth continues to slow down, then our pharmaceutical engineering installation will be adversely affected due to the slow expansion or shrinkage of the pharmaceutical industry. Recession in the steel industry on the other hand may cause us to benefit from decreased material costs.

Risks Related to Our Corporate Structure and Operation

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and The NASDAQ Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

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We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our common shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

An insufficient amount of insurance could expose us to significant costs and business disruption.

While we have purchased insurance to cover our certain assets and property of our business, the amounts and scope of coverage could leave our business inadequately protected from loss. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

Land-use rights policy may cause significantly adverse effect to our operation.

China has very conservative land ownership and land use policy. All the lands in China are either belonging to the nation or collective units. Currently, our PRC entities’ new office buildings are in construction on the land we leased from Dalangqiao Village, which is a collective unit and legal owning the land acknowledged by the local government. Therefore, the new offices will not be under the risk of being identified as illegal building, and we can continue its use of the new office as long as the lease do not expire or be terminated. However, since under PRC laws the building registration shall be in consistency with the land use right of the land it occupies, which will stay collectively owned by the members of the Dalangqiao Village, our PRC entities will not get Property Ownership Certificate in relation to the buildings of the new office, thus brings risks that our PRC entities may not be able to use the new office if any dispute arises between the company and the members of the Dalangqiao Village which adversely effects, annuls, or even worse brings termination to the lease.

Unqualified individual subcontractors may bring joint liability to us.

Currently, subcontract is a regular and normal business operation in China. Our PRC entities Xibolun Equipment and Xibolun Automation also do so and subcontract several ancillary part of their works to third party contractors in their construction projects, which involve certain individual contractors. According to Construction Law and Qualification Standard for Labor Subcontracting in Construction Business of the PRC, individual contractors are not in a position to obtain any qualification of labor subcontracting. So the subcontracting contracts by Xibolun Equipment and Xibolun Automation to such individual contractors are under the risk of being declared of avoidance of qualification by applicable courts. And since Article 29 of the Construction Law requires that “the overall contractors and subcontractors shall bear joint responsibilities to project owners for the subcontracted projects”, Xibolun Equipment and Xibolun Automation may jointly bear the subsequences incurred by the illegitimate subcontracting to the individuals.

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Risks Related to Our Initial Public Offering and Ownership of Our Common Shares

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our stock price may be more volatile.

 Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Entities controlled by our employees, officers and/or directors will control a majority of our common shares, decreasing your influence on shareholder decisions.

Assuming the sale of the maximum offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately           % of our outstanding shares. Assuming the sale of the minimum offering, entities controlled by our employees, officers and/or directors will, in the aggregate, beneficially own approximately              % of our outstanding common shares. As a result, our employees, officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

As a “controlled company” under the rules of The NASDAQ Capital Market, we may exempt our company from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our principal shareholder will beneficially own a majority of the voting power of our outstanding common shares. Under the Rule 4350(c) of The NASDAQ Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors to be independent, as defined in The NASDAQ Capital Market rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the "controlled company" exemption under The NASDAQ Capital Market rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of The NASDAQ Capital Market corporate governance requirements.

If we elect to follow certain NASDAQ Capital Market rules available to foreign private issuers, our company could fail to meet corporate governance standards applicable to U.S. domestic issuers.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

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If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, beginning with our 2015 annual report on Form 20-F to be filed in 2016, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we are no longer an “emerging growth company,” which may be up to five full years following the date of this offering. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The market price of our common shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our common shares will be determined through negotiations between the Placement Agent and us and may vary from the market price of our common shares following our initial public offering. If you purchase our common shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our common shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our common shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and other operating results;
•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

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•	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
•	lawsuits threatened or filed against us; and
•	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are not no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, and other general corporate purposes, including paying tax due, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common shares if the market price of our common shares increases.

There may not be an active, liquid trading market for our common shares.

Prior to this offering, there has been no public market for our common shares. An active trading market for our common shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and the Placement Agent based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds allocated for purchases, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Spartan Securities Group, Ltd., our placement agent, is offering our shares on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone to purchase all or any of the shares offered. If offers to purchase a minimum of                       shares are not received on or before                       , 2016, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds.

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We will incur increased costs as a result of being a public company.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. For example, we must now engage U.S. securities law counsel and U.S. GAAP auditors that we did not require prior to this offering, and we will have annual payments for listing on a stock exchange if we are so listed. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. While it is impossible to determine the amounts of such expenses in advance, we expect that we will incur additional expenses of between $500,000 and $1 million per year that we did not experience prior to commencement of this offering.

Our classified board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2016, 2017 and 2018. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year the shareholders elect one class of directors. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our common shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. An aggregate of 12,000,000 shares will be outstanding immediately before the consummation of this offering and        shares will be outstanding immediately after this offering, if the maximum offering is raised. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our common shares. Assuming the completion of the minimum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $                        or approximately                       % in the pro forma net tangible book value per share from the price per share that you pay for the shares. Assuming the completion of the maximum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $                        or approximately                       % in the pro forma net tangible book value per share from the price per share that you pay for the common shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

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The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if the shareholders are dissatisfied with the conduct of our affairs.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders other than the provisions of the BVI Business Companies Act dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, our amended and restated memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the articles and memorandum.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

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Use of Proceeds

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $8,552,143 from this offering if the minimum offering is sold and approximately $18,152,143 if the maximum offering is sold. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors – We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering. We expect to devote any funds raised over the minimum offering amount to our working capital needs, including devoting further resources to the below uses of proceeds.

Description of Use	Estimated Amount of Net Proceeds (Minimum Offering)	Estimated Amount of Net Proceeds (Maximum Offering)
Expansion of installation services	$3,500,000	$8,200,000
Development of repair and maintenance business (1)	1,300,000	3,500,000
Establishment of on-line store of products and services	810,000	2,750,000
Working capital and payment of taxes due (2)	2,520,000	3,100,000
Personnel expenses, SOX compliance	422,143	602,143
Total	$8,552,143	$18,152,143

(1)	We started our repair and maintenance service business in 2015. We provide pharmaceutical manufacturers repair and maintenance services after the expiration of their product and installation service warranties. We have established a repair and maintenance center in Nanjing, Jiangsu Province to cover Eastern China (Jiangsu Province, Zhejiang Province, Anhui Province and Shanghai) with an investment of RMB 2,452,684 (approximately $400,000). Over the next 3 years, we plan to use a portion of the net proceeds of this offering to establish five additional repair and maintenance centers in Shanghai, Beijing, Nanjing, Chengdu and Linyi respectively to cover Central China, Northeastern China, Northern China, Southern China, and Northwestern China, with Shanghai being the center. We anticipate that the proceeds of this offering will be sufficient to fund these new centers. To the extend we raise proceeds upon maximum offering, we would further devote more proceeds to increase the size and scope of each repair and maintenance center.

(2)	We anticipate using a portion of this offering to settle taxes due for the company. The amount of taxes due is not presently determinable, and may exceed the amount allocated to this item. To the extent this is the case, we anticipate using operating cash flows from the company to cover such shortfall. However we cannot guarantee that such operating cash flows will be available. (See “Risk Factors - We may incur liability for unpaid taxes, including interest and penalties.” and “Risk Factors - We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.”)

In order to grow our installation services business, we need to be able to perform more projects at the same time. Due to limited unrestricted cash to pay for advances to subcontractors in different projects, we are generally limited to two projects at the same time. With the proceeds from this offering, we will aim to conduct two to four more projects simultaneously. As the capacity to perform more projects at the same time increases, we plan to add three more branch offices with six new employees for sales or technology support to each new office to guarantee our services to clients. We expect the new branch offices will be located in Linyi in Shandong Province, Chengdu in Sichuan Province and Nanjing in Jiangsu Province (in addition to the current one in Nanjing) respectively. We currently do not have any plans to expand our installation services through acquiring any assets or businesses.

In addition, we intend to establish an online store for our products and services with the net proceeds from this offering. With help from an unrelated third-party web design and maintenance company, we will establish our own online store in the form of a Business-to-Business platform. We will also develop our own operation administration, internet technology team, online store maintenance offices, product storage, and logistic and delivery center to provide our customers with online consulting, online ordering, delivery, installation, and after-sales service. We plan to begin by building our online store team and facilities to conduct market research and analysis about online store operation. When we complete our analysis, we will establish our actual online store of products and services. In the process, we will build and maintain our platform website, test and promote the website and put it into daily operation. We will also provide initial consulting services regarding our holistic production technique solution services for pharmaceutical engineering and food manufacturing systems. We currently do not have any plans to use any third-party online stores as our platform for online service. Also, we do not currently plan to establish our online store through acquiring any assets or businesses.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our common shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are discussed in more detail in “Taxation.”

Dividend Policy

We have never declared or paid any cash dividends on our common shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Under British Virgin Islands law, we may only pay dividends from surplus (the excess, if any, at the time of the determination of the total assets of our company over the sum of our liabilities, as shown in our books of account, plus our capital), and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital.

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If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries. Current PRC regulations permit our PRC subsidiaries to pay dividends to HK Xibolun only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Our subsidiaries in China are required to set aside statutory reserves and have done so.

In addition, pursuant to the EIT Law and its implementation rules, dividends generated after January 1, 2008 and distributed to us by our PRC subsidiaries are subject to withholding tax at a rate of 10% unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations in China may be used to pay dividends to our company.

Exchange Rate Information

Our financial information is presented in U.S. dollars. Our functional currency is Renminbi (“RMB”), the currency of the PRC. Transactions which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than the RMB are included in statements of operations as foreign currency transaction gains or losses. Our financial statements have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”, which was subsequently codified within ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity. The relevant exchange rates are listed below:

	For the six months		For the years
	ended June 30,		ended December 31,
	2015	2014	2015	2014
Period Ended RMB: USD exchange rate	6.1088	6.1564	6.4917	6.1460
Period Average RMB : USD exchange rate	6.1254	6.1419	6.2288	6.1457

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. We do not currently engage in currency hedging transactions.

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The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. (www.oanda.com).

	Midpoint of Buy and Sell Prices for U.S. Dollar per RMB
Period	Period-End	Average	High	Low
2011	6.3540	6.4633	6.6357	6.3318
2012	6.3090	6.3115	6.3862	6.2289
2013	6.1090	6.1938	6.3087	6.1084
2014	6.1484	6.1458	6.2080	6.0881
2015	6.4917	6.2288	6.4917	6.0933
January	6.1732	6.1390	6.1732	6.1172
February	6.1646	6.1509	6.1732	6.1398
March	6.1197	6.1429	6.1646	6.1197
April	6.0993	6.1075	6.1175	6.0993
May	6.1065	6.1015	6.1098	6.0933
June	6.1076	6.1109	6.1210	6.1036
July	6.2098	6.1136	6.2098	6.1047
August	6.3771	6.3333	6.4129	6.2096
September	6.3568	6.3685	6.3836	6.3559
October	6.3185	6.3503	6.3600	6.3185
November	6.3982	6.3703	6.3982	6.3181
December	6.4917	6.4509	6.4917	6.3980
2016 (through February 3, 2016)	6.5782	6.5689	6.6058	6.5023
January	6.6058	6.5678	6.6058	6.5023
February (through February 3, 2016)	6.5782	6.5809	6.5854	6.5782

As of February 3, 2016, the exchange rate was RMB 6.5782 to $1.00. Over the past several years, the Renminbi has moved from a period of being tightly linked to the U.S. dollar to a period of revaluation and strengthening against the dollar. Since July 2015 the Renminbi has experienced a period of significant weakening against the U.S. dollar, as seen in the chart below.

RMB:USD Exchange Rate

Capitalization

The following tables set forth our capitalization as of June 30, 2015 on a pro forma as adjusted basis giving effect to the sale of the minimum and maximum offering at an assumed public offering price of $                       per share and to reflect the application of the proceeds after deducting the estimated placement fees. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

Minimum Offering (     Common Shares)

U.S. Dollars

	As of June 30, 2015
	Actual	Pro forma (1)
Assets:
Current Assets	$15,778,357	$
Other Assets	11,390,642
Total Assets	$27,168,999

Liabilities:
Current Liabilities	$12,498,213
Other Liabilities	—
Total Liabilities	$12,498,213

Shareholder’s Equity:
Common shares $0.001 par value per share, 50,000,000 shares authorized, 12,000,000 shares issued and outstanding, actual; 50,000,000 shares authorized, 14,000,000 shares issued and outstanding, pro forma	$12,000
Additional paid-in capital (2)	119,970
Retained earnings	13,966,529
Accumulated other comprehensive income	572,287
Total shareholders’ equity	14,670,786
Total Liabilities and Shareholders’ Equity	$27,168,999	$

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(1)	Gives effect to (i) our recapitalization completed as of April 29, 2015, pursuant to which we have 12,000,000 common shares issued and outstanding and 50,000,000 authorized prior to completion of this offering and (ii) the sale of the minimum offering, as applicable, at an assumed public offering price of $ per share and to reflect the application of the proceeds after deducting the estimated placement discounts (4% commission), and our estimated offering expenses. (See note 2 below.)

(2)	Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting placement discount, Placement Agent expense allowance and approximately $837,857 in other expenses. In a minimum offering, we expect to receive net proceeds of approximately $8,552,143 ($10,000,000 offering, less placement discount of $400,000, accountable expense allowance of $210,000 and offering expenses of $837,857).

Maximum Offering (                 Common Shares)

U.S. Dollars

	As of June 30, 2015
	Actual	Pro forma (1)
Assets:
Current Assets	$15,778,357	$
Other Assets	11,390,642
Total Assets	$27,168,999

Liabilities:
Current Liabilities	$12,498,213
Other Liabilities	—
Total Liabilities	$12,498,213

Shareholder’s Equity:
Common shares $0.001 par value per share, 50,000,000 shares authorized, 1,200,000 shares issued and outstanding, actual; 50,000,000 shares authorized, 15,000,000 shares issued and outstanding, pro forma	$12,000
Additional paid-in capital (2)	119,970
Retained earnings	13,966,529
Accumulated other comprehensive income	572,287
Total shareholders’ equity	14,670,786
Total Liabilities and Shareholders’ Equity	$27,168,999	$

(1)	Gives effect to (i) our recapitalization completed as of April 29, 2015, pursuant to which we have 12,000,000 common shares issued and outstanding and 50,000,000 authorized prior to completion of this offering and (ii) the sale of the maximum offering, as applicable, at an assumed public offering price of $ per share and to reflect the application of the proceeds after deducting the estimated placement discounts (4% commission), and our estimated offering expenses. (See note 2 below.)

(2)	Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting placement discount, Placement Agent expense allowance and approximately $837,857 in other expenses. In a maximum offering, we expect to receive net proceeds of approximately $18,152,143 ($20,000,000 offering, less placement discount of $800,000 , accountable expense allowance of $210,000 and offering expenses of $837,857 ).

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Dilution

If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price per common share and the pro forma net tangible book value per common share after the offering. Dilution results from the fact that the per common share offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. Our net tangible book value attributable to shareholders at June 30, 2015 was $14,670,786 or approximately $1.22 per common share, based on 12,000,000 common shares outstanding as of June 30, 2015. Net tangible book value per common share as June 30, 2015 represents the amount of total assets less intangible assets and total liabilities, divided by the number of common shares outstanding, giving effect to completion of (1) a simultaneous (a) 1,000-for-1 split of our common shares and (b) issuance of 15,000,000 common shares and (2) pro-rata repurchase for par value of 4,000,000 total shares. At completion of such transaction, we had 12,000,000 shares issued and outstanding. We present such net tangible book value per common share based on 12,000,000 shares as of June 30, 2015.

If the minimum offering is sold, we will have                common shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2015, will be approximately $               or $               per common share. This would result in dilution to investors in this offering of approximately $               per common share or approximately        % from the assumed offering price of $               per common share. Net tangible book value per common share would increase to the benefit of present shareholders by $               per share attributable to the purchase of the common shares by investors in this offering.

If the maximum offering is sold, we will have                common shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after June 30, 2015, will be approximately $               or $               per common share. This would result in dilution to investors in this offering of approximately $               per common share or approximately        % from the assumed offering price of $               per common share. Net tangible book value per common share would increase to the benefit of present shareholders by $               per share attributable to the purchase of the common shares by investors in this offering.

The following table sets forth the estimated net tangible book value per common share after the offering and the dilution to persons purchasing common shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering (1)	Maximum Offering (2)
Assumed offering price per common share	$	$
Net tangible book value per common share before the offering	$	$
Increase per common share attributable to payments by new investors	$	$
Pro forma net tangible book value per common share after the offering	$	$
Dilution per common share to new investors	$	$

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(1)	Assumes gross proceeds from offering of common shares.
(2)	Assumes gross proceeds from offering of common shares.

Post-Offering Ownership

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering under alternative minimum and maximum offering assumptions, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased			Total Consideration			Average Price
	Amount	Percent		Amount	Percent		Per Share
MINIMUM OFFERING
Existing shareholders			%	$		%	$
New investors			%	$		%	$
Total		100.0%			$100.0%		$

	Shares Purchased			Total Consideration			Average Price
	Amount	Percent		Amount	Percent		Per Share
MAXIMUM OFFERING
Existing shareholders			%	$		%	$
New investors			%	$		%	$
Total		100.0%			$100.0%		$

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are engaged in the manufacture of fluid equipment including valves, pipe fittings and others, with particular emphasis on the manufacture and installation of intelligentized valves, used in the pharmaceutical, biological, food and beverage, and other clean industries. Our products and services are primarily used in pharmaceutical engineering construction.

In addition to selling our products to third parties for installation, we also provide installation services for our customers in China. A significant majority of our revenues have come from these installation services. We anticipate that we will continue to derive significant income from our installation services, both of our products and those purchased from third parties. The profit margins associated with installing our customized valve and pipe fitting designs have historically been higher than those associated with the sale of our products for installation by third parties.

(1)	Installation services . We specialize in installing valves and pipes with skilled and experienced workers and professional equipment. Revenues from installation services were approximately 87%, 84%, 73% and 94% of our total revenues for the six months ended June 30, 2015 and for the years ended December 31, 2014, 2013 and 2012, respectively.

(2)	Fluid equipment . We develop and manufacture valves and pipe fittings for use in pharmaceutical, biological, food and beverage, and other clean industries with an established sales and distribution network. Revenues from the sales of fluid equipment constitute approximately 13%, 16%, 27% and 6% of our total revenues for the six months ended June 30, 2015 and for the years ended December 31, 2014, 2013 and 2012, respectively.

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Results of Operations

Overview

The following table presents an overview of our results of operations for the six months ended June 30, 2015 and 2014 and the years ended December 31, 2014 and 2013.

	Six months ended June 30,		Changes		Years Ended December 31,		Changes
	2015	2014	($)	(%)	2014	2013	($)	(%)
Revenues	9,123,278	7,830,546	1,292,732	17%	16,734,593	14,380,488	2,354,105	16%
Cost of sales	5,693,670	5,049,697	643,973	13%	10,642,093	9,186,009	1,456,084	16%
Gross profit	3,429,608	2,780,849	648,759	23%	6,092,500	5,194,479	898,021	17%
General and administrative	573,706	16,236	557,470	3434%	177,703	692,529	(514,826)	(74)%
Research and development expense	20,554	21,565	(1,011)	(5)%	40,606	19,361	21,245	110%
Selling expense	637,940	500,001	137,939	28%	1,098,365	762,576	335,789	44%
Income from operations	2,197,408	2,243,047	(45,639)	(2)%	4,775,826	3,720,013	1,055,813	28%
Other income	(2,877)	19,538	(22,415)	(115)%	5,083	15,941	(10,858)	(68)%
Interest expense	(30,118)	(22,070)	(8,048)	36%	(70,496)	(34,261)	(36,235)	106%
Income before income taxes	2,164,413	2,240,515	(76,102)	(3)%	4,710,413	3,701,693	1,008,720	27%
Income taxes	608,509	631,741	(23,232)	4%	1,299,403	648,508	650,895	100%
Net income	1,555,904	1,608,774	(52,870)	(3)%	3,411,010	3,053,185	357,825	12%
Foreign currency translation gain (loss)	89,965	79,683	10,282	13%	(56,001)	258,456	(314,457)	(122)%
Comprehensive income	1,645,869	1,688,457	(42,588)	(3)%	3,355,009	3,311,641	43,368	1%

Revenue

The following table sets forth the breakdown of our revenue for the six months ended June 30, 2015 and 2014 and for the years ended December 31, 2014 and 2013, respectively:

	Six months ended June 30,				Changes	Changes
	2015	%	2014	%	($)	(%)
Installation service	7,970,092	87%	6,255,393	80%	1,714,699	27%
Fluid equipment sales	1,153,186	13%	1,575,153	20%	(421,967)	(27)%
Total revenue	9,123,278		7,830,546

	Years ended December 31,				Changes	Changes
	2014	%	2013	%	($)	(%)
Installation service	13,973,998	84%	10,470,833	73%	3,503,165	33%
Fluid equipment sales	2,760,595	16%	1,408,755	10%	1,351,840	96%
Fluid equipment control system sales	-	-	2,500,900	17%	(2,500,900)	(100)%
Total revenue	16,734,593		14,380,488

Revenue from installation service was $7,970,092 and $6,255,393 for the six months ended June 30, 2015 and 2014, respectively, representing an increase approximately of $1.7 million due to higher revenue earned from individual contract in the first six months of fiscal 2015. The details are illustrated in the table below:

	Number of Projects	Average Project Revenue (USD)
First half of 2015	4	$2.0 million
First half of 2014	3	$2.1 million

Revenue from installation service was $13,973,998 and $10,470,833 for the years ended December 31, 2014 and 2013, respectively, representing an increase approximately of $3.5 million, because the Company completed more contracts during fiscal 2014. The details are illustrated in the table below:

	Number of Projects	Average Project Revenue (USD)
2014	8	$1.7 million
2013	6	$1.7 million

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For the six months ended June 30, 2015 and 2014, revenue from sales of our fluid equipment was $1,153,186 and $1,575,153, respectively, representing a decrease approximately of $0.4 million due to lower price. For the years ended December 31, 2014 and 2013, revenue from sales of our fluid equipment was $2,760,595 and $1,408,755, respectively, representing an increase approximately of $1.4 million due to higher sales volume.

Revenue from fluid equipment control systems trading was $Nil and $2,500,900 for the years ended December 31, 2014 and 2013, respectively. The Company completed an order for a customized fluid equipment control system in fiscal 2013 and did not receive any such order in fiscal 2014. The Company will continue to look for opportunities in the customized fluid equipment control system market. In 2013, the Company sold the fluid equipment control system to overseas customers. The terms of sales contract are similar to a standard product sales agreement. The Company assembled and installed the fluid equipment controlling system, completed the inspection and testing of the system, in addition, the Company is responsible for developing specifications for its product, setting up contract price and delivering product to its customer, bore all the inventory risk and credit risk, therefore the Company is the primary obligor of the transaction in accordance with ASC 605-45-45.

Cost of revenue

The following table presents a breakdown of our cost of revenue for the six months ended June 30, 2015 and 2014 and for the years ended December 31, 2014 and 2013.

	Six months ended June 30,				Changes	Changes
	2015	%	2014	%	($)	(%)
Installation service	4,703,233	83%	3,705,019	73%	998,214	27%
Fluid equipment sales	990,437	17%	1,344,678	27%	(354,241)	(26)%
Total cost of revenue	5,693,670		5,049,697

	Years ended December 31,				Changes	Changes
	2014	%	2013	%	($)	(%)
Installation service	8,381,622	79%	6,509,617	71%	1,872,005	29%
Fluid equipment sales	2,260,471	21%	1,150,942	12%	1,109,529	96%
Fluid equipment control system sales	-	-	1,525,450	17%	(1,525,450)	(100)%
Total cost of revenue	10,642,093		9,186,009

For six months ended June 30, 2015, our cost of installation services were $4,703,233, representing an increase of 27% from the same period of last year, due to a 27% increase in the installation revenue in the first half of fiscal 2015. For fiscal 2014 and 2013, cost of installation services were $8,381,622 and $6,509,617, respectively, representing an increase of $1.9 million, which was consistent with the 33% increase in the installation revenue in fiscal 2014.

Due to a 27% decrease in revenue from sales of fluid equipment sales in the first six months of fiscal 2015, our cost of our fluid equipment sales decreased by 26% to $990,437 for the first half of fiscal 2015. For fiscal 2014 and 2013, cost of our fluid equipment sales were $2,260,471 and $1,150,942, respectively, representing an approximate increase of $1.1 million, which resulted from more valves and pipes were sold during fiscal 2014.

We recognized $Nil and $1,525,450 in cost of Fluid equipment controlling system trading in fiscal 2014 and 2013, respectively. The Company did not have fluid equipment control systems sales in fiscal 2014.

Gross profit

The following table presents the gross profit of our businesses for the six months ended June 30, 2015 and 2014 and for the years ended December 31, 2014 and 2013:

	Six months ended June 30,				Changes	Changes
	2015	%	2014	%	($)	(%)
Installation service	3,266,859	41%	2,550,374	41%	716,485	28%
Fluid equipment sales	162,749	14%	230,475	15%	(67,726)	(29)%
Gross profit	3,429,608	38%	2,780,849	36%

	Years ended December 31,				Changes	Changes
	2014	%	2013	%	($)	(%)
Installation service	5,592,376	40%	3,961,216	38%	1,631,160	41%
Fluid equipment sales	500,124	18%	257,813	18%	242,311	94%
Fluid equipment control system sales	-	-	975,450	39%	(975,450)	(100)%
Gross profit	6,092,500	36%	5,194,479	36%

Gross profit from installation service increased by 28% or approximately $0.7 million for the six months ended June 30, 2015 compared to the same period of 2014 and increased by 41% or approximately $1.6 million for fiscal 2014 as compared to fiscal 2013. The gross profit percentage for fiscal 2014 increased 2% from fiscal 2013, primarily because the Company was able to charge high margin on the installation projects. The gross profit percentage for six months ended June 30, 2015 and 2014 were consistent at 41%.

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Gross profit from our fluid equipment sales had a slight decrease in the first six months of fiscal 2015 as compared to the same period of 2014 and increased approximately by $0.2 million for fiscal 2014 as compared to fiscal 2013, which is consistent with the changes in our revenue in the related periods. Our selling prices for the fluid equipment were consistent in fiscal 2014 and 2013, so the gross profit percentage consistently remained 18% for both fiscal 2014 and 2013. Due to lower price in the first half of 2015, the gross profit percentage from fluid equipment sales reduced from 15% in the first half of 2014 to 14% in the first half of fiscal 2015.

Fluid equipment control systems trading contributed $975,450 gross profit during fiscal 2013. HK Xibolun bought and sold fluid equipment control systems offshore. The Company did not have fluid equipment control system sales in fiscal 2014.

Expenses

	Six months ended June 30,				Changes	Changes
	2015	%	2014	%	($)	(%)
General and administrative expenses	573,706	46%	16,236	3%	557,470	3434%
Research development expenses	20,554	2%	21,565	4%	(1,011)	(5)%
Selling expense	637,940	52%	500,001	93%	137,939	28%
Total operating expense	1,232,200		537,802		694,398	129%

	Years Ended December 31,				Changes	Changes
	2014	%	2013	%	($)	(%)
General and administrative expenses	177,703	13%	692,529	47%	(514,826)	(74)%
Research development expenses	40,606	3%	19,361	1%	21,245	110%
Selling expense	1,098,365	84%	762,576	52%	335,789	44%
Total operating expense	1,316,674		1,474,466		(157,792)	(11)%

General and administrative expenses

For the six months ended June 30, 2015, our general and administrative expenses increased approximately $0.6 million from the same period of 2014. For fiscal 2014, our general and administrative expenses were $177,703, representing an approximate decrease of $0.5 million compared to fiscal 2013. The lower general and administrative expenses in the first half and the whole year of fiscal 2014 was mainly because the Company had a net recovery of $368,713 bad debt expense in fiscal 2014 and a net recovery of $208,490 in the first six months of fiscal 2014. In addition, for the six months ended June 30, 2015, the Company incurred more professional accounting and legal expense in connection with listing on NASDAQ which resulted in higher general and administrative expenses comparing to the same period of fiscal 2014.

Research and development expense

For the six months ended June 30, 2015, our research and development expenses were $20,544, consistent with the research and development expense incurred in the same period of fiscal 2014. For fiscal 2014, our R&D expenses were $40,606, representing an increase of $21,245 comparing to $19,361 research and development expense in fiscal 2013. The Company’s research and development arrangement with Zhejiang University were on fixed fee contract basis and the Company made payments to Zhejiang University withholding $0.15 million because we have not yet put the product into market. There is no other party involved in or provided finance for this contract.

Selling expense

For the six months ended June 30, 2015, our selling expense increased by 28% or approximately $0.1 million from the same period of fiscal 2014, due to higher commission and marketing expense incurred in promoting our installation service. For the fiscal 2014, our selling expenses were $1,098,365, representing a 44% increase from fiscal 2013. The Company incurred more advertising and promotion expense during the fiscal 2014 to promote the valves and pipes sales.

Interest expense

Our interest expenses for the six months ended June 30, 2015 were $30,118, slightly increased by $8,048 from the same period of fiscal 2014. Our interest expenses for fiscal 2014 were $70,496, doubled from fiscal 2013, because the interest expense in fiscal 2013 is offset by more interest income earned from restricted deposits.

Other income (expense)

Other income is used to record our non-operating income, including government grants and others. For the six months ended June 30, 2015, the Company incurred other expense of $2,877. For the year ended December 31, 2014 and 2013, the other income was $5,083 and $15,941 respectively.

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Income taxes

For the six months ended June 30, 2015 and 2014 and for years ended December 31, 2014 and 2013, revenues generated in China were subject to corporate income tax at a unified rate of 25%. The provision for income taxes decreased by $23,232 in the first half of fiscal 2015 compared to the same period of fiscal 2014 and increased by $650,895 in fiscal 2014 compared to fiscal 2013, which are consistent with the increase in the income before taxes. The effective tax rate for six months ended June 30, 2015 and fiscal 2014 were approximately 28%, significantly increased from the effective tax rate of 18% in fiscal 2013, because he Company earned an approximately $1 million operating income in the free trade zone during fiscal 2013 and there was no such income incurred in the free trade zone during fiscal 2014 and the first six months of 2015.

Liquidity and Capital Resources

We have financed our operations primarily through cash provided by operating activities. Our current cash and cash equivalents primarily consist of cash on hand, which are unrestricted as to withdrawal and use and are deposited with banks in China.

As of June 30, 2015, December 31, 2014 and 2013, we had cash and cash equivalents of $115,691, $376,467 and $183,806, respectively. We believe that our current cash, cash flows provided by operating activities and access to help from our related party will be sufficient to meet our working capital needs for at least the next 12 months. However, we do not have any amounts committed to be provided by our related party. We are also not dependent upon this offering to meet our liquidity needs for the next 12 months.

Substantially all of our operations are conducted in China and all of our revenues, expense, cash and cash equivalents are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict its ability to convert RMB into U.S. Dollars.

Since all of the cash balance reported by us as of the latest balance sheet date, June 30, 2015, is foreign cash (RMB), the amount of foreign cash we have is the total amount of our cash, which is $115,691. In addition, we do not have any short term investment.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation. Under PRC law, RMB is currently convertible into U.S. Dollars under a company’s “current account,” which includes dividends, trade and service-related foreign exchange transactions, without prior approval of the State Administration of Foreign Exchange (SAFE), but is not from a company’s “capital account,” which includes foreign direct investments and loans, without the prior approval of the SAFE.

We have never declared or paid any cash dividends to our shareholders. We do not plan to pay any dividends out of our retained earnings for the six months ended June 30, 2015 and for the year ended December 31, 2014. With respect to retained earnings accrued after such date, our Board of Directors may declare dividends after taking into account our operations, earnings, financial condition, cash requirements and availability and other factors as it may deem relevant at such time. Any declaration and payment, as well as the amount, of dividends will be subject to our By-Laws, charter and applicable Chinese and U.S. state and federal laws and regulations, including the approval from the shareholders of each subsidiary which intends to declare such dividends, if applicable.

We have limited financial obligations dominated in US dollars, thus the foreign currency restrictions and regulations in the PRC on the dividends distribution will not have a material impact on the liquidity, financial condition and results of operations of the Company.

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The following table provides information about our working capital and other factors the Company takes into consideration to measure its liquidity as of June 30, 2015, December 31, 2014 and 2013.

Working Capital

	For the six months ended	For the years ended
	June 30, 2015	December 31, 2014	December 31, 2013

Current asset	$15,778,357	$11,738,745	$15,137,355
Current liabilities	12,498,213	$9,764,087	$11,518,525
Working Capital	3,280,144	$1,974,658	$3,618,830

Contract and accounts receivable turnover in days	131	113	90
Contract and accounts receivable turnover ratio	2.80	3.22	4.07
Inventory turnover in days	74	99	110

Our working capital was $3,280,144 as of June 30, 2015, increased approximately $1.2 million from December 31, 2014, mainly due to higher contract receivable and inventory balance as of June 30, 2015. Our working capital was $1,974,658 as of December 31, 2014, decreased approximately by $1.6 million from the working capital as of December 31, 2013. Comparing to December 31, 2013, the lower working capital level as of December 31, 2014 was due to the reduction in inventory balance and collection of the restricted cash. The Company invested more on the facility expansion during fiscal 2014.

For the six months ended June 30, 2015 and for the years ended December 31, 2014 and 2013, our accounts receivable including contract receivable turnover in days were 131 days, 113 days and 90 days, respectively. The increase in the turnover in days was due to the fact that the Company switched its focus from products manufacture to installation service in 2014 and most of the high margin installation contracts were large and complicated projects, which required longer service time and those customers usually made payments in 3 to 6 months after the completion of the projects.

As of June 30, 2015, our net contract receivable balance was $7,068,041 related to our installation projects. Due to the high value of each installation project, it typically takes about 3 to 6 months for the customers to pay off the balances for the installation projects. With the increasing collection efforts, we believe we are able to successfully collect the balance.

As of June 30, 2015, the balances of our net accounts receivable, customer security deposits and net other receivable were $659,336, $1,542, 699 and $206,145, respectively, including the balance aged over 6 months of $53,031, $743,524 and $Nil, respectively. We are confident to collect these balances in accordance with contract terms.

As of December 31, 2014, our total contracts receivable, accounts receivable and customer security deposits amounted to $5,028,311, $297,846 and $1,649,854, respectively. All the balances due as of December 31, 2014 have been fully collected by December 31, 2015.

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Since the income tax payable balance is due on demand, the income tax payable balance is classified as current liability. We are in the process of a settlement discussion with Wenzhou tax authority. Therefore, the exact payment date of this local tax liability is uncertain.

We intend to continue to carefully execute our growth plans and manage market risk. Our anticipated short-term and long-term liquidity requirements primarily include working capital for funding our ongoing operations. We plan to fund our future liquidity requirements from cash provided by operating activities. We currently anticipate that we will be able to meet our needs to fund our operations beyond the next twelve months with operating cash flows and existing cash balances.

Cash Flows

The following table provides detailed information about our net cash flows for the six months ended June 30, 2015 and 2014 and for the years ended December 31, 2014 and 2013.

	Six months ended June 30,		Years ended December 31,
	2015	2014	2014	2013
Net cash provided by (used in) operating activities	$(551,441)	$(2,254,410)	$2,761,714	$3,757,120
Net cash provided by (used in) investing activities	(604,115)	(32,078)	(5,080,901)	(2,027,639)
Net cash provided by (used in) financing activities	892,696	2,562,689	2,512,797	(2,801,140)
Effect of exchange rate changes on cash	2,084	(1,903)	(949)	30,733
Net increase (decrease) in cash	$(260,776)	$274,298	$192,661	$(1,040,926)
Cash at beginning of period	376,467	183,806	183,806	1,224,732
Cash at end of period	$115,691	$458,104	$376,467	$183,806

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2015 was approximately $0.6 million, which was primarily attributable to a net profit around $1.6 million, adjusted for non-cash items for approximately $0.4 million and adjustments for changes in working capital around $2.5 million. The adjustments for changes in working capital mainly included (i) increase in accounts and contract receivable around $2.5 million from recent completed installation projects, (ii) increase in inventory around $0.8 million related to the installation service and (iii) increase in advances to suppliers around $0.7 million for the raw material and subcontractor purchases, which was partially offset by the decrease in advances from customers around $1 million and increase in the tax payable around $0.8 million.

Net cash used in operating activities for the six months ended June 30, 2014 was approximately $2.2 million, which was primarily attributable to a net profit around $1.6 million, adjusted for non-cash items for approximately $0.04 million and adjustments for changes in working capital around $3.9 million. The adjustments for changes in working capital mainly included (i) increase in accounts and contract receivable around $2.4 million from installation projects, (ii) decrease in progress billing around $2.2 million due to collections on the progress billings and (iii) increase in other receivable and prepaid expense by $1.7 million, which was partially offset by the decrease in inventory about $2 million related to installation service.

Net cash provided by operating activities for fiscal 2014 was approximately $2.8 million, which was primarily attributable to a net profit around $3.4 million, adjusted for non-cash items for approximately $0.1 million and adjustments for changes in working capital around $0.7 million. The adjustments for changes in working capital mainly included (i) increase in payments to suppliers around $1.3 million to settle the accounts payable balances, and (ii) increase in progress billing around $2.7 million due to more progress billings, which was partially offset by the decrease in inventory about $1.8 million related to installation service.

Net cash provided by operating activities for fiscal 2013 was approximately $3.8 million, which was primarily attributable to a net profit around $3.1 million, adjusted for non-cash items for approximately $0.7 million and insignificant net adjustments for changes in working capital. The adjustments for changes in working capital mainly included (i) increase in accounts receivable around $3.5 million as most of large installation projects were completed in the end of fiscal 2013 and (ii) increase in inventory around $2.1 million due to more new installation projects under construction at year end, which was partially offset by approximately $1.9 million increase in progress billing from more installation contracts in 2013 , higher accounts payable of $1.7 million, increase of tax payable around $1 million and increase of advance from customers of 0.8 million.

Investing Activities

Net cash used in investing activities was approximately $0.6 million for the six months ended June 30, 2015. It was primarily attributable to the approximately $0.6 million spending on constructing the Company’s new office and manufacturing facility.

Net cash used in investing activities was approximately $0.03 million for the six months ended June 30, 2014. It primarily included an approximately $0.3 million spending on constructing the Company’s new office and a collection of loan to third party of $0.3 million.

Net cash used in investing activities was around $5.1 million for fiscal 2014, representing an increase of $3.1 million compared to the same period of fiscal 2013. The net cash used in investing activities for fiscal 2014 was primarily attributable to the approximately $4.3 million spending on constructing the Company’s new office and manufacturing facility and $1.1 million deposit on the equipment purchase.

Net cash used in investing activities was around $2.0 million for fiscal 2013, which was primarily attributable to (i) around $1 million spending on constructing the Company’s new office and manufacturing facility and (ii) the Company purchased around $0.7 million new equipment.

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Financing activities

Net cash provided by financing activities was around $0.9 million for the six months ended June 30, 2015, which was mainly attributable to the shareholder advance approximately of $0.9 million.

Net cash provided by financing activities was around $2.5 million for the six months ended June 30, 2014 and for the year ended December 31, 2014, which was mainly attributable to decrease in restricted cash of $2.5 million from the collection of restricted cash.

Net cash used in financing activities was around $2.8 million for the year ended December 31, 2013, which was primarily attributable to approximate $2.2 million increase in the restricted cash. As of December 31, 2013, the Company has restricted balance of $2,518,809, which were deposited in the designated accounts by the bank with term from two months to one year.

Loan facility

As of June 30, 2015, we had $820,128 in short-term bank loans. These are bank loans with a one year maturity and must be paid in full upon maturity. We have had good credit performance all the time and believe our current creditors will renew their loans to us after our loans mature as they did in the past. For more details about our debts, please see the Notes to the consolidated financial statements.

Short-term loans consisted of the following as of June 30, 2015, December 31, 2014 and 2013:

Lender	June 30, 2015	Term	Int. Rate/Year
Bank of China Longwan Branch	$237,362	April 21, 2015 to April 20, 2016	6.69%
Bank of China Longwan Branch	103,130	April 21, 2015 to April 20, 2016	6.96%
Bank of China Longwan Branch	225,904	June 08, 2015 to June 1, 2016	6.12%
Bank of China Longwan Branch	106,404	June 08, 2015 to June 1, 2016	6.12%
Wenzhou Bank	147,328	September 19, 2014 to September 19, 2015	9.00%
Total	$820,128

Lender	December 31, 2014	Term	Interest Rate/Year
Bank of China Longwan Branch	$253,824	October 22, 2014 to April 21, 2015	7.00%
Bank of China Longwan Branch	110,641	October 22, 2014 to April 21, 2015	7.28%
Bank of China Longwan Branch	224,536	December 9, 2014 to June 9, 2015	6.44%
Bank of China Longwan Branch	115,522	December 15, 2014 to June 9, 2015	6.44%
Wenzhou Bank	146,437	September 19, 2014 to September 19, 2015	9.00%
Total	$850,960

Lender	December 31, 2013	Term	Interest Rate/Year
Bank of China LongWan Branch	$220,804	April 19,2013 to April 4, 2014	7.02%
Bank of China LongWan Branch	267,419	May 6,2013 to May 5, 2014	7.02%
Bank of China LongWan Branch	225,711	July 2, 2013 to June 19, 2014	7.50%
Bank of China LongWan Branch	267,420	July 2, 2013 to June 19, 2014	7.50%
WenZhou Bank	147,203	September 22, 2013 to September 22, 2014	7.32%
Total	$1,128,557

The loans outstanding were guaranteed by the shareholders’ immediate family members and unrelated third parties. All matured loans have been repaid or refinanced on or prior to the date of maturity.

Obligations Under Material Contracts

The Company leases its main office space under a non-cancelable operating lease agreement. The future minimum rental payments required are as follows:

Twelve months ended June 30, 2015
2015	$119,657
2016	48,024
Total future minimum operating lease payments	$167,681

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Our subsidiary Xibolun Automation was formed and registered in September 24, 2012. Total registered capital of Xibolun Automation is $3 million. As of the date of filing, we have paid $2,040,000 of the $3 million registered capital. The newly amended Corporate Law of China effective on March 1, 2014 repeals minimum registered capital requirements and investment payments time limits. However, the Notice of the Ministry of Commerce on Improving the Administration of Foreign Investment Review, which was issued on June 17, 2014, provides that, “For a foreign investment item approved before March 1, 2014, the investor shall continue to fulfill the investment obligation in accordance with the terms of the original contract or bylaws. If modification is required, the investor may file an application to the competent commerce authority, and the commerce authorities at any level shall review the application in accordance with the relevant requirements of this Notice.” According to Xibolun Automation bylaws amendment, we are required to fund the remaining balance within 60 months after registration date. Therefore, from the legal perspective, we are required to make the final payment by September 23, 2017.

However, since we can reduce our registered capital after submitting the application to local government agency and getting approval, from an accounting perspective, the shortfall between the registered capital and actual shareholder contribution is no longer be treated as obligation for the Company. Therefore, this part is not included in the financial statement.

If Xibolun Automation fails to fund the full amount of registered capital by September 23, 2017, and does not or is not able to reduce the amount of registered capital to the amount that it has paid, HK Xibolun as the sole shareholder will be liable for the balance. When Xibolun Automation is wound up in the future, if its assets are not enough to pay off the liabilities, the creditors will have right to demand HK Xibolun to pay off the remaining debt, with the limit of the unpaid balance of the registered capital.

Capital Expenditures

We have been constructing our new building in C05, Binhai Ind. Park, Dalangqiao Village, Shacheng Town, Longwan District, Wenzhou, Zhejiang Province, China. We spent approximately $6.3 million in construction by December 31, 2014. We plan to invest additional $5 million to complete the construction of this new building and $5 million to renovate it in the next one or two years. We intend to finance this new building with our own internal source of funding and future capital to be raised. However, we do not plan to use any portion of the proceeds from this offering to finance it. There is no external bank loan committed to finance this expansion. If needed, we can adjust or slow down the construction progress and the expansion size based on the availability of capital support.

Originally we planned to use this building as a warehouse, factory, research and development center, showroom, and cafeteria. The factory was planned to expand our production capacity of valves. However, since we have changed our focus from valve manufacture to installation services, we did not have a specific plan to expand our production capacity and the construction was temporarily halted in 2015. Currently, as we plan to expand our installation services, we anticipate the demand of our production will increase. We plan to resume the construction of this building in 2016 according to the original purpose but may comparatively slow down the construction process and limit the expansion size to fit for the production demand.

The following pictures are design sketches:

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Impact of Inflation

We do not believe the impact of inflation on our company is material. Our operations are in China and China’s inflation rates have been relatively stable in the last three years: 1.6% in 2015, 2.06% in 2014 and 2.57% for 2013.

Impact of Foreign Currency Fluctuations

We do not believe the impact of foreign currency fluctuations on our company is material.

Regarding purchase of raw materials, we are subject to commodity price risks arising from price fluctuations in the market prices of the raw materials. We have generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions influenced by the overall economic conditions in China.

Regarding sales, export sales only accounted a small portion of our revenues, and most of export sales contracts are not priced in foreign currency because they were sold to foreign companies’ agents in China. Our export sales for the six months ended June 30, 2015 and fiscal 2014 accounted for less than 1% of total revenue and none of our revenue priced in the foreign currency.

The Company had a one-time transaction in fiscal 2013 for the fluid equipment control system trading business, which was priced in USD and represented 91.1% of export revenue and 17.4% of total revenue in fiscal 2013. The Company does not believe the one time transaction establishes the pattern of export sales.

We have not had any foreign currency investments hedged by currency borrowings or other hedging instruments. We manage our price risks through productivity improvements and cost-containment measures.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the six months ended June 30, 2015 and for the year ended December 31, 2014 and 2013 that have or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Critical Accounting Policies

We believe it is helpful to investors to understand the critical accounting policies underlying our financial statements and the following discussion of our Company’s financial condition and results of operations.

Uses of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during each reporting period.  Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include: the allowances for doubtful accounts, the valuation of inventory, realizability of deferred tax assets, costs to complete contracts, estimated useful lives and fair value in connection with the impairment of property and equipment and accruals for income tax uncertainties.

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Revenue recognition

The Company recognizes revenue from sales of installation contracts to provide installation services for pharmaceutical and beverage companies and sales of valves and other fluid equipment.

Installation contracts: Sales from fixed-price construction contracts are recognized on the completed contract method. This method is used because the typical contract is completed in four months or less, and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of completion method. A contract is considered complete when all costs except insignificant items have been incurred, and the installation is operating according to specifications or has been accepted by the customer. Contract costs include all direct material, subcontract cost, and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Sales of product: sales are recognized at the date of shipment from the Company’s facilities to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, ownership has passed, no other significant obligations of the Company exist and collectability is reasonably assured. Management considers delivery to occur upon shipment provided title and risk have passed to the customer, which is generally when the product is shipped to the customer from the Company’s facility. The Company’s sales revenue consists of the invoiced value of goods, net of value-added tax (“VAT”).

The Company recognizes product revenue and installation revenue separately. The manufacture of fluid equipment comprises two stages: (a) manufacture; and (b) installation. In practice, the Company signs product and installation contracts separately with customers. Customers have the choice to use its own staff or external contractors to install the products. The Company sells the product and provides installation service on a standalone basis, and the price is determined based on the market competitive rate of each unit. No allocation is needed for such circumstances. The Company included the similar wording above in the Note 2 “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” of the updated financial statements.

The Company generally provides a one year warranty period for products sold and installation services performed. No warranty cost provisions were provided as at June 30, 2015, December 31, 2014 and December 31, 2013, because the actual warranty cost incurred was insignificant based on historical experience.

Accounts and Contract Receivables

Accounts and contracts receivable are stated at net realizable value. An allowance for doubtful accounts is established based on the management’s assessment of the recoverability of accounts and other receivables. A considerable amount of judgment is required in assessing the realizability of these receivables, including the current credit worthiness of each customer and the related aging analysis. An allowance is provided for accounts when management has determined that the likelihood of collection is doubtful.

Inventories

Inventories are stated at the lower of cost or market value. Inventories consist of raw materials, finished goods, working in process, low value consumables, and installation projects in process that had not been completed.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of financial risks, including market risk (including currency risk, price risk and cash flow and fair value interest rate risk), credit risk and liquidity risk. Our overall risk management program focuses on preservation of capital and the unpredictability of financial markets and has sought to minimize potential adverse effects on our financial performance and position.

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Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated sales and consolidated costs and expenses are denominated in the RMB. All of our assets are denominated in the RMB. As a result, we are exposed to foreign exchange risk as our sales and results of operations may be affected by fluctuations in the exchange rate between the U.S. Dollar and the RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB sales, earnings and assets as expressed in our U.S. Dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders' equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of stockholders' equity. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions. Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar or the Euro in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market. Although the RMB strengthened against the U.S. dollar over the last five years, the RMB’s significant weakening against the U.S. dollar since July 2015 has largely undone such prior increases.

Interest Rate Risk

Our interest rate risk arises from short and long-term borrowings. As of June 30, 2015, December 31, 2014 and 2013, we had no borrowings with variable rates and we were not exposed to cash flow interest rate risk. Borrowings issued at fixed rates expose us to fair value interest rate risk. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -Cash Flows-Financing Activities-Loan Facility” for our short-term loans as of June 30, 2015, December 31, 2014 and 2013.

As of June 30, 2015, December 31, 2014 and 2013, we had no long-term interest-bearing assets or long-term interest bearing liabilities.

Credit Risk

Our cash and cash equivalents are invested primarily in savings and deposit accounts with original maturities of three months or less. Savings and deposit accounts generate a small amount of interest income.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material effect on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross profit and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products do not increase with these increased costs.

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Business

Corporate Information

Overview

We develop, manufacture and provide customized installation of valves and pipe fittings for use in the pharmaceutical, biological, food and beverage, and other clean industries. We are a highly specialized high-tech enterprise producing, researching, developing and installing valves and pipe fitting products with an established sales and distribution network. We offer our customers comprehensive pipeline design, installation, construction, ongoing maintenance services as well as holistic solution services.

We provide our installation services and valve and pipe fitting products in the following areas:

·	Pharmaceuticals
·	Biology
·	Food
·	Beverage

Our sales network has presence in Shanghai, Wenzhou and Taiwan.

We mainly provide installation services for our customers, although we also sell our products to third parties for installation. A significant majority of our revenues have come from these installation services. We anticipate that we will continue to derive significant income from our installation services, both of our products and those purchased from third parties. The profit margins associated with installing our customized valve and pipe fitting designs have historically been higher than those associated with the sale of our products for installation by third parties.

We specialize in installing valves and pipes for customers that require customized fluid control system solutions. We also specialize in designing and implementing solutions services for industries with a high need for sanitary fluid systems with product manufacture, installation services and after-sales services. Currently, we have customers for our services in the industries of pharmaceuticals, dairy products, water purification, beverage production, cosmetics and chemical industry, and we are looking forward to expanding our customer base in the future to more clean industries.

The Company is located in Wenzhou in the Southeastern Zhejiang Province, which is situated on the south bank of the Ou River, some 19 miles (30 km) from its mouth. The estuary of the Ou River is filled with small islands and mud banks, but the port is accessible by ships of up to about 1,000 tons. The Ou long provided the main transport artery for the mountainous southeastern section of Zhejiang. The Company is adjacent to the Wenzhou airport, train station and international container terminal.

Wenzhou, with its tradition as a commercial city, its dense population, and the scarcity of cultivated land in the region, long has been home to those highly skilled at doing business. Its citizens started their own household businesses and workshops in the early 1970s, and their efforts redoubled later in the decade as China officially began to liberalize economic policy and to move toward more of a market system. This became known as the “Wenzhou model”; there are now tens of thousands of Wenzhou merchants doing business around the country and abroad.

In 1984, Wenzhou was designated one of China’s “open” cities in the new policy of inviting foreign investment, and there has been considerable economic growth in Wenzhou. We are engaged in a permitted industry for foreign investment. Local products now include ceramics, machinery, chemicals, electronics, processed foods, and wearing apparel; shipbuilding is also important. The region’s transportation infrastructure has been greatly improved. A branch rail line, completed in the late 1990s, links the city with the Zhejiang-Jiangxi trunk line at Jinhua. Expressways northeast to Ningbo and northwest to Jinhua opened for traffic in the early 21st century. Newer and larger port facilities also have been constructed, including docks near the mouth of the Ou River with berths capable of accommodating 10,000-ton ships. The city’s airport, on the seacoast, provides scheduled flights to many cities in the country. The population was 3,0395,00 according to the 2010 Chinese Census.

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Principal Activities

Below is a brief summary of principal activities of our Company since its formation.

•	January 25, 2005, Xibolun Equipment was incorporated.
•	June 14, 2011, HK Xibolun is formed in accordance with laws and regulations of Hong Kong.
•	July 21, 2011, HK Xibolun acquired 30% ownership interest of Xibolun Equipment.
•	May 29, 2012, Hebron Technology is established under the laws of the British Virgin Islands as a holding company.
•	September 24, 2012, Xibolun Automation is incorporated.
•	December 5, 2012, HK Xibolun acquired 100% ownership interest of Xibolun Automation from Hebron Technology, Xibolun Equipment, and Zhejiang Xibolun.
•	October 22, 2012 Hebron Technology acquired 100% ownership interest of HK Xibolun. As a result, HK Xibolun became a wholly owned subsidiary of Hebron Technology.
•	July 29, 2013, Mr. Anyuan Sun transferred his 70% ownership interest in Xibolun Equipment to Xibolun Automation.

Main Categories of Products and Services

We provided installation services and fluid equipment sales for the years ended December 31, 2015, 2014 and 2013. We also provided fluid equipment control system sales for the year ended December 31, 2013. We did not provide fluid equipment control system sales for the years ended December 31, 2015 or 2014.

New Products and Services

We have developed an intelligent process control valve through our collaboration with Zhejiang University. We provided a limited number of these products to existing customers for trial use in December 2013 in order to collect quality and reliability data for the product. The customers can pay us after 2 years of use if they are satisfied with the product, or return it to us otherwise. Once we are satisfied with the feedback from the customers and decide that the product is stable enough to be distributed more widely, we will start to produce it and sell it on a large scale. Currently we are still collecting data from our customers who use it. It may take more than 2 years to collect sufficient data to make this determination.

We started the business of repair and maintenance services in 2015. It is provided to pharmaceutical manufacturers after the expiration of warranty about products and installation services. We have established a repair and maintenance center in Nanjing, Jiangsu Province to cover Eastern China (Jiangsu Province, Zhejiang Province, Anhui Province and Shanghai) with investment of RMB 2,452,684 (approximately $400,000). Over the next 3 years, we plan to establish five additional repair and maintenance centers in Shanghai, Beijing, Nanjing, Chengdu and Linyi respectively to cover Central China, Northeastern China, Northern China, Southern China, and Northwestern China, with Shanghai being the center.

Corporate Structure

Below is a chart representing our current corporate structure:

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Organization and description of business

Hebron Technology

Hebron Technology Co., Ltd. (“Hebron Technology” or the “Company”), through its subsidiaries, is engaged in the manufacture of fluid equipment and installation service for pharmaceutical engineering construction in the People’s Republic of China. Beginning with the commencement of its installation services business in 2012, the Company has transformed from a manufacturing oriented products company into a services oriented company.

Hebron Technology is a limited company established under the laws of the British Virgin Islands on May 29, 2012 as a holding company. Mr. Anyuan Sun, the Chairman of the Board and CEO of the Company, is the ultimate controlling shareholder (the "Controlling Shareholder”) of the Company. The Company has an indefinite term. The agent of the Company in the United States is Mr. Yung Kong Chin, 136-40 39th Avenue, 602B Garden Plaza, Flushing New York, 11354.

As part of the reorganization as described below (the “Reorganization”), the Company became the ultimate parent company of (i) Hong Kong Xibolun Technology Limited (“HK Xibolun”), (ii) Wenzhou Xibolun Fluid Equipment Co., Limited (“Xibolun Equipment”) and (iii) Zhejiang Xibolun Automation Project Technology Co., Ltd. (“Xibolun Automation”), which were all controlled by the Controlling Shareholder before the Reorganization.

Xibolun Equipment

The predecessor of the Company, Xibolun Equipment was incorporated on January 25, 2005. Currently, 30% of its equity is held by HK Xibolun, and 70% of its equity is held by Xibolun Automation. Xibolun Equipment is primarily engaged in the manufacture of fluid equipment including valves, pumps, pipe fittings and other products, with a particular emphasis on intelligentized valves.

HK Xibolun

HK Xibolun is a limited company formed in accordance with laws and regulations of Hong Kong on June 14, 2011, as a trading company. HK Xibolun is wholly owned by Hebron Technology.

Xibolun Automation

Xibolun Automation was incorporated on September 24, 2012. It is currently 100% owned by HK Xibolun. Xibolun Automation has mainly engaged in installation services for pharmaceutical engineering construction since its incorporation in 2012.

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Reorganization

For the purpose of the IPO, we reorganized our company as described below. As part of this Reorganization, Hebron Technology became the ultimate holding company of HK Xibolun, Xibolun Automation and Xibolun Equipment, which were all controlled by the Controlling Shareholder before the Reorganization. In some cases, the equity transfer agreement entry date and the actual effective may be different. According to PRC law, since Xibolun Equipment and Xibolun Automation are foreigner invested companies, the share transfer is effective as of the approval date. As HK Xibolun is incorporated in Hong Kong, its equity transfer is effective as of the transfer agreement entry date. In the following statements regarding reorganization, the equity transfer effective dates of Xibolun Equipment and Xibolun Automation are as approval date while the equity transfer effective dates of HK Xibolun are as transfer agreement entry date.

Xibolun Equipment

Xibolun Equipment was incorporated on January 25, 2005 as a Sino-Foreign joint venture. It met the requirements of Xibolun Equipment’s joint venture status according to Chinese laws because 70% of the equity was initially held by Wenzhou City Xibolun Fluid Equipment Factory (“Xibolun Factory”), a Chinese partnership founded by the Controlling Shareholder, Mr. Lingmin Sun and Mr. Bin Wang on May 6, 2003, and the remaining 30% was held by Ms. Kong Sok Kin, who is an Italian citizen. On April 13, 2006, Xibolun Factory transferred 60% of its equity in Xibolun Equipment to the Controlling Shareholder, and the rest 10% to Mr. Yuanshun Shao. On September 15, 2010, Ms. Kong Sok Kin transferred 30% of her equity in Xibolun Equipment to Mr. Gongqi Xiang, while Mr. Yuanshun Shao transferred 10% of his equity in Xibolun Equipment to the Controlling Shareholder. After the above transactions, by July 20, 2011, Xibolun Equipment was owned by the Controlling shareholder and another foreign shareholder, Mr. Gongqi Xiang, a Spanish citizen, by holding shares of 70% and 30%, respectively. On June 30, 2011, HK Xibolun entered into an equity transfer agreement with Mr. Xiang, in which HK Xibolun agreed to acquire 30% ownership interest of Xibolun Equipment for RMB 300,000. The transfer was effective on July 21, 2011. On July 29, 2013, the Controlling shareholder transferred his 70% ownership interest in Xibolun Equipment to Xibolun Automation for RMB 700,000 equal to 70% of the registered capital of Xibolun Equipment. Because Xibolun Automation is a wholly owned subsidiary of HK Xibolun, as a result of these equity transfers, Xibolun Equipment is 100% owned by HK Xibolun.

HK Xibolun

HK Xibolun was formed in accordance with laws and regulations of Hong Kong on June 14, 2011. By the time of its incorporation, Mr. Lingmin Sun nominally held 100% of the equity of HK Xibolun for the Controlling Shareholder because the Controlling Shareholder owned 70% of the equity of Xibolun Equipment, and an offshore and non-Controlling Shareholder held entity was needed to hold 30% of the shares of Xibolun Equipment to maintain its Sino-Foreign joint venture status. As the Controlling Shareholder and Mr. Lingmin Sun are brothers, in addition to the purpose of establishing HK Xibolun, all the equity of HK Xibolun held by Mr. Lingmin Sun was controlled by the Controlling Shareholder. On May 15, 2012, in order to meet the new requirement that a foreign company should be held by a non-Chinese citizen, Mr. Lingmin Sun transferred 100% of the equity of HK Xibolun to Mr. Shih Chang Chen. They both agreed that the equity of HK Xibolun would be entrusted to Mr. Chen, and Mr. Chen would hold the aforesaid equity on behalf of Mr. Lingmin Sun. On October 22, 2012, in anticipation of an initial public offering (“IPO”) of its equity securities, Mr. Shih Chang Chen transferred all his equity in HK Xibolun to Hebron Technology without any consideration. As a result, HK Xibolun became a wholly owned subsidiary of Hebron Technology.

Xibolun Automation

Xibolun Automation was incorporated on September 24, 2012 and initially owned by Hebron Technology (80%), Xibolun Equipment (10%), and Zhejiang Xibolun Technology Co., Ltd. (“Zhejiang Xibolun”), a Chinese company also controlled by the Controlling Shareholder (10%). On October 30, 2012, HK Xibolun entered into separate equity transfer agreements with Hebron Technology, Xibolun Equipment, and Zhejiang Xibolun, pursuant to which HK Xibolun acquired Hebron Technology’s 80% ownership interest, Xibolun Equipment's 10% ownership interest and Zhejiang Xibolun's 10% ownership interest in Xibolun Automation without consideration. The transfers were effective as of December 5, 2012.

Mr. Anyuan Sun initially owned 70% of Xibolun Equipment while HK Xibolun owns the other 30%. HK Xibolun was established as an offshore entity by Mr. Lingmin Sun as a nominal owner. In order to meet China’s regulation on maintaining Sino-Foreign joint venture status, Mr. Anyuan Sun designated his brother Mr. Lingmin Sun as the nominal owner of HK Xibolun. Prior to October 22, 2012, Mr. Shih Chang Chen nominally held 100% of HK Xibolun on behalf of Mr. Lingmin Sun, who nominally held HK Xibolun for Mr. Anyuan Sun. Mr. Lingmin Sun had no voting rights or equity transfer rights regarding the shares of HK Xibolun. Consequently, HK Xibolun is effectively controlled by Mr. Anyuan Sun. Prior to the reorganization, Mr. Anyuan Sun owned 70% of the shares of Xibolun Equipment while HK Xibolun held the other 30% of the shares. Upon reorganization, Mr. Anyuan Sun transferred his ownership of Xibolun Equipment to Xibolun Automation, Xibolun Automation now owns 70% of Xibolun Equipment while HK Xibolun still owns the other 30%. HK Xibolun also owns 100% of the shares of Xibolun Automation. After the reorganization process, HK Xibolun, Xibolun Equipment and Xibolun Automation directly or indirectly became 100% subsidiaries of the Hebron Technology.

After reorganization, Mr. Zuoqiao Sun Zhang was the sole shareholder of the company since August 5, 2013. As Mr. Sun Zhang is the father of Mr. Anyuan Sun, Mr. Sun Zhang nominally held all the shares of Hebron Technology for Mr. Sun who has the rights to direct voting and transfer the shares, which made Mr. Sun the controlling shareholder of Hebron Technology. After the April 2015 share transfers from Mr. Sun Zhang to different parties at the approval of Mr. Anyuan Sun, Mr. Sun Zhang nominally holds 49.82% of Hebron Technology’s issued and outstanding shares, while Mr. Anyuan Sun holds 15% of the Company’s shares through Wise Metro Development Co., Ltd., a British Virgin Islands company. Also, Mr. Lingmin Sun holds 9% of the Company’s shares through Vast Express Development Co. Ltd., a British Virgin Islands company, and Mr. Chengchun Wang holds 9% of the Company’s shares through Able State International Industrial Co., Ltd., a British Virgin Islands company. Both Mr. Anyuan Sun and Mr. Lingmin Sun are Mr. Sun Zhang’s sons, and Mr. Wang is Mr. Anyuan Sun’s father-in-law. Though they appear to be four separate shareholders, Mr. Sun Zhang, with voting rights, equity transfer rights and rights to retain proceeds from equity transfer withheld by Mr. Anyuan Sun, nominally holds his shares for Mr. Anyuan Sun. Although Mr. Lingmin Sun and Mr. Chengchun Wang have rights to retain proceeds from equity transfer, but Mr. Anyuan Sun has the sole right to direct the voting of the shares held by them. In addition, Mr. Lingmin Sun and Mr. Anyuan Sun have the shared power to direct the transfer of the shares held by Mr. Lingmin Sun, and Mr. Anyuan Sun has the sole right to direct the transfer of shares held by Mr. Chengchun Wang. By virtue of Mr. Anyuan Sun’s power to direct voting and equity transfer with regards to the shares held by Mr. Sun Zhang, Mr. Lingmin Sun and Mr. Wang, in addition to his being the Company’s Chairman of the Board and Chief Executive Officer who actually controls the board and runs the Company, Mr. Anyuan Sun is the ultimate controlling shareholder of the Company in control of a total of 82.82% of the Company’s issued and outstanding shares prior to commencement of initial public offering. Based on the above, before and after the reorganization, Hebron Technology, HK Xibolun, Xibolun Equipment and Xibolun Automation are all considered under common control by Mr. Anyuan Sun.

The above mentioned transactions were accounted for in a manner similar to a recapitalization. Hebron Technology and its wholly-owned subsidiary HK Xibolun, who own 100% interest of Xibolun Automation and Xibolun Equipment, were effectively controlled by the same Controlling Shareholder before and after the reorganization and therefore the Reorganization is considered under common control. The consolidation of Hebron Technology and its subsidiaries has been accounted for at historical cost as of the beginning of the first period presented in the accompanying consolidated financial statements.

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Our Services

We specialize in installing valves and pipes for customers that require customized fluid control system solutions. We also specialize in designing and implementing solutions for industries with a high need for sanitary fluid systems. Currently, we have customers for our services in the industries of pharmaceuticals, dairy products, water purification, beverage production, cosmetics and chemical industry. We hope to expand our customer base in the future to the semi-conductor, electronic and other clean industries, but we have no near-term plans to provide services in any of these industries. Due to the requirements in these industries to avoid contamination, we focus on designing systems that may be easily and frequently cleaned and maintained. We use skilled workers to install these systems. Because the scope of a given project can be relatively large, our revenues per installation project tend to be much higher than the average product-only order; accordingly, installation services make up the largest component of our revenues. Revenues from installation services were approximately 87%, 84%, 73% and 94% of our total revenues for the six months ended June 30, 2015 and for the years ended December 31, 2014, 2013 and 2012, respectively.

We started the business of repair and maintenance service in 2015. It is provided to pharmaceutical manufacturers after the expiration of warranty about products and installation services. We have established a repair and maintenance center in Nanjing, Jiangsu Province to cover Eastern China (Jiangsu Province, Zhejiang Province, Anhui Province and Shanghai) with investment of RMB 2,452,684 (approximately $400,000). Over the next 3 years, we plan to establish five additional repair and maintenance centers in Shanghai, Beijing, Nanjing, Chengdu and Linyi respectively to cover Central China, Northeastern China, Northern China, Southern China, and Northwestern China, with Shanghai being the center.

The following pictures illustrate some of our installation projects:

(1) Holistic solution for process pipeline of power for injection production line for a company in Beijing, China.

(2) Holistic solution for process pipeline of medicaments production line for a company in Shandong, China.

(3) Holistic solution for process pipeline of chemical & pharmaceutical production line for a company in Tianjin, China.

(4) Holistic solution for process pipeline of pharmaceutical water system for a company in Guangdong, China.

(5) Holistic solution for process pipeline of an automatic biological engineering project for a company in Shandong, China.

Our Products

Our product line was originally focused on the construction service and pharmaceutical engineering sectors. In 2005, we shifted our product line to focus primarily on the pharmaceutical engineering sector. We focus on innovation and developing new products. Revenues from product sales were approximately 13%, 16%, 27% and 6% of our total revenues for the six months ended June 30, 2015 and for the years ended December 31, 2014, 2013 and 2012, respectively.

Our products are used in the pharmaceutical, biological, food and beverage, and other clean industries. All of our products are produced and in compliance with China Good Manufacturing Practices. Our products enjoy a good reputation in the industry. Additionally, we have established sales offices in Shanghai, Taiwan and Wenzhou City.

The following products are examples illustrating our expertise and R&D capability.

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Diaphragm Valve

We have multiple variations of the diaphragm valve including the process control diaphragm valve, pneumatic diaphragm valve, manual diaphragm valve and three-way diaphragm valve and diaphragm tank bottom valve. All of these valves are widely used in the bio-pharmacy, bio-vaccines, electronic semiconductor, water purification and food and beverage industries. These valves can be designed and manufactured according to customers’ unique specifications, such as working temperature, connection mode, driving mode, and control mode.

Our flagship product, the process control diaphragm valve, is a microprocessor-based smart locator. It can adjust the valve opening quickly and accurately allowing it to achieve the control of fluid flow rate, temperature. This valve is user-customizable and features remote automatic control, which makes it suitable for use in sealed spaces.

Angle Seat Valve

The angle seat valve is a pneumatic valve, which is widely used in the process of food and chemicals, and sterilization, including high-pressure sterilization. These valves can be designed and manufactured according to customers’ unique specifications, such as working temperature, connection mode, driving mode, and control mode.

Sanitary Centrifugal Pump

The Sanitary Centrifugal Pump is a centrifugal pump with an open impeller design. It is made from stainless steel to provide for better pressurization, earthquake resistance, impact resistance, lower operating noise and to protect against corrosive substances. The pump uses a hydrodynamic design to decrease its operating temperature.

Sanitary Liquid-Ring Pump

Our Sanitary Liquid-Ring Pump is a self-priming pump specially designed for pumping with gas or other gas liquids. This pump is used in the food, chemical and pharmaceutical industries. In addition, this pump can be used with volatiles such as alcohol, acetone or other solvents and near the boiling point temperature of other liquids. The pump can be used to perform both exhaust and intake functions.

Clean-in-Place (“CIP”) Return Pump

Our CIP Return Pump is specially designed for pumping with gas or other gas liquids. This pump is used in the food, chemical and pharmaceutical industries. In addition, this pump can be used with volatiles such as alcohol, acetone or other solvents and near the boiling point temperature of other liquids. The pump can be used to perform both exhaust and intake functions. The CIP design allows for easier cleaning without requiring disassembly of the closed pipe system, making it appropriate for use in industries that demand high levels of hygiene and frequent cleaning of systems.

Sanitary Ball Valves

Our sanitary ball valves are used in the biological, pharmaceutical, water purification, food and beverage industries. The ball valves are designed for simple operation and can open and close rapidly. The valves are designed to eliminate dead legs (the inhibition of fluid-flow), have good seal performance and are resistant to high temperatures.

Sanitary Pipe Fittings

Our sanitary pipe fittings are used in biological, pharmaceutical, water purification, electronics and semi-conductor fields and are commonly used in the water injection process. The major designs include elbows, tees, crosses, head size, 180-degree u-tee and connectors. These pipe fittings are compliant with bio-pharmaceutical standards.

Intelligent Process Control Valve

Expanded View of Intelligent Process Control Valve

We have developed an intelligent process control valve through our collaboration with Zhejiang University and this product is still in trial period. While non-intelligent process control valves can only operate manually or through air compression, intelligent process control valves contain CPU chips and other electronic elements that enable them to operate automatically. Intelligent process control valves are mostly used in sterile workshops, workshops with automated production lines and other environments which are unfit for manual operation. However, intelligent process control valves are higher in production cost and maintenance cost compared with non-intelligent ones, so customers usually deploy them only for purposes that have higher technical requirements than non-intelligent valves can serve.

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Sources of Raw Materials

We purchase raw materials on the market at prevailing market prices. We purchase from a variety of suppliers and believe these raw materials are widely available. If we were unable to purchase from our primary suppliers, we do not expect we would face difficulties in locating another supplier at substantially the same price.

We have secure and efficient access to all the raw materials necessary for the production of our products. We believe our relationships with the suppliers of these raw materials are strong. We do not expect the prices of such raw materials to vary greatly from their current prices, as there has traditionally been little price volatility for such materials.

Three suppliers have historically occupied more than 10% of our total expenses. Below is a description showing the percentage of purchases from such suppliers to the extent it exceeds 10% of our expenses in a given period:

For six months ended June 30, 2015, three major sub-contractor accounted for approximately 33%, 14% and 11% of subcontract costs, respectively. For six months ended June 30, 2014, one major sub-contractor accounted for approximately 11% of subcontract costs, respectively.

For the year ended December 31, 2014, one major sub-contractor accounted for approximately 27% of subcontract costs. For the year ended December 31, 2013, two major sub-contractors accounted for approximately 28% and 17% of the total subcontract costs, respectively.

Distribution Channels and Methods of Competition

Domestic Markets and Customers

Our sales network has a presence in Shanghai, Taiwan and Wenzhou City.

International Markets

All of our products are available for sale to international markets. However, as a result of the Company’s assessment of current market opportunities and its efforts to focus on higher-margin installation services, the Company has no current plans to expand internationally and instead intends to focus its growth efforts within China.

Activity Distribution of Revenues

The chart below is a breakdown of total revenues by activities for six months ended June 30, 2015, years ended December 31, 2014, 2013 and 2012, respectively.

	Six months ended June 30,	Years Ended December 31,
	2015	2014	2013	2012
Installation services	87%	84%	73%	94%
Fluid equipment	13	16	27	6
Total	100%	100%	100%	100%

Geographic Distribution of Revenues

The chart below is a breakdown of total revenues by geographic market in the years ended December 31, 2014, 2013 and 2012, respectively.

	Years Ended December 31,
	2014	2013	2012
Domestic	99.3%	81.9%	97.8%
Export	0.7	19.1 *	2.2
Total	100.0%	100.0%	100.0%

* 19.1% export sales in 2013 includes 17.4% of fluid equipment control system sales conducted by HK Xibolun.

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Customer Concentration

Because of the nature of our business which involves relatively large value sales of installation services or products to a discrete number of customers, sales to a small number of customers amount to a great percentage of our total revenue.

For six months ended June 30, 2015, two major customers accounted for approximately 62%, and 25% of the Company’s total sales, respectively. For the year ended December 31, 2014, five major customers accounted for approximately 19%, 17%, 16%, 15% and 13% of the Company’s total sales, respectively. For the year ended December 31, 2013, four major customers accounted for approximately 17%, 17%, 15% and 14% of the Company’s total sales, respectively.

Summary of Customer Agreements

Our customers order our services and products using our form of purchase agreement, the material terms of which are summarized in the exhibit 10.1. While the contract price depends on the services or products we deliver in any particular case, the remaining business terms are generally similar.

The 5% to 10% of the contract price is considered a quality guaranty, which is paid shortly after the end of the one year period beginning on customer acceptance of delivery or installation. During this one year quality assurance period, we cooperate with our customers to ensure the products work as expected, repairing or paying for the cost of repair or replacement for covered occurrences during such period.

Methods of Competition

We plan to compete domestically by establishing new branch offices in more cities in China. Currently, we plan to add three more branch offices in Linyi, Chengdu and Nanjing. We will also develop our online store, which will enable our customers to communicate with us online and order, purchase and have our products and services delivered in a more convenient and faster manner. With the proceeds of this offering, we plan to increase our capacity to conduct 2 to 4 more service projects at a time. To expand our business as mentioned above, we expect to recruit more employees to ensure service quality and efficiency.

Most of our service customers are companies in the biological pharmaceutical industry, which is an industry with great development potential and customer demand in China. We compete on the basis of the experience and technology we have developed in serving customers in this industry for over 10 years.

In addition, our holistic biological pharmaceutical engineering solution services combine product manufacturing, installation and after-sales services. Most of our competitors in this area only install the components they purchase from third parties without capacity to manufacture on their own, while most of our product provider competitors focus on producing products without installation services. We not only produce our own products through research and development, but also provide installation and after-sales services. If any problem occurs after sales or installation, our customers can look to us for product and installation support, rather than having to reach out to other service providers. If customers face issues outside our specialty, we can contact the appropriate subcontractors to ensure that our customers’ needs are met and they need only look to us for help. We have a professional team with product research and development staff, production staff, installation service staff, and project designers.

We have focused on providing high quality services quickly and at a low price. We are able to reduce the overall price of the projects we perform by producing some of the components. Because we produce lots of components and we stock different products in a proper proportion based on experience with market demand, it normally takes us only a short time to complete the projects with less likelihood of delay due to shortages of components from other suppliers. Also, our products and pricing can be easily tailored to the customers’ needs, and we price our products aggressively. We have short cycles in providing products. On average it takes only one week from receiving orders to delivery to the customer. All of our products are in compliance with GMP standards. We pride ourselves on high quality services and products, so that our customers receive good value for the price they pay.

Our Competitive Position

Our primary competitors are the following companies. We have set forth our assessment of our companies’ relative strengths and challenges. This table represents our belief about our competitive position and is based on our observations, rather than objective data. Our assessment may not be shared by others, including such competitors, but it does represent management’s assessment of our industry position.

However, we compete with them in different areas. Currently there is no competitor that competes with us on all areas.

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Competitors	Products/Services	Comparative Strengths/Challenges
GEA Group Aktiengesellschaft (“GEA”)	Valves, valve-related products and installation services	We believe GEA’s brand is more well-known. We compete against GEA’s installation services on the basis of price.
Austar International (“Austar”)	Valves, valve-related products and installation services	We believe Austar’s international brand name is more well-known. We compete against Austar’s installation services on the basis of price.
Shanghai Langmai Clean Technology Co., Ltd. (“Shanghai Langmai”)	Installation services	Shanghai Langmai provides only installation services, while we provide both installation services and products. We compete against Shanghai Langmai on the basis of range of products and services, installation speed and service.
Sensong Group (“Sensong”)	Installation services	Sensong’s brand name is more well-known, but it provides only installation services, while we provide both installation services and products. We compete against Sensong on the basis of installation speed.
Shandong Weifang Regal Circulation Equipment Co. (“Shandong Weifang”)	Installation services	Shandong Weifang’s market share is relatively small. We compete against Shandong Weifang on the basis of installation speed and services.
Nanjing Inavo Bio-engineering Co.,Ltd. (“Nanjing Inavo”)	Valves and valve-related products	We compete against Nanjing Inavo’s products on the basis of price and brand recognition.
GEMÜ Gebr. Müller Apparatebau GmbH & Co. KG (“GEMÜ”)	Valves and valve-related products	We believe GEMÜ’s international brand name is more well-known. We compete against GEMÜ on the basis of price and delivery speed.
Christian Bürkert GmbH & Co. KG (“Bürkert”)	Valves and valve-related products	We believe Bürkert’s international brand name is more well-known. We compete against Bürkert on the basis of price, delivery speed and service.
Crane Process Flow Technologies Ltd. (“Saunders Valves”)	Valves and valve-related products	We believe Saunders Valves’ international brand name is more well-known. We compete against Saunders Valves on the basis of price, delivery/installation speed and service.
Wenzhou Baiji Machinery Manufacturing Co., Ltd. (“Wenzhou Baiji”)	Valves and valve-related products	We compete against Wenzhou Baiji on the basis of product quality, delivery speed and service.
Ningbo Information Pharmaceutical Equipment Co., Ltd. (“Ningbo Information”)	Pharmaceutical equipment	Ningbo Information generally has lower prices and, we believe, lower visibility than our company. We compete against Ningbo Information on the basis of quality, service and delivery speed.

Awards and Recognition

Our Company is a member of the China Pharmaceutical Equipment Manufacturer Association and the American Society of Mechanical Engineers (“ASME”). Our products meet ASME Bioprocessing Equipment Standards (“BPE”). We have earned certificates of ISO9001. All our products are designed and manufactured according to the standards of the International Standardization Organization (“ISO”), German Institute for Standardization (“DIN”), Safety Management System (“SMS”), ASME and BPE.

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Year	Award	Regulatory Body	Significance
2007	AAA Credit Rating	Hangzhou Credit Evaluation Company & Bank of China Zhejiang Branch	AAA is the highest credit ranking available to Chinese enterprises and evidences strong credit and ability to repay debt.
	Longwan District Hi-Tech Enterprise	Wenzhou Longwan District Government	This award recognizes our R&D capabilities and technology and makes us eligible for beneficial tax policies.
2008	Chinese Meritorious Enterprise in Food and Pharmaceutical Machinery Industry Base	China Machinery Enterprise Management Association, Research Institute of Machinery Industry Economic & Management, &Wenzhou Food and Pharmaceutical Machinery Industry Association	It is awarded for our contributions to industry and society.
	Zhejiang Province Small and Medium-sized Entities in Technology Certificate	Department of Science and Technology of Zhejiang Province	This award recognizes our R&D capabilities and technology and makes us eligible for policy support available to technology based enterprises.
	Affiliate of the American Society of Mechanical Engineers	The American Society of Mechanical Engineers	Mr. Anyuan Sun is entitled to all the privileges granted by the Constitution of the Society.
2009	AAA Credit Rating	Hangzhou Credit Evaluation Company & Bank of China Zhejiang Branch	AAA is the highest credit ranking available to Chinese enterprises and evidences strong credit and ability to repay debt.
	AAA Certificate of Enterprise Credit Grade	China Medical Equipment Engineering Association	AAA is the highest credit ranking available to Chinese enterprises and evidences strong credit and ability to repay debt.
	Affiliate of the American Society of Mechanical Engineers	The American Society of Mechanical Engineers	Mr. Anyuan Sun is entitled to all the privileges granted by the Constitution of the Society.
2010	AAA Credit Rating	Hangzhou Credit Evaluation Company & Bank of China Zhejiang Branch	AAA is the highest credit ranking available to Chinese enterprises and evidences strong credit and ability to repay debt.
	Small and Medium-sized Enterprise Technology Innovation Fund Project Certificate	China Department of Science and Technology Small and Medium-sized Enterprise Technology Innovation Fund Project Management Center	This award granted us funding for research on our Intelligent Control Valves project.
	Quality Management System Certificate	China Classification Society Certification Company	Our sanitary valves and pipe fittings conform to GB/T 19001-2000 – ISO 9001:2000.
2011	Small and Medium-sized Enterprise Technology Innovation Fund Project Certificate	China Department of Science and Technology Small and Medium-sized Enterprise Technology Innovation Fund Project Management Center	This award granted us funding for research on our Intelligent Control Valves project.
	Quality Management System Certificate	China Classification Society Certification Company	Our sanitary valves and pipe fittings conform to GB/T 19001-2008 – ISO 9001:2008.
	Wenzhou Longwan Patent Model Enterprise	Wenzhou Longwan District Government	It is awarded because we have many innovative patents.
2012	AAA Credit Rating	Hangzhou Credit Evaluation Company & Bank of China Zhejiang Branch	AAA is the highest credit ranking available to Chinese enterprises and evidences strong credit and ability to repay debt.
	Zhejiang Province Industrial Products Executive Standard Registration Certificate	Wenzhou Quality Technical Supervising Bureau Longwan Branch	It is awarded as technical reference for the enterprise organizing production, sales and accepting product quality supervision and inspection, and signing trade contracts.
	Membership of CAPE	China Association For Pharmaceutical Equipment	It is a national industry association.
2013	Quality Management System Certificate	China Classification Society Certification Company	Our sanitary valves and pipe fittings conform to GB/T 19001-2000 – ISO 9001:2000.
2015	Wenzhou Economic &Technology Development Zone Science and Technology Enterprise	Wenzhou Economic &Technology Development Zone Science and Technology Bureau	This award recognizes us as an enterprise which complies with the industrial policy of China and continues to conduct research and development to transform technology into product to form our core intellectual property.
	Wenzhou City Science and Technology (innovation) Enterprise	Wenzhou Science and Technology Bureau	This award recognizes us as an enterprise which complies with the industrial policy of China and continues to conduct research and development to transform technology into product to form our core intellectual property.

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Research and Development

We are committed to researching and developing valves for use in the pharmaceutical, biological, food and beverage, semi-conductor, electronic and other clean industries. We believe scientific and technological innovations will help our Company achieve its long-term strategic objectives. Our research and development efforts, led by our chief technology officer, Xiaoliang Xue, are an integral part of our operations and the crux of its competitive advantage and differentiation strategy.

The Research and Development team has ten (10) dedicated researchers and analysts focusing on mechanical design, mechatronics, CAD design, mold design and welding. Quality control is an important aspect of the team’s work and ensuring quality at every stage of the process has been a key driver in maintaining and developing brand value for the Company.

In addition, we sent employees to Italy, Germany and the United States to study clean product manufacturing, installation and connection process so that the Company is current on advanced International Technology. It is through these collaborations that we have managed to secure important breakthroughs resulting in proprietary knowledge and patents.

For the six months ended June 30, 2015 and for the years ended December 31, 2014 and 2013, we spent $20,554, $40,606 and $19,361, respectively, on R&D. We anticipate that we will focus our research and development efforts on improving existing products and developing new technology in the coming years.

Our Research Projects

We have participated in following numerous scientific projects.

Project Description	Time Period	Government Agency	Subsidy
Pneumatic Diaphragm Valve Device	2007-2009	Bureau of Science and Technology of Longwan District of Wenzhou City	RMB	100,000
Butterfly Valve Pneumatic Actuator	2008-2010	Bureau of Science and Technology of Wenzhou City	RMB	250,000
Intelligent Control Valve	2009-2012	Chinese Ministry of Science and Technology and Zhejiang Bureau of Science and Technology	RMB	1,050,000
Aseptic Diaphragm Remote Control	2011-2012	Bureau of Science and Technology of Longwan District of Wenzhou City	RMB	170,000
Intelligent and Efficient Development of Multi-Process Valve	2012-2013	Bureau of Economic Development of Economic-Technological Development District of Wenzhou City	RMB	100,000

In the above projects, the government agencies provided us subsidies to support us to develop various scientific research projects. These projects are funded to encourage research and development. We have successfully developed all the products in the above projects which passed the examination of the governmental agencies.

We have collaborated with Zhejiang University on R&D. We signed a Research and Collaboration Agreement with Zhejiang University on January 20, 2011. Pursuant to the agreement, Zhejiang University was responsible for conducting the research and development work of intelligent process control valve on behalf of the Company, and the company was obligated to pay Zhejiang University a total of RMB 1 million (approximately $0.16 million) in several installments. The Company made payments to Zhejiang University in accordance with the specific milestones stipulated in the agreement and a total of RMB 0.65 million (approximately $0.11 million) as required by the agreement was paid as of December 31, 2014. The Company accounted for the payments as R&D expenses in accordance with ASC 730-20 for the related periods.

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This agreement has been performed in material aspects. One of the most important results is the development of the intelligent process control valve. In addition, the agreement requires us to pay a total amount of RMB 0.35 million to Zhejiang University depending on the sales of the products, which consists of RMB 0.07 million per year for 5 years starting from May 31, 2012. As of February 4, 2016, the RMB 0.15 million remains outstanding because we have not put any such products into market for sales, and Zhejiang University has never required us to pay for any balance by sending us any invoice. Based on the terms of the agreement, we consider that this payment is not due. However, we plan to pay the required amount according to the terms in the Research and Collaboration Agreement in the future once we start selling the products. We do not intend to make the payment until the conditions in the agreement are met. If Zhejiang University were to demand payment at some time in the future prior to our determination that the payment was due, we would need to decide whether to contest such demand or to pay. For more details, please see “Risk Factors –We may have liability under our contract with Zhejiang University.”

Although we have created our own research and development department, we plan to continue the collaboration with Zhejiang University. Because of its rich academic resources, the collaboration with Zhejiang University helps our operations by improving our R&D.

Since 2015, we plan to develop the intelligent remote control service. We hope to use the internet of things to establish an intelligent remote control system and a data center solutions division system. It will enable us to position, track and monitor the actual operation of the equipment of pharmaceutical manufacturers 24 hours and online. In this way, we can target issues promptly and conduct troubleshooting on the basis of advanced technology. As a result, we will be more efficient in serving our clients and reducing the clients’ operation and maintenance cost significantly.

Our Intellectual Property

We rely on our technology patents to protect our domestic business interests and ensure our competitive position in our industry. The issued patents we hold are as follows:

Property Name	Patent No.	Patent Type	Application Date	Issuance Date	Expiration Date	Owner
Valve pneumatic actuator with prompting switch	ZL 2010 2 0668775.3	Utility model	12/20/2010	7/20/2011	12/19/2020	Xibolun Automation
Sampling valves	ZL 2010 2 0668776.8	Utility model	12/20/2010	7/20/2011	12/19/2020	Xibolun Automation
Three-way diaphragm valves	ZL 2010 2 0668430.8	Utility model	12/20/2010	7/20/2011	12/19/2020	Xibolun Automation
Microporous membrane filters	ZL 2010 2 0668429.5	Utility model	12/20/2010	7/20/2011	12/19/2020	Xibolun Automation
Tank bottom valve	ZL 2010 2 0668772. X	Utility model	12/20/2010	7/20/2011	12/19/2020	Xibolun Automation
Angle seat valve	ZL 2011 2 0513124.1	Utility model	12/9/2011	8/22/2012	12/8/2021	Xibolun Automation
Diaphragm valve body	ZL 2011 2 0512271.7	Utility model	12/9/2011	8/22/2012	12/8/2021	Xibolun Automation
Diaphragm valve	ZL 2011 2 0512279.3	Utility model	12/9/2011	8/29/2012	12/8/2021	Xibolun Automation
Angle seat valve	ZL 2011 2 0510956.8	Utility model	12/9/2011	8/22/2012	12/8/2021	Xibolun Automation
A type of valve stem of sterile respondent valve	ZL 2014 2 0616427. X	Utility model	10/23/2014	2/25/2015	10/22/2024	Xibolun Automation
A type of sterile respondent valve	ZL 2014 2 0616627.5	Utility model	10/23/2014	4/1/2015	10/22/2024	Xibolun Automation
A type of diaphragm valve with double diaphragms	ZL 2013 2 0890760.5	Utility model	12/30/2013	6/18/2014	12/29/2023	Anyuan Sun
A type of valve terminal on valve controller	ZL 2014 2 0617591.2	Utility model	10/23/2014	2/25/2015	10/22/2024	Xibolun Automation
A type of blow-down valve	ZL 2014 2 0616636.4	Utility model	10/23/2014	3/11/2015	10/22/2024	Xibolun Automation
A type of valve pneumatic actuator	ZL 2014 2 0617900.6	Utility model	10/23/2014	2/25/2015	10/22/2024	Xibolun Automation
A type of manual sterile sampling valve	ZL 2013 2 0890113.4	Utility model	12/30/2013	6/18/2014	12/29/2023	Anyuan Sun
A type of sanitary grade ball valve	ZL 2014 2 0616568.1	Utility model	10/23/2014	2/25/2015	10/22/2024	Xibolun Automation
A type of manual and pneumatic combine sterile sampling valve	ZL 2014 2 0027096.6	Utility model	1/16/2014	6/25/2014	1/15/2024	Anyuan Sun
Process control diaphragm valve	ZL 2012 3 0602853.4	Design	12/5/2012	5/1/2013	12/4/2022	Xibolun Automation
Process control angle seat valve	ZL 2012 3 0602850.0	Design	12/5/2012	4/17/2013	12/4/2022	Xibolun Automation

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In addition, we have the right to use the following trademark registrations issued in the PRC, among which registrations two are held by our Chief Executive Officer:

Mark	Reg. No.	Issue Date	Expiration Date	Owner	Goods/Services
	3903979	12/28/2005	12/27/2025	Anyuan Sun	Metal pipe elbows; metal pipe joints; metal valves (not machine accessories); metal pipe fittings; additional materials for metal pipe; metal reinforce materials for pipes; metal pipe clams; metal sleeves; metal pipes; steel pipes
	5610464	12/7/2009	12/6/2019	Anyuan Sun	Steel pipes; metal pipes, metal pipe clams; metal water pipes; metal pipe elbows; metal pipe fittings; metal pipe joints, metal collecting tubes; metal sleeves
	14488573	6/14/2015	6/13/2025	Xibolun Automation	Construction status check; construction; heating equipment installation and repair; indoor construction; machine installation, maintenance, and repair; medical equipment installation and repair; vehicle maintenance service; machine installation and repair; sanitary equipment installation and repair; water pipe installation
	14488475	7/28/2015	7/27/2025	Xibolun Automation*	Steel alloy; metal valves (not machine accessories); metal pipes; steel moulds; metal tracks; common metal alloy wire (except fuses); metal grommets; metal hinge; metal tools; padlock

*The application has been approved while the certification is being processed.

Our Chief Executive Officer, Mr. Anyuan Sun, personally holds two trademarks that our company has the license to use pursuant to an agreement that provides us the right, without further payment, to use such trademarks for their applicable terms. The right is non-exclusive and is terminable at Mr. Sun’s decision; however, Mr. Sun does not currently intend to license the right to any third party. Mr. Sun does not, at the present time, have any plans to transfer the trademarks to our company, either.

Also, Mr. Anyuan Sun holds the copyright of a computer software below:

Copyright Name	Reg. No.	Completion Date	Owner
Proportioning locator control system V1.0	2013SR072143	9/1/2012	Anyuan Sun

Our company has the license to use the copyright above pursuant to an agreement that provides us the right, without further payment, to use such copyright for its applicable terms. The right is non-exclusive and is terminable at Mr. Sun’s decision; however, Mr. Sun does not currently intend to license the right to any third party. Mr. Sun does not, at the present time, have any plans to transfer the copyright to our company, either.

Our Employees

As of February 4, 2016, we employed total of 87 full-time and 0 part-time employees in the following functions:

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	Number of Employees (Full/Part Time)
Department	February 4, 2016		December 31, 2015		December 31, 2014		December 31, 2013
Senior Management	11	/0	11	/0	10	/0	20	/0
Research and Development	10	/0	10	/0	8	/0	4	/0
Production	50	/0	50	/0	47	/0	43	/0
Sales	16	/0	16	/0	10	/0	8	/0
Total	87	/0	87	/0	75	/0	75	/0

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

We are required under PRC law to make contributions to employee benefit plans at specified percentages of our after-tax profit. In addition, we are required by PRC law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC employment laws.

Chinese Laws and Regulations

Laws and Regulations in China Regarding Medical Devices Manufacturing and Distribution

Laws regulating medical device manufacturers and distributors cover a broad array of subjects. We must comply with numerous additional state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection and fire hazard control. We believe we are in compliance with these laws and regulations in all material respects. So far, our industry does belong to pharmacy or hospitality so that we do not need to get special license or approval for our business operation. Meanwhile, we have successfully obtained two licenses for manufacture and installation of special equipment from regulatory authorities in recent months. However, the licenses have to be renewed in October 2019. Also, unanticipated changes in existing regulatory requirements or adoption of new requirements may force us to incur more cost to maintain the licenses and failure to do so could materially adversely affect our business, financial condition and results of operations.

In addition, as mentioned in the sector of Risk Factors , our PRC entities Xibolun Equipment and Xibolun Automation subcontracted several ancillary part of their works to third party contractors in their construction projects, which involve certain individual contractors. According to Construction Law and Qualification Standard for Labor Subcontracting in Construction Business of the PRC, individual contractors are not in a position to obtain any qualification of labor subcontracting. So the subcontracting contracts by Xibolun Equipment and Xibolun Automation to such individual contractors are under the risk of being declared of avoidance of qualification by applicable courts. And since Article 29 of the Construction Law requires that “the overall contractors and subcontractors shall bear joint responsibilities to project owners for the subcontracted projects”, Xibolun Equipment and Xibolun Automation may jointly bear the subsequences incurred by the illegitimate subcontracting to the individuals.

Regulation on Product Liability

Manufacturers and vendors of defective products in the PRC may incur liability for losses and injuries caused by such products. Under the General Principles of the Civil Laws of the PRC, which became effective on January 1, 1987 and were amended on August 27, 2009, manufacturers or retailers of defective products that cause property damage or physical injury to any person will be subject to civil liability.

In 1993, the General Principles of the PRC Civil Law were supplemented by the Product Quality Law of the PRC (as amended in 2000 and 2009) and the Law of the PRC on the Protection of the Rights and Interests of Consumers (as amended in 2009), which were enacted to protect the legitimate rights and interests of end-users and consumers and to strengthen the supervision and control of the quality of products. If our products are defective and cause any personal injuries or damage to assets, our customers have the right to claim compensation from us.

The PRC Tort Law was promulgated on December 26, 2009 and became effective from July 1, 2010. Under this law, a patient who suffers injury from a defective medical device can claim damages from either the medical institution or the manufacturer of the defective device. If our valve products and installation and construction services injure a patient, and if the patient claims damages from the medical institution, the medical institution is entitled to claim repayment from us. Pursuant to the PRC Tort Law, where a personal injury is caused by a tort, the tortfeasor shall compensate the victim for the reasonable costs and expenses for treatment and rehabilitation, as well as death compensation and funeral costs and expenses if it causes the death of the victim. There is no cap on monetary damages the plaintiffs may seek under the PRC Tort Law.

Regulation on Foreign Exchange Control

Foreign exchange in China is primarily regulated by:

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•	The Foreign Currency Administration Regulations (1996), as amended on January 14, 1997 and August 5, 2008; and

•	The Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Foreign Currency Administration Regulations, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments and trade and service-related foreign exchange transactions. Conversion of Renminbi into foreign currency for capital account items, such as, loans, investment in securities and repatriation of investments, however, remains subject to the registration of the SAFE or its local counterparts as required by law. Under the Administration Rules, foreign-invested enterprises may buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions for settlement of current account transactions after providing valid commercial documents and, in the case of capital account item transactions, only after registration with the SAFE and, as the case may be, other relevant PRC government authorities as required by law. Capital investments directed outside of China by foreign-invested enterprises are also subject to restrictions, which include registration filing with MOFCOM. If the investment is made to the sensitive countries, districts, or industries, it needs to be approved by MOFCOM.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi will be permitted to fluctuate within a band against a basket of certain foreign currencies. We receive a significant portion of our revenue in Renminbi, which is not a freely convertible currency. Under our current structure, our income will be primarily derived from dividend payments from our subsidiaries in China. Even though we may remit the income from China to anywhere we want, the fluctuation of exchange rate may be a disadvantage to us if Renminbi depreciated.

Regulation on Foreign Exchange Registration of Offshore Investment by PRC Residents

The Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, promulgated by SAFE on July 14, 2014 and designed to replace the former circular commonly known as “Notice 75”, requires registration of PRC residents with local branches of SAFE with respect to their direct establishment or indirect control of an offshore entity (referred to in Notice 37 as “special purpose vehicle.”), where such offshore entity are established for the purpose of overseas investment or financing, provided that PRC residents contribute their legally owned assets or equity into such entity.

Notice 37 further requires amendment to the registration where any significant changes with respect to the special purpose vehicle capitalization or structure of the PRC resident itself (such as capital increase, capital reduction, share transfer or exchange, merger or spin off).

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Regulations on Employee Incentive Securities Plans

Because we intend to establish a pool for shares and share options for our employees following the completion of this offering, relevant regulations will apply to us. On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures for the Administration of Individual Foreign Exchange. On January 5, 2007, the SAFE issued the Implementation Regulations of the Administrative Measures for Individual Foreign Exchange, or the Individual Foreign Exchange Rule, which, among other things, specifies approval requirements for a PRC citizen’s participation in the employee stock holding plans or stock option plans of an overseas publicly-listed company. On February 15, 2012, the SAFE issued the Notice of the State Administration of Foreign Exchange on Issues concerning the Foreign Exchange Administration of Domestic Individuals' Participation in Equity Incentive Plans of Overseas Listed Companies (the “Stock Option Rule”). According to this notice, if a PRC domestic individual participates in any employee stock holding plan or stock option plan of an overseas listed company, a qualified PRC domestic agent or the PRC subsidiaries of such overseas listed company shall, among other things, file, on behalf of such individual, an application with the SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the stock purchase or stock option exercise as PRC domestic individuals may not directly use overseas funds to purchase stocks or exercise stock options. Such PRC individuals’ foreign exchange income received from the sale of stocks and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in the PRC opened and managed by the PRC subsidiaries of the overseas listed company or the PRC agent before distribution to such individuals. We and our PRC citizen employees participating in our future share incentive plans will be subject to the Stock Option Rule upon the completion of this offering. If we or our PRC optionees fail to comply with the Stock Option Rule, we and/or our PRC optionees may be subject to fines and other legal sanctions, including in our case the potential revocation of our ability to invest in China, which would harm our operations, as a fundamental element of our corporate structure is our investment in PRC companies by virtue of our ownership of HK Xibolun.

In addition, the State Administration for Taxation has issued certain circulars concerning employee stock options. Under these circulars, our employees working in the PRC who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and to withhold individual income taxes of those employees who exercise their stock options. Although our company is a BVI company, we may be affected by these rules if we are deemed to be a PRC resident enterprise. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulation on Dividend Distributions

Our PRC subsidiaries, Xibolun Automation and Xibolun Equipment, are wholly foreign-owned and joint venture enterprises under the PRC law. The principal regulations governing the distribution of dividends paid by wholly foreign-owned enterprises include:

•	Corporate Law (1993) as amended in 2005 and 2013;

•	The Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000;

•	The Wholly Foreign-Owned Enterprise Law Implementation Regulations (1990), as amended in 2001; and

•	The Enterprise Income Tax Law (2007) and its Implementation Regulations (2007).

Under these regulations, wholly foreign-owned and joint venture enterprises in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, an enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reaches 50% of its registered capital. Our Company’s reserve fund has not yet reached this level. The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits to its employee welfare and bonus funds. These reserve funds, however, may not be distributed as cash dividends.

On March 16, 2007, the National People’s Congress enacted the Enterprise Income Tax Law, and on December 6, 2007, the State Council issued the Implementation Regulations on the Enterprise Income Tax Law, both of which became effective on January 1, 2008. Under this law and its implementation regulations, dividends payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate. See “Taxation.”

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M&A Rules and Regulation on Overseas Listings

On August 8, 2006, six PRC regulatory agencies, MOFCOM, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly adopted the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006. The M&A Rules purport, among other things, to require that offshore SPVs that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interests held by such PRC companies or individuals, obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.

While the application of the M&A Rules remains unclear, our PRC counsel, Yunnan Tianwaitian Law Firm, have advised us that, based on their understanding of the current PRC laws and regulations as well as the notice announced on September 21, 2006:

•	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings such as our offering are subject to the CSRC approval procedures under the M&A Rules; and
•	despite the lack of any definitive rule or interpretation from CSRC, the main purpose of the M&A rule is for national security and national industrial policy and so far none of the Chinese companies that have completed their public listing in the U.S. have obtained such approval; and
•	Our business operations in China do not belong to a prohibited industry by foreign investment; and
•	Our M&A to our Chinese subsidiary companies have all obtained properly the approval from local governmental authorizations; and
•	Our BVI company is not established by a Chinese citizen. Accordingly, although the purpose of BVI incorporation is for overseas listing, the M&A rule should not apply to us.

Our PRC counsel also advises us, however, that there is still uncertainty as to how the M&A Rules will be interpreted and implemented. If the CSRC or other PRC regulatory agencies, subsequently determine that CSRC approval was required for this offering, we may need to apply for remedial approval from the CSRC and we may be subject to penalties and administrative sanctions administered by these regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our common shares. Consequently, even though our PRC counsel believes the probability for the aforementioned actions is small, if you engage in market trading or other activities in anticipation of, and prior to, settlement and delivery, you do so at the risk settlement and delivery may not occur.

In addition, if the CSRC later requires that we obtain its approval for this offering, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding the CSRC approval requirements could have a material adverse effect on the trading price of our common shares.

Restriction on Foreign Ownership

The principal regulation governing foreign ownership of businesses in the PRC is Guidance Catalogue for Industrial Structure Adjustments (2015 edition), effective as of April 10, 2015 (the “Catalogue”). The Catalogue classifies the various industries into three categories: encouraged, restricted and prohibited. Our company’s primary market is the pharmaceutical industry. We are not engaged in any activities placing us in the encouraged, restricted or prohibited categories and so it could be inferred that we are engaged in a permitted industry for foreign investment. Such a designation offers businesses certain advantages. For example, businesses engaged in permitted industries:

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•	are not subject to restrictions on foreign investment, and, as such, foreigners can own a majority interest in Sino-foreign joint ventures or establish wholly-owned foreign enterprises in the PRC;
•	provided such business has total investment of less than $100 million, are subject to regional (not central) government examination and approval which are generally more efficient and less time-consuming. Our current total investment is less than $100 million.

The National Development and Reform Commission and MOFCOM periodically jointly revise the Foreign Investment Industrial Guidance Catalogue. As such, there is a possibility that our company’s business may fall outside the scope of the definition of a permitted industry in the future. Should this occur, we would no longer benefit from such designation.

On January 19, 2015, China’s Ministry of Commerce issued a draft Foreign Investment Law. The effective date of the official publication of the law is yet unknown. In the draft, foreign investment in China will be classified into three categories: prohibited, restricted, and others. This idea of classification is similar as previously published Catalogue. If the foreign investment falls in the areas that are closely related to national security, then it will be prohibited; if the investment may have some impact on national security but could be controlled through conditions, then it can be done with restrictions or qualifications; if the investment falls outside of those two categories, then it will not need approval from China government to operate in China.

According to the current Catalogue, our company’s business does not fall in any prohibited or restricted industries. If China’s Ministry of Commerce adopts a list as same as the Catalogue along with the draft, the draft will have very limited impact on our business, if any. The probability that our business will be classified as prohibited or restricted industry is very low. However, If China’s Ministry of Commerce adopts a list by our business is prohibited or restricted, and it treats our business in China as foreign investment by deciding our actual controller is Mr. Sun Zhang who is not a Chinese citizen, we may face certain restrictions or even be prohibited to conduct business in China.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purposes, which debts are subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

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Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be incurred by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to governmental approval.

Regulations on Trademarks

Trademarks are protected by the PRC Trademark Law adopted in 1982, as subsequently amended, as well as the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and 2013. The Trademark Office under the SAIC handles trademark registrations. Trademarks can be registered for a term of ten years and can be extended for another ten years if requested upon expiration of the first or any renewed ten-year term. The PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. Where a trademark for which a registration application has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same type of or similar commodities or services, the application for such trademark registration may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a "sufficient degree of reputation" through such other party's use. Trademark license agreements must be filed with the Trademark Office or its regional offices. We are currently using at no expense two trademarks registered in China and owned by Mr. Anyuan Sun. Meanwhile, we have successfully applied on our own name two trademarks in 2015, for one of which we have obtained the certificate issued by the authority (SAIC) and another one has successfully passed the opposition time period and the certificate will be surely issued in short time.

Regulations on Patents

The PRC Patent Law provides for patentable inventions, utility models and designs, which must meet three conditions: novelty, inventiveness and practical applicability. The State Intellectual Property Office is responsible for examining and approving patent applications. A patent is valid for a term of twenty years in the case of an invention and a term of ten years in the case of utility models and designs. We have obtained 20 patents, 17 are owned by us, and 3 are still under the ownership of Mr. Anyuan Sun but we are currently using them without payment pursuant to a freely terminable nonexclusive license from Mr. Sun.

PRC Enterprise Income Tax Law and Individual Income Tax Law

Under the Enterprise Income Tax Law or EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%. An enterprise established outside of the PRC with its "de facto management bodies" located within the PRC is considered a "resident enterprise," meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementation rules of the EIT Law define "de facto management body" as a managing body that in practice exercises "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise.

The SAT Circular 82 issued by the SAT in April 2009 provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled offshore incorporated enterprise is located in China. Pursuant to the SAT Circular 82, a PRC-controlled offshore incorporated enterprise has its "de facto management body" in China only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders' meetings are located or kept in the PRC; and (d) more than half of the enterprise's directors or senior management with voting rights habitually reside in the PRC. The SAT Bulletin 45, in effect from September 2011, provides more guidance on the implementation of the SAT Circular 82 and provides for procedures and administration details on determining resident status and administration on post-determination matters. Although the SAT Circular 82 and the SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth there may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

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Due to the lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company controlled by individuals. We may be classified as a PRC "resident enterprise" for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Regarding other local taxes and VAT tax, please see the discussion in PRC Business Tax and PRC VAT Tax sections.

Employment Laws

In accordance with the PRC National Labor Law, which became effective in January 1995, and the PRC Labor Contract Law, which became effective in January 2008, as amended subsequently in 2012, employers must execute written labor contracts with full-time employees in order to establish an employment relationship. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, employers in China are obliged to pay contributions to the social insurance plan and the housing fund plan for employees.

We have entered into employment agreements with all of our full-time employees. We have contributed to the basic and minimum social insurance plan. Due to a high employee turnover rate in our industry, it is difficult for us to comply fully with the law. While we believe we have made adequate provision of such outstanding amounts of contributions to such plans in our financial statements, any failure to make sufficient payments to such plans would be in violation of applicable PRC laws and regulations and, if we are found to be in violation of such laws and regulations, we could be required to make up the contributions for such plans as well as to pay late fees and fines.

Description of Property

There is no private land ownership in China. Individuals and entities are permitted to acquire land use rights for specific purposes. We were granted land use rights for our facilities in Wenzhou, which extend until December 31, 2031. Following is a list of our properties, all of which we lease:

Property	Rental Term	Space	Ground Floor Area
C05, Binhai Ind. Park, Dalangqiao Village, Shacheng Town, Longwan District, Wenzhou, Zhejiang Province, China	Jan. 1, 2012 – Dec. 31, 2036		17,537 m [2]
No. 587, 15th Road, 3rd Av., Binhai Ind. Park Economic & Technology Development Zone Wenzhou, Zhejiang Province, China	May 11, 2011 – May 10, 2016	12,580 m [2]
Room 332 (self-assigned number), No. 1192, Third floor, Husong Highway, Songjiang District, Shanghai, China	Jul. 1, 2015 – Jun. 30, 2016		82 m [2]
No. 425, Section 2, Liao Road, Hemei Township, Changhua County, Taiwan	Terminable on demand of landlord		105 m [2]

Our property in No. 587 15th Road, 3rd Av., Binhai Ind. Park, Economic & Technology Development Zone, Wenzhou is our central office and manufacturing facility. At this location, we have a variety of heavy equipment required to produce our valves, pipefittings and other products, including computer numerical control (“CNC”) milling machines, office equipment and product testing equipment. Our offices in Shanghai and Taiwan are sales offices and contain typical office equipment. None of our properties are encumbered by debt, and we are not aware of any environmental concerns or limitations on the use of our properties for the purposes we currently use them or intend to use them in the future.

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Recent Capital Expenditures and Divestitures

The following table sets forth our principal capital expenditures and divestitures (including interests in other companies) for the six months ended June 30, 2015 and for years ended December 31, 2014, 2013 and 2012:

	Six months ended June 30,	Years ended December 31,
	2015	2014	2013	2012
Investments in manufacturing equipment	$9,722	$1,092,754	$715,785	$208,142
Investments in factory construction	613,837	4,310,624	992,107	980,186
Investments in land use rights			—	—
Investments in electrical equipment		-	-	—
Investments in transportation equipment			—	—
Total	$623,559	$5,403,378	$1,707,892	$1,188,328

*                    estimated and unaudited

The source of funds for our expenditures in the six months ended June 30, 2015 and in the years of 2014, 2013 and 2012 were primarily from operations. All expenditures were incurred in Wenzhou.

We currently anticipate capital expenditures of approximately USD $12 million in 2016, including approximately USD $10 million for plant construction in Wenzhou, and approximately USD $2 million for purchasing equipment to manufacture production. We anticipate that the sources of funding for our 2016 capital expenditures will be from our cash from operations or bank loan if needed.

Management

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of February 4, 2016:

Name	Age	Position(s)
Anyuan Sun	38	Chief Executive Officer and Chairman of Board
Xiaoliang Xue	30	Chief Technical Officer
Steven Fu	43	Chief Financial Officer and Director
Xiao Jin	51	Financial Controller
Zuoqiao Sun Zhang	60	Director
Xuesong Liu	42	Independent Director
Hua Zhang	50	Independent Director
Xianpang Hu	47	Independent Director
Haiying Xiang	33	Independent Director

The business address of each of the directors and senior management is c/o Zhejiang Xibolun Technology Co., Ltd., Zhejiang University (Xibolun) Technical R & D Center, No. 587 15th Road, 3rd Av. Binhai Ind. Park, Economic & Technology Development Zone, Wenzhou, Zhejiang, China 325000.

Anyuan Sun. Mr. Sun is our Chief Executive Officer. Mr. Sun is also Chairman of the Board of Directors. Mr. Sun is a valve engineer who co-founded our oldest subsidiary, Xibolun Equipment, in 2005. For more than ten years, Mr. Sun has also served as our Company’s chief engineer and president. Mr. Sun completed his continuing education in Zhejiang University in 2011 and he earned his MBA from City University of Macau in 2014.

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Xiaoliang Xue. Mr. Xue has been with Hebron for nearly ten years. Mr. Xue started his employment with Xibolun Equipment. During his time at Hebron, he has helped our company obtain more than 20 inventions and patents. In addition to serving as our Chief Technical Officer, a position he has held since 2005, Mr. Xue has served our company as a technician, chief technical engineer, sales director and project director. During his tenure at Hebron, Mr. Xue has been involved in the development and design of a variety of valves, such as sanitary ball valves, sanitary butterfly valves and sanitary diaphragm valves.

Steven Fu. Mr. Fu is our Chief Financial Officer. Mr. Fu started his employment with Hebron Technology in January 2014. From 2009 through 2013, Mr. Fu was the Director of Asia Pacific, International Alliance Associates, with chief financial officer responsibilities. Mr. Fu earned his degree in Accounting from Nanyang Technological University, Singapore. He has over 18 years of investment and financing experience in Asia, along with restructuring work experience. Mr. Fu is proficient in managing various aspects of the investment market across various industries. He has extensive experience in both the private equity market and the stock market.

Xiao Jin . Mr. Jin has been our Financial Controller since 2010. Mr. Jin started his employment with Xibolun Equipment. He has overall responsibility for the company’s accounting, financial management, internal control and financing services. From 2002 through April of 2010, Mr. Jin was the chief financial officer of Zhejiang Juneng Lesi Pharmaceutical Co. where he was responsible for the company's overall accounting, financial management, internal control, financing, investment and administration, logistics management and outreach work. Mr. Jin received his Executive MBA from Shanghai Jiaotong University in 2011 and his bachelor’s degree in Economic Management from Central Party School in 2002.

Zuoqiao Sun Zhang. Mr. Sun Zhang was a director of our Company since 2013 to September 16, 2015. Since our founding, Mr. Sun Zhang has been our largest shareholder. Mr. Sun Zhang has been involved in business since 1985, when he established the first electrical appliance switch factory in Wenzhou, which employed more than 50 people. From 1996 to 2003, he was the factory manager of Si Jia Tong Yong Biological and Chemical Dairy Products in Wenzhou. From 2004 to 2012 he expanded his business geological coverage to Wuhan City and North China for our Company. Over 30 years in business, Mr. Sun Zhang has become an expert in the valve manufacturing sector for pharmaceutical and medical companies. In addition to his activities with our company, Mr. Sun Zhang also invests privately. Mr. Sun Zhang graduated from Wenzhou Adult Vocational High School in 2011. We have selected Mr. Sun as a director because of his experience in the valve manufacturing business.

Xuesong Liu. Since 2011, Dr. Xuesong Liu has been a professor and doctoral supervisor at Zhejiang University, Chairman of the Board of Suzhou ZeDaXingBang Pharmaceutical Science Co., Ltd. and Chairman of the Board of Suzhou Zheyuan Automation Engineering Co., Ltd. At Zhejiang University, Dr. Liu’s work focuses on process analysis technology, advanced manufacturing technology and quality control technology for pharmaceutical production. He is also deputy director of the Institute of Modern Traditional Chinese Medicine and the director of the Chinese Medicine Pharmaceutical Engineering Research Laboratory. Over the past five years, he has undertaken approximately twenty-five scientific research projects in his fields of expertise, including ten projects at a national or province level, including projects for China’s National Natural Science Foundation and National Development and Reform Commission. Dr. Liu received doctorate degrees in electric automation and pharmaceutical analysis from Zhejiang University. We have selected Dr. Liu as a director because of his expertise in our industry.

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Hua Zhang . Since 2009, Mr. Zhang has been a director at Hangzhou Topchoice Medical Equipment Management Co., Ltd. and the general manager of their Strategic Investment Department. From 2001 through 2009, Mr. Zhang was the Chief Executive Officer of Zhejiang Topchoice Investment Technology Co., Ltd. In these roles, Mr. Zhang has leveraged his expertise in the financial investment and medical equipment industries. From 1987 to 2001, Mr. Zhang was an associate professor and dean at Zhejiang Physical Education Technology Institute. Mr. Zhang obtained his bachelor degree in economics from Zhejiang University. We have chosen Mr. Zhang to serve as a director because of his expertise in finance.

Xianpang Hu . Since 2011, Mr. Hu has served as the Director of the Institute of Law at the Chinese Academy of Management Science. Mr. Hu brings his experience as a lawyer who has published more than 20 papers on legal matters in China. In his capacity with the Institute of Law, Mr. Hu has organized and hosted international symposia on criminal law matters. Mr. Hu serves as the Secretary General of Chen Guang Zhong Education Foundation and is vice president of the Zhejiang Chamber of Commerce in Beijing. Mr. Hu received his Doctor’s degree from the Central University of Nationalities in 2009. We have chosen Mr. Hu to serve as a director because of the perspective he brings to legal matters in China and his reputation as a well-respected scholar.

Haiying Xiang . Ms. Xiang is an accountant with Siemens Limited China where she has worked since 2012. She works in the internal control department and is tasked with Sarbanes-Oxley compliance and support, coordination of compliance with global risk management and internal control programs for eighteen operating companies and analysis and optimization of business processes. Previously she was an accountant at Siemens Mechanical Drive (Tianjin) Co. Ltd. from 2008 through 2011, where she focused on compliance, internal controls and risk management. Before that, Ms. Xiang was a member of the trading department of Qingdao Far East Gem and Jewelry Co., Ltd. from 2006 through 2007. She received her bachelor’s degree and master’s degree of economics from Nankai University in 2006. We have chosen Ms. Xiang as a director because of her experience with financial matters and experience with public company compliance matters. We plan to appoint Ms. Xiang as audit committee financial expert.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. Our Chief Executive Officer, Anyuan Sun, is the son of one of our director nominees, Mr. Zuoqiao Sun Zhang. Other than these relationships, there is no family relationship among any of our directors or executive officers.

Board of Directors and Board Committees

Our board of directors consists of seven (7) directors. We expect that all current directors will continue to serve after this offering. A majority of our Board of Directors (namely, Mr. Xuesong Liu, Mr. Hua Zhang, Mr. Xianpang Hu and Ms. Haiying Xiang) are independent, as such term is defined by The Nasdaq Capital Market.

The directors are divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2017 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2018 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2019 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

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A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Mr. Anyuan Sun currently holds both the positions of Chief Executive Officer and Chairman of the Board. These two positions have not been consolidated into one position; Mr. Sun simply holds both positions at this time. We do not have a lead independent director because of the foregoing reason and also because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a relatively small company in the process of listing on a public exchange; as such we deem it appropriate to be able to benefit from the guidance of Mr. Sun as both our principal executive officer and Chair of the Board. Our Board of Directors plays a key role in our risk oversight. The Board of Directors makes all relevant Company decisions. As a smaller company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

We currently do not have standing audit, nominating or compensation committees. Our board of directors handles the functions that would otherwise be handled by each of the committees. In connection with our initial public offering, we will establish three standing committees under the board: the audit committee, the compensation committee and the nominating committee. The audit committee will be responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors will review and make recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and will also administer our incentive compensation plans and equity-based plans (but our board will retain the authority to interpret those plans). The nominating committee of the board of directors will be responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee will consider diversity of opinion and experience when nominating directors.

Haiying Xiang qualifies as an audit committee financial expert and will be the chair of the audit committee. Xianpang Hu will be the chair of the compensation committee. Xuesong Liu will be the chair of the nominating committee. Xuesong Liu and Xianpang Hu will serve on all three committees, Hua Zhang will serve in compensation committee and nomination committee, Haiying Xiang will only serve in audit committee, and each will be an independent director.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

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The functions and powers of our board of directors include, among others:

•	appointing officers and determining the term of office of the officers;
•	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;
•	exercising the borrowing powers of the company and mortgaging the property of the company;
•	executing checks, promissory notes and other negotiable instruments on behalf of the company; and
•	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive an as-yet undetermined cash fee for serving as directors and may receive option grants from our company. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.

Limitation of Director and Officer Liability

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

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Under our memorandum and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. We may only indemnify a director if he or she acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, the director had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. If a director to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We current do not have a code of business conduct and ethics applicable to our directors, officers and employees, however, we intend to adopt one in the near future in connection with our application to list on The NASDAQ Capital Market.

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Executive Compensation

We currently do not have a compensation committee approving our salary and benefit policies. Our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the year ended December 31, 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Anyuan Sun	2015	32,109	0	0	0	32,109
Chief Executive Officer	2014	32,544	0	0	0	32,544

Steven Fu	2015	100,000	0	0	0	100,000
Chief Financial Officer	2014	100,000	0	0	0	100,000

Xiaoliang Xue	2015	19,265	0	0	0	19,265
Chief Technical Officer	2014	19,526	0	0	0	19,526

Employment Agreements

Our employment agreements with our officers generally provide for employment for a specific term (typically approximately two years at a time) and pay annual salary, health insurance, pension insurance, and paid vacation and family leave time. The agreement may be terminated by either party as permitted by law. In the event of a breach or termination of the agreement by our company, we may be obligated to pay the employee twice the ordinary statutory rate. In the event of a breach or termination causing loss to our company by the employee, the employee may be required to indemnify us against loss.

Anyuan Sun

We entered an employment agreement with our Chief Executive Officer, Mr. Sun, effective as of January 1, 2012 and running through December 31, 2014 that provided a salary of RMB16,667 per month. We have entered into a new employment agreement with Mr. Sun effective as of January 1, 2015 and running through December 31, 2016, with the salary of RMB16,667 per month. We also entered into an engagement letter between Hebron Technology and Mr. Sun on September 9, 2015 which indicated that Mr. Sun would serve as the Chief Executive Officer of Hebron Technology from January 1, 2015 to December 31, 2016 with no separate compensation in addition to the salary in the employment agreement mentioned above.

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Steven Fu

We entered an employment agreement with our Chief Financial Officer, Mr. Steven Fu, on January 1, 2014 that was valid through December 31, 2014 at an annual salary of $100,000. On January 1, 2015, we entered an employment agreement with Mr. Fu effective as of January 1, 2015 that runs through December 31, 2015 at an annual salary of $100,000. On December 12, 2015, we entered an employment agreement with Mr. Fu effective as of January 1, 2016 that runs through December 31, 2016 at an annual salary of $100,000.

Xiaoliang Xue

We entered an employment agreement with our Chief Technical Officer, Mr. Xiaoliang Xue, effective as of January 1, 2012 that runs through December 31, 2014, with a salary of RMB 10,000 per month. On January 1, 2015, we entered an employment agreement with Mr. Xue effective as of January 1, 2015 that runs through December 31, 2016 at the salary of RMB 10,000 per month.

Xiao Jin

We entered an employment agreement with our Financial Controller, Mr. Xiao Jin, effective as of January 16, 2014 that runs through January 15, 2017, with a salary of RMB 7,500 per month on January 16, 2014.

Director Compensation—Fiscal 2015, 2014 and 2013

During fiscal 2015, 2014 and 2013, no members of our Board of Directors received compensation in their capacity as directors.

Director Compensation—Non-Employee Directors

We plan to pay our independent directors an as-yet undetermined annual cash retainer. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity. In addition, we may provide incentive grants of stock, options or other securities convertible into or exchangeable for, our securities. For the years ended December 31, 2015, 2014 and 2013, we did not pay any non-employee directors because we did not have any non-employee directors.

Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since January 1, 2010, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

There are no related party transactions during the period from January 1, 2016 up to February 4, 2016.

For the year ended December 31, 2015, Mr. Anyuan Sun, the Chairman of the Board and CEO of the Company, advanced a total of $920,660 to the Company for its working capital purposes. The advance was due on demand and was non-interest bearing. The Company has fully repaid the balance as of December 31, 2015. As of each of December 31, 2015 and 2014, the Company had $Nil due to Mr. Anyuan Sun.

For the year ended December 31, 2014, the Company purchased $298,893 valve parts from its related party, Zhejiang Xibolun, an entity controlled by the same Controlling Shareholder of the Company, Mr. Anyuan Sun, and sold $81,358 valves to Zhejiang Xibolun. As of December 31, 2015 and 2014, the Company had $Nil due from related party – Zhejiang Xibolun.

As of December 31, 2013, we had an aggregate of $280,160 due from related party, Zhejiang Xibolun. We fully repaid the balance due from Zhejiang Xibolun as of December 31, 2014.

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Principal Shareholders

The following table sets forth information with respect to beneficial ownership of our common shares as of February 4, 2016 by:

•	Each person who is known by us to beneficially own more than 5% of our outstanding common shares;
•	Each of our director, director nominees and named executive officers; and
•	All directors and named executive officers as a group.

The number and percentage of common shares beneficially owned before the offering are based on 12,000,000 common shares outstanding as of February 4, 2016. We have effected a simultaneous 1,000 for 1 stock split and issuance of 15,000,000 common shares and subsequent repurchase of 4,000,000 of our common shares, which resulted in our company having 50,000,000 authorized common shares, of $0.001 par value per share, of which 12,000,000 are issued and outstanding prior to completion of this offering. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. Beneficial owners have same voting rights as holders of record. In computing the number of common shares beneficially owned by a person listed below and the percentage ownership of such person, common shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of February 4, 2016 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all common shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of our Company at No. 587 15th Road, 3rd Av., Binhai Ind. Park, Economic & Technology Development Zone, Wenzhou, Zhejiang Province, China 325000. As of the date of the Prospectus, we have eleven (11) shareholders of record. Currently there is no record holder in the United States.

Named Executive Officers and Directors	Amount of Beneficial Ownership (1)	Pre-Offering Percentage Ownership	Post- Minimum Offering Percentage Ownership	Post- Maximum Offering Percentage Ownership
Directors and Named Executive Officers:
Anyuan Sun, Chief Executive Officer and Chairman (2)	9,938,400	82.82%
Xiaoliang Xue, Chief Technology Officer	0	*
Steven Fu, Chief Financial Officer and Director	0	*
Xiao Jin, Financial Controller	0	*
Zuoqiao Sun Zhang, Director (3)	0	*
Xuesong Liu, Director	0	*
Hua Zhang, Director	0	*
Haiying Xiang, Director	0	*
Xianpang Hu, Director	0	*
All directors and executive officers as a group (9 persons)	9,938,400	82.82%

5% Beneficial Owners:
Wise Metro Development Co., Ltd. (4)	1,800,000	15%
Yung Kong Chin (5)	1,200,000	10%
Vast Express Development Co. Ltd. (6)	1,080,000	9%
Able State International Industrial Co., Ltd. (7)	1,080,000	9%

*	Less than 1%.

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(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares. All shares represent only common shares held by shareholders as no options are issued or outstanding.

(2)	Includes (i) the sole power to direct the voting and disposition of (a) the 1,800,000 shares held by Wise Metro Development Co., Ltd., (b) the 5,978,400 common shares held by Mr. Zuoqiao Sun Zhang, and (c) the 1,080,000 common shares held by Able State International Industrial Co., Ltd., (ii) the sole power to direct the voting of the 1,080,000 common shares held by Vast Express Development Co. Ltd., and (iii) the shared power to direct the disposition of 1,080,000 common shares held by Vast Express Development Co. Ltd.

(3)	Mr. Zuoqiao Sun Zhang, the father of Mr. Anyuan Sun, is nominally holding 5,978,400 common shares of the company for Mr. Anyuan Sun. Mr. Zuoqiao Sun Zhang does not, directly or indirectly, exercise or share voting or investment power of any shares held by him and disclaims beneficial ownership of such shares.

(4)	This entity is solely owned by Mr. Anyuan Sun, who has the sole power to direct the voting and disposition of such shares.

(5)	Mr. Yung Kong Chin owned 90% of Paces Battle Group, Inc., a capital broker/dealer, through Westwind LLC owned by him. He is not a FINRA registered person, and has no role in the operations of Paces Battle Group.

(6)	This entity is held by Mr. Lingmin Sun, brother of Mr. Anyuan Sun. Mr. Anyuan Sun has the sole power to direct the voting of these 1,080,000 shares, while Mr. Lingmin Sun and Mr. Anyuan Sun have the shared power to direct the disposition of such shares. The proceeds of the transfer of such shares will be retained by Mr. Lingmin Sun.

(7)	This entity is held by Mr. Chengchun Wang, father-in-law of Mr. Anyuan Sun. Mr. Anyuan Sun has the sole power to direct the voting and disposition of these 1,080,000 shares. The proceeds of the transfer of such shares will be retained by Mr. Chengchun Wang.

Description of Share Capital

Hebron Technology was incorporated on May 29, 2012 under the BVI Companies Act, 2004 as a company limited by shares. As of the date of this prospectus, we have effected a simultaneous 1,000 for 1 stock split and issuance of 15,000,000 common shares and subsequent repurchase of 4,000,000 of our common shares, which resulted in our company having 50,000,000 authorized common shares, of $0.001 par value per share, of which 12,000,000 are issued and outstanding prior to completion of this offering.

Neither our Articles nor Memorandum of Association provides for the director’s power, in the absence of a quorum, to vote compensation to themselves. All decisions about director compensation will be recommended by the compensation committee and approved by the Board of Directors as a whole, both acting only when a quorum of members is present.

The following are summaries of the material provisions of our amended and restated memorandum and articles of association that will be in force at the time of the closing of this offering and the BVI Business Companies Act, insofar as they relate to the material terms of our common shares. The forms of our amended and restated memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part. As a convenience to potential investors, we provide the below description of BVI law and our memorandum and articles of association together with a comparison to similar features under Delaware law.

Placement Agent Warrants

Upon completion of this offering, we will issue warrants to purchase up to            common shares to our Placement Agent (such warrants, the “Placement Agent Warrants”). The Placement Agent Warrants are described in the section of this prospectus entitled “Placement and Plan of Distribution.”

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Options

Share Incentive Plan

We intend to establish a pool for shares and share options for our employees following the completion of this offering. This pool will contain common shares and options to purchase our common shares equal to, in the aggregate, 10% of the number of common shares outstanding at the conclusion of this offering, not including any shares underlying Placement Agent Warrants. This pool will contain common shares and options to purchase between                 (assuming a minimum offering) and                 (assuming a maximum offering) of our common shares subject to outstanding share options or reserved for issuance under our share incentive plan. Any options will have a per share exercise price equal to the fair market value of one of our common shares on the date of grant. We expect to grant shares and/or options under this pool to certain employees as of the closing of this offering. Any options granted as of the closing of this offering will have an exercise price per common share equal to the offering price. We have not yet determined the recipients of any such grants.

Common Shares

General

All of our issued common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares.

At the completion of this offering, there will be between                            (assuming the sale of                 ) and                        (assuming the sale of                     ) common shares issued and outstanding. The total number of shares outstanding excludes any shares underlying Placement Agent Warrants we issue to our Placement Agent in this offering.

Listing

We have applied to list our Shares on The NASDAQ Capital Market under the symbol “HEBT.” We cannot guarantee that we will be successful in listing the Shares; however, we will not complete this offering unless we are so listed.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Island Capital Management, LLC, 15500 Roosevelt Boulevard, Suite 301, Clearwater, FL 33760. Island Capital Management, LLC, is a wholly owned subsidiary of a parent company that also wholly owns our placement agent Spartan Securities Group, Ltd.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Business Companies Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may not be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share which such shareholder holds.

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Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the purpose or purposes thereof, at least 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a special meeting of shareholders on its own motion. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

The management of us is entrusted to our board of directors, who will make corporate decisions by board resolution. Our directors are free to meet at such times and in such manner and places within or outside the BVI as the directors determine to be necessary or desirable. A 3 days’ notice of a meeting of directors must be given. At any meeting of directors, a quorum will be present if half of the total number of directors is present, unless there are only 2 directors in which case the quorum is 2. If a quorum is not present, the meeting will be dissolved. If a quorum is present, votes of half of present directors are required to pass a resolution of directors.

As few as one third of our outstanding shares may be sufficient to hold a shareholder meeting. Although our memorandum and articles of association require that holders of at least 50 percent of our outstanding shares appear in person or by proxy to hold a shareholder meeting, to the extent we fail to have quorum on this initial meeting date, we can reschedule the meeting for the next business day or later, at which second meeting the holders of one third or more of our outstanding shares will constitute a quorum. As mentioned, at the initial date set for any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50 percent of the issued common shares entitled to vote on the resolutions to be considered at the meeting. A quorum may comprise a single shareholder or proxy and then such person may pass a resolution of shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid resolution of shareholder. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitle to vote on the matter to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

We would normally expect British Virgin Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

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Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either British Virgin Islands law or our memorandum and articles of association.

Transfer of common shares

Subject to the restrictions in our memorandum and articles of association and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless: (a) the person transferring the shares has failed to pay any amount due in respect of any of those shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Business Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on common shares and forfeiture of common shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Business Companies Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BVI Business Companies Act, the SEC, The NASDAQ Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Business Companies Act, be amended only pursuant to a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

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•	amend our memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;
•	subject to our memorandum, divide our authorized and issued shares into a larger number of shares; and
•	subject to our memorandum, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•	all checks or warrants in respect of dividends of these shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the notice and during the three months referred to in the third bullet point below;
•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to these shares by death, bankruptcy or operation of law; and
•	we have caused a notice to be published in newspapers in the manner stipulated by our memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such notice.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to the net proceeds.

Inspection of books and records

Under British Virgin Islands Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our memorandum and articles of association authorizes our board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The BVI Business Companies Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

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Mergers and similar arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Business Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Business Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

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Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Business Companies Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Business Companies Act or our memorandum and articles of association be set aside.

Derivative actions

Section 184C of the BVI Business Companies Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or
•	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our memorandum and articles of association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that provide for a staggered board of directors and prevent shareholders from taking an action by written consent in lieu of a meeting. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a transaction that is material to the company. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Business Companies Act or our memorandum and articles of association, as amended and re-stated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. However, our memorandum and articles of association do not permit shareholders to act by written consent.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our memorandum and articles of association allow our shareholders holding not less than 30% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

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Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed from office, with cause, by a resolution of shareholders or by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute. However, our memorandum and articles of association expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Business Companies Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

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Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

Shares Eligible for Future Sale

Before our initial public offering, there has not been a public market for our common shares. Future sales of substantial amounts of shares of our common shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common shares to fall or impair our ability to raise equity capital in the future.

The common shares that were not offered and sold in our initial public offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of common shares then outstanding, which will equal between (assuming closing of a minimum offering) and (assuming closing of a maximum offering) shares immediately after our initial public offering, or
•	the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

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Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Registration on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the closing of this offering to register up to       of our common shares subject to outstanding options or reserved for issuance under our share incentive plan, such amount being equal to 10% of the number of common shares issued and outstanding after the closing of the offering, assuming a maximum offering. This registration will permit the resale of these common shares by nonaffiliates in the public market without restriction under the Securities Act. Common shares registered pursuant to the Form S-8 held by affiliates will be subject to Rule 144 volume limitations. As of the date of this Prospectus, we have not issued any options to purchase our common shares.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale. To the extent we sell a number of common shares between the minimum and maximum offering, the below tables will be adjusted proportionately as to numbers of shares available for sale (as to share incentive and Placement Agent Warrant shares) and dates on which such shares may be sold (as to currently outstanding shares).

Description	Date Available for Sale
Common Shares Underlying Placement Agent Warrants: ( minimum/ maximum)	After later of 180 days from the date of effectiveness or commencement of sales of the public offering and exercise of warrants.

Common Shares in Share Incentive Plan: ( minimum/ maximum)	From vesting dates through expiration of grants .

Shares Offered in this Offering: ( minimum/ maximum)	After the date of this prospectus, these shares will be freely tradable.

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Material Tax Consequences Applicable to U.S. Holders of Our Common Shares

The following sets forth the material British Virgin Islands, Chinese and U.S. federal income tax consequences related to an investment in our common shares. It is directed to U.S. Holders (as defined below) of our common shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold common shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. Unless otherwise noted in the following discussion, this section is the opinion of Kaufman & Canoles, P.C., our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of Yunnan Tianwaitian Law Firm, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX

ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX

CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

Generally

HEBT is a tax-exempt company incorporated in the British Virgin Islands. HK Xibolun is subject to Hong Kong profits tax rate. Xibolun Automation and Xibolun Equipment are governed by PRC laws.

Our company pays PRC enterprise income taxes, value added taxes and business taxes in China for revenues from Xibolun Automation and Xibolun Equipment and is governed by British Virgin Islands tax laws as to HEBT.

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

PRC enterprise income tax is calculated based on taxable income determined under PRC accounting principles. The Enterprise Income Tax Law (the “EIT Law”), effective as of January 1, 2008, enterprises pay a unified income tax rate of 25% and unified tax deduction standards are applied equally to both domestic-invested enterprises and foreign-invested enterprises. Under the EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will normally be subject to the enterprise income tax at the rate of 25% on its global income. If the PRC tax authorities subsequently determine that we, HK Xibolun or any future non-PRC subsidiary should be classified as a PRC resident enterprise, then such entity’s global income will be subject to PRC income tax at a tax rate of 25%. In addition, under the EIT Law, payments from Xibolun Automation or Xibolun Equipment to us may be subject to a withholding tax. The EIT Law currently provides for a withholding tax rate of 20%. If HEBT or HK Xibolun is deemed to be a non-resident enterprise, then it will be subject to a withholding tax at the rate of 10% on any dividends paid by its Chinese subsidiaries to such entity. In practice, the tax authorities typically impose the withholding tax rate of 10% rate, as prescribed in the implementation regulations; however, there can be no guarantee that this practice will continue as more guidance is provided by relevant government authorities. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact.

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According to the Sino-U.S. Tax Treaty which was effective on January 1, 1987 and aimed to avoid double taxation disadvantage, income that is incurred in one nation should be taxed by that nation and exempted from the other nation, but for the dividend that is generated in China and distributed to foreigner in other nations, a rate 10% tax will be charged.

Our company will have to withhold that tax when we are distributing dividends to our foreign investors. If we do not fulfill this duty, we will receive a fine up to five times of the amount we are supposed to pay as tax or other administrative penalties from government. The worst case could be criminal charge of tax evasion to responsible persons. The criminal penalty for this offense depends on the tax amount the offender evaded, and the maximum penalty will be 3-7 years imprisonment plus fine.

PRC Value Added Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, issued in December 1993, all entities and individuals that are engaged in the businesses of sales of goods, provision of repair and placement services and importation of goods into China are generally subject to a VAT at a rate of 17% (with the exception of certain goods which are subject to a rate of 13%) of the gross sales proceeds received, less any VAT already paid or borne by the taxpayer on the goods or services purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds.

PRC Business Tax

Companies in China are generally subject to business tax and related surcharges by various local tax authorities at rates ranging from 3% to 20% on revenue generated from providing services and revenue generated from the transfer of intangibles.

British Virgin Islands Taxation

Under the BVI Business Companies Act as currently in effect, a holder of common shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common shares and all holders of common shares are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Business Companies Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated or re-registered under the BVI Business Companies Act. In addition, shares of companies incorporated or re-registered under the BVI Business Companies Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks;

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•	financial institutions;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	broker-dealers;
•	traders that elect to mark-to-market;
•	U.S. expatriates;
•	tax-exempt entities;
•	persons liable for alternative minimum tax;
•	persons holding our common shares as part of a straddle, hedging, conversion or integrated transaction;
•	persons that actually or constructively own 10% or more of our voting shares;
•	persons who acquired our common shares pursuant to the exercise of any employee share option or otherwise as consideration; or
•	persons holding our common shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common shares.

Tax Treaties

As above mentioned, according to the Sino-U.S. Tax Treaty which was effective on January 1st, 1987 and aimed to avoid double taxation disadvantage, income that is incurred in one nation should be taxed by that nation and exempted from the other nation, but for the dividend that is generated in China and distributed to foreigners in other nations, a rate 10% tax will be charged.

Taxation of Dividends and Other Distributions on our Common Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the common shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on The NASDAQ Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

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To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Common Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the common shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the common shares for more than one year, you will be eligible for reduced tax rates of 0% (for individuals in the 10% or 15% tax brackets), 20% (for individuals in the 39.6% tax brackets) or 15% for all other individuals. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2015. Our actual PFIC status for the current taxable year ending December 31, 2015 will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, defined as income from interest, dividends, rents, royalties, gains on property producing foreign personal holding company income and certain other income that does not involve the active conduct of a trade or business; or
•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold common shares, we will continue to be treated as a PFIC for all succeeding years during which you hold common shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the common shares.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

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•	the excess distribution or gain will be allocated ratably over your holding period for the common shares;
•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and
•	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the common shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of your taxable year over your adjusted basis in such common shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Common shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including The NASDAQ Capital Market. If the common shares are regularly traded on The NASDAQ Capital Market and if you are a holder of common shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold common shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9.

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Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Enforceability of Civil Liabilities

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed C T Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Yunnan Tianwaitian Law Firm, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Yunnan Tianwaitian Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

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We have been advised by Kaufman & Canoles, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be enforceable in the British Virgin Islands. We have also been advised by Kaufman & Canoles that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands under the common law doctrine of obligation.

Hastings & Co., our counsel as to Hong Kong law, has advised us the general enforceability in Hong Kong of a civil judgment pronounced by a court of the United States (“US Judgment”). There are 2 avenues for enforcing a foreign judgment in Hong Kong, namely statute and common law. The statutory regime is available only to judgments given in the superior courts of various countries as specified under Schedules 1 and 2 of the Foreign Judgments (Reciprocal Enforcement) Order. The United States is not among those countries. The only available channel for enforcement of a US judgment in Hong Kong is therefore under the common law. In Hong Kong, a foreign judgment for a monetary sum is enforceable at common law if the following criteria are met:

(a) It is a judgment in personam.

(b) It must be for a liquidated sum of money.

(c) It must be final and conclusive in accordance with the laws applicable in the foreign court.

(d) The foreign court must have had the requisite jurisdiction to adjudicate upon the cause or matter that gave rise to the judgment.

(e) It must be impeachable according to the common law rules on conflict of laws in Hong Kong. Impeachable foreign judgments commonly include those which are of a penal or revenue nature, those which are obtained by fraud or in the proceedings conducted against natural justice, and those enforcement of which would be contrary to public policy.

If the above common law criteria are satisfied, the claimant may bring a civil action in Hong Kong against the defendant to recover the liquidated sum under the US Judgment as a debt. Upon obtaining a judgment in Hong Kong, the claimant may proceed to enforce the Hong Kong judgment against the defendant.

Placement and Plan of Distribution

We have entered into a Placement Agreement with Spartan Securities Group, Ltd. (the “Placement Agent”) with respect to the Shares subject to this offering. The address of the Placement Agent is 15500 Roosevelt Blvd, Suite 303, St. Petersburg, Florida 33760. Subject to the terms and conditions of the Placement Agreement, we have agreed to sell and the Placement Agent has agreed to sell on our behalf, at the public offering price less the placement discounts and commissions set forth below a minimum of               shares of common stock and a maximum of                   shares of common stock.

The Placement Agent must sell the minimum number of securities offered (                    common shares) if any shares are sold. The Placement Agent is required to use only its best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and the Placement Agent after which the minimum offering is sold or (ii)                     , 2016. Until at least                     shares of common stock are sold, all funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account at Wilmington Trust N.A., as Escrow Agent, and will be held by the escrow agent for such account. The Placement Agent and us shall require all investor checks for payment for the Securities to be made payable to Wilmington Trust N.A., as Escrow Agent and delivered to the Escrow Agent for deposit in the Escrow Account. All subscription agreements and checks should be delivered to Wilmington Trust N.A., Attention Deborah Daniello, Vice President, Senior Relationship Manager Global Capital Markets, 280 Congress Street, Suite 1300, Boston, MA 02210. Failure to do so will result in checks being returned to the investor who submitted the check. No investor checks shall be made payable to us, Placement Agent or any other entity until the minimum contingency occurs. The investors will have sole claim to the proceeds held in trust prior to the receipt of the minimum offering proceeds. The funds are held for the benefit of the investors until the minimum is reached. Prior to reaching the minimum claims may not be reached by creditors of the Company. If the Placement Agent does not sell at least                     shares of common stock by                     , 2016, all funds will be returned within 3 business days to subscribers without interest or deduction. If this offering completes, then on the closing date, net proceeds will be delivered to us and we will issue the shares of common stock to purchasers. The closing will occur, as to all subscriptions duly received and accepted by us, in one closing, and we do not intend to hold multiple closings in the offering.

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The Offering will be made on a best-efforts basis such that the Placement Agent is required, subject to certain conditions, to take and pay for only such shares as it may sell to the public. The obligations of the Placement Agent may be terminated upon the occurrence of certain events specified in the Placement Agreement. Furthermore, pursuant to the Placement Agreement, the Placement Agent’s obligations are subject to customary conditions, representations and warranties contained in the Placement Agreement, such as receipt by the Placement Agent of officers’ certificates and legal opinions.

Shares issued in this offering will be delivered electronically to the accounts of those purchasers who hold accounts at the Placement Agent as soon as practical upon the closing of the offering. Alternately, subscribers who do not carry an account at the Placement Agent may request that the shares be held in book-entry at the Company’s transfer agent, be delivered in certificated form to the subscriber, or may be issued in book-entry at the Company’s transfer agent and subsequently delivered electronically to the subscribers non-Spartan brokerage account upon request of the subscriber.

The Placement Agent proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $           per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the Placement Agent.

Discounts, Commissions and Expense Reimbursement. The Placement Agent will receive a fund raising commission equal to between $400,000 (4% of the gross proceeds raised in the offering) in the case of a minimum offering and $800,000 (4% of the gross proceeds raised in the offering) in the case of a maximum offering.

The following table shows, for each of the minimum and maximum offering amounts, the per share and maximum total public offering price, placement discounts and commissions to be paid to the Placement Agent by us, and proceeds to us, before expenses.

	Per Share	Minimum Offering	Maximum Offering
Public Offering Price	$	$10,000,000	$20,000,000
Placement discounts and commissions	$	$400,000	$800,000
Proceeds to Us, Before Expenses	$	$9,600,000	$19,200,000

Under the Placement Agreement, we will also reimburse our Placement Agent’s reasonable travel and out-of-pocket expenses as incurred in connection with its services up to an aggregate amount of $20,000, provided that travel expenses and other expenses in excess of $5,000 must be pre-approved by us via email, and reasonable fees and disbursements of counsel(s) and advisors retained by the Placement Agent, up to an aggregate amount of the lesser of $190,000 and such amount. Any advance of fees shall be applied against out of pocket accountable expenses and shall be reimbursed to us to the extent not actually incurred. We estimate that the total expenses of this Offering, excluding the placement discount, will be approximately $1,047,857.

We have also agreed to pay our Placement Agent an aggregate compensation as financial advice fee equal to $100,000, as well as reimburse our Placement Agent for it’s reasonable expenses in performing it’s duties under the Second Amended and Restated Consulting & Capital Market Advisory Agreement provided that our Placement Agent produce receipts of all reasonable expenses which exceed $1,000 USD; provided however that in no event shall such reasonable expenses exceed, in the aggregate, $10,000. Any advance of fees shall be applied against out of pocket accountable expenses and shall be reimbursed to us to the extent not actually incurred.

Discretionary Accounts. The Placement Agent has informed us that it does not intend to make sales to any accounts over which it has discretionary authority.

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Warrants. We have agreed to issue to the Placement Agent and to register herein warrants to purchase up to a total of up to              shares of common stock (equal to 5% of the gross proceeds of this Offering) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing 180 days from the effective date of the Offering and expiring three years from the effective date of the Offering. The warrants are exercisable at a per share price equal to 120% of the public offering price per share in the Offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Placement Agent (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the Offering. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Indemnification and Other Matters. We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof. The Placement Agent and its affiliates may also provide from time to time in the future certain financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. From time to time, the Placement Agent and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Lock Up. We, on behalf of ourselves and any successor entity, have agreed that we will not, for a period of one hundred eighty (180) days from the effective date of the Registration Statement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise.

The restrictions contained in the above paragraph shall not apply to (i) the Public Securities to be sold hereunder, (ii) the issuance by our company of Shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus as outstanding or (iii) the issuance by our company of an option or shares of capital stock of our company under any stock compensation plan of our company disclosed in the Registration Statement, the Pricing Prospectus and the Prospectus, or upon approval of our company’s board of directors, to any officer, director, employee or consultant of our company as compensation for services.

Stabilization. The Placement Agent will not take any action designed to or that constitutes or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization of the price of any security of our company to facilitate the sale or resale of the shares sold in this offering.

We intend to apply to have our common stock listed on The NASDAQ Capital Market under the symbol “HEBT.” Because there has not been an effective trading market of substance for our common stock to date, however, the offering price for shares offered hereby, which was negotiated by us and the Placement Agent, may not necessarily reflect the last reported sale price for our common stock or the market price of our common stock following the Offering. In addition to recent sale prices for our common stock, the following factors were considered in determining the offering price:

•            the information presented in this Prospectus and otherwise available to the Placement Agent;

•            our past and present operations;

•            our historical results of operations;

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•            our current financial condition and results of operations;

•            our prospects for future business and earning potential;

•            our management;

•            the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

•            the history and prospects for the industry in which we compete;

•            the general condition of the securities markets at the time of this Offering;

•            the recent market prices of securities of generally comparable companies;

•            the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and

•           other factors deemed to be relevant.

We cannot offer any assurance that the offering price corresponds to the price at which the common stock will trade in the public market subsequent to the Offering or that an active trading market for the common stock will develop and continue after the Offering.

Passive Market Making. In connection with this Offering, the Placement Agent may engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before commencement of offers or sales of the shares and extending through completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Securities. A prospectus in electronic format may be delivered to potential investors by the Placement Agent. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Sales Outside the U.S. No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this Prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and none of this prospectus or any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The Placement Agent may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or indirectly or through affiliates, where they are permitted to do so.

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European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

a)           to any legal entity that is a qualified investor as defined in the Prospectus Directive;

b)           to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

c)           in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive; provided that no such offer of securities shall require us or any Placement Agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This Prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this Prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

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People’s Republic of China

This Prospectus has not been and will not be circulated or distributed in the PRC, and shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

Singapore

This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the Offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the Offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

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Expenses Relating to This Offering

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,135
NASDAQ Capital Market Listing Fee	75,000
FINRA	3,500
Legal Fees and Expenses	287,222
Accounting Fees and Expenses	360,000
Printing and Engraving Expenses	10,000
Miscellaneous Expenses	100,000
Total Expenses	$837,857

Under the Placement Agreement, we will also pay our Placement Agent a fund raising commission equal to 4% of the gross proceeds raised in the offering. Also, we will reimburse our Placement Agent’s reasonable travel and out-of-pocket expenses as incurred in connection with its services up to an aggregate amount of $20,000, provided that travel expenses and other expenses in excess of $5,000 must be pre-approved by us via email, and reasonable fees and disbursements of counsel(s) and advisors retained by the Placement Agent, up to an aggregate amount of the lesser of $190,000 and such amount.

In addition, we will pay our Placement Agent an aggregate compensation as financial advice fee equal to $100,000, as well as reimburse our Placement Agent for its reasonable expenses in performing its duties under the Second Amended and Restated Consulting & Capital Market Advisory Agreement provided that our Placement Agent produce receipts of all reasonable expenses which exceed $1,000 USD; provided however that in no event shall such reasonable expenses exceed, in the aggregate, $10,000. Any advance of fees shall be applied against out of pocket accountable expenses and shall be reimbursed to us to the extent not actually incurred.

Legal Matters

The validity of the common shares offered hereby will be passed upon for us by Kaufman & Canoles, P.C. Szaferman Lakind Blumstein & Blader, PC is acting as counsel to the Placement Agent. Certain legal matters as to PRC law will be passed upon for us by Yunnan Tianwaitian Law Firm and for the Placement Agent by Grandall Law Firm. Kaufman & Canoles, P.C. may rely upon Yunnan Tianwaitian Law Firm with respect to matters governed by PRC law.

The current address of Kaufman & Canoles, P.C. is Two James Center, 14th Floor, 1021 E. Cary St., Richmond, Virginia 23219. The current address of Yunnan Tianwaitian Law Firm is No. 62 Chuncheng Road, Securities Building 23 rd Floor., Kunming, Yunnan Province, China 650011.

Experts

The consolidated financial statements for each of the years ended December 31, 2014 and 2013, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of Friedman LLP is 1700 Broadway, New York, New York 10019.

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Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Placement Agent, voting trustee, director, officer, or employee.

Disclosure of Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

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HEBRON TECHNOLOGY CO., LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2014 AND 2013

F-1

HEBRON TECHNOLOGY CO., LIMITED

Consolidated Financial Statements (unaudited)

Unaudited Condensed Consolidated Balance Sheets	F-24

Unaudited Condensed Consolidated Statements of Income and Comprehensive Income	F-25

Unaudited Condensed Consolidated Statements of Cash Flows	F-26

Notes to Unaudited Condensed Consolidated Financial Statements	F-27–F-40

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Hebron Technology Co., Limited

We have audited the accompanying consolidated balance sheets of Hebron Technology Co., Limited and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended December 31, 2014 and 2013. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years ended December 31, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

New York, NY

April 10, 2015, except for the third paragraph of note 17, as to which the date is April 29, 2015.

F-3

HEBRON TECHNOLOGY CO., LIMITED

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013

ASSETS

CURRENT ASSETS:
Cash	$376,467	$183,806
Restricted cash	-	2,518,809
Contracts receivable, net	5,028,311	4,754,151
Accounts receivable, net	297,846	322,333
Notes receivable	-	84,794
Customer security deposits, net	1,649,854	1,061,498
Inventories	1,883,493	3,771,151
Prepayments and advances to suppliers, net	2,093,799	1,405,574
Other receivables, net	58,106	473,276
Due from related party	-	280,160
Prepaid expenses and other current assets	162,707	-
Deferred tax assets	188,162	281,803

TOTAL CURRENT ASSETS	11,738,745	15,137,355

Property and equipment at cost, net of accumulated depreciation	8,407,737	4,468,375
Land use right, net of accumulated amortization	1,331,598	1,399,411
Deposits for rent	113,895	114,491
Deferred tax assets - long term	57,685	57,801
Prepayment on property and equipment	1,128,344	-

TOTAL ASSETS	$22,778,004	$21,177,433

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term loans	$850,960	$1,128,557
Accounts payable	715,783	1,774,363
Advances from customers	2,246,701	1,540,027
Progress billings	579,889	3,263,626
Taxes payable	4,974,763	3,555,960
Accrued expenses and other current liabilities	395,991	255,992

TOTAL LIABILITIES	9,764,087	11,518,525

COMMITMENTS

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 50,000,000 shares authorized, 1,000,000 shares issued and outstanding*	1,000	1,000
Additional paid-in capital	119,970	119,970
Retained earnings	12,410,625	8,999,615
Accumulated other comprehensive income	482,322	538,323

TOTAL SHAREHOLDERS' EQUITY	13,013,917	9,658,908

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$22,778,004	$21,177,433

* Retroactively restated for effect of stock split

The accompanying notes are an integral part of these consolidated financial statements.

F-4

HEBRON TECHNOLOGY CO., LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For The Years Ended December 31,
	2014	2013

REVENUE	$16,734,593	$14,380,488

COST OF REVENUE
Cost of product and services	10,373,281	8,998,189
Business and sales related tax	268,812	187,820

GROSS PROFIT	6,092,500	5,194,479

OPERATING EXPENSES
General and administrative expenses	177,703	692,529
Selling expenses	1,098,365	762,576
Research and development expenses	40,606	19,361
Total operating expenses	1,316,674	1,474,466

INCOME FROM OPERATIONS	4,775,826	3,720,013

OTHER INCOME (EXPENSE)
Other income	5,083	15,941
Interest expense	(70,496)	(34,261)
Total other income (expense)	(65,413)	(18,320)

INCOME BEFORE INCOME TAXES	4,710,413	3,701,693

PROVISION FOR INCOME TAXES	1,299,403	648,508

NET INCOME	3,411,010	3,053,185

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation gain (loss)	(56,001)	258,456

COMPREHENSIVE INCOME	$3,355,009	$3,311,641

Basic and diluted earnings per common share*	$0.28	$0.25

Weighted average number of shares outstanding*	12,000,000	12,000,000

* Retroactively restated for effect of stock split

The accompanying notes are an integral part of these consolidated financial statements.

F-5

HEBRON TECHNOLOGY CO., LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

					Accumulated Other
	Common Stock		Additional paid	Retained	Comprehensive
	Shares*	Amount	in capital	Earnings	Income	Total

January 1, 2013	1,000,000	$1,000	$119,970	$5,946,430	$279,867	$6,347,267
						-
Net income for the year	-	-	-	3,053,185	-	3,053,185
Foreign currency translation gain	-	-	-	-	258,456	258,456

December 31, 2013	1,000,000	$1,000	$119,970	$8,999,615	$538,323	$9,658,908

Net income for the year	-	-	-	3,411,010	-	3,411,010
Foreign currency translation loss	-	-	-	-	(56,001)	(56,001)

December 31, 2014	1,000,000	$1,000	$119,970	$12,410,625	$482,322	$13,013,917

* Retroactively restated for effect of stock split

The accompanying notes are an integral part of these consolidated financial statements.

F-6

HEBRON TECHNOLOGY CO., LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,411,010	$3,053,185

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	372,688	438,488
Deferred tax expense (benefit)	91,993	(108,709)
Provision for (recovery of) doubtful accounts	(368,713)	370,024
Changes in operating assets and liabilities:
Contracts receivable	444,538	(3,548,328)
Accounts receivable	(181,703)	39,549
Notes receivable	84,357	(83,642)
Due from customers	(593,911)	178,591
Advance to suppliers	(865,818)	(1,259)
Inventories	1,868,115	(2,050,045)
Other receivables and prepaid expenses	(72,467)	120,187
Accounts payable	(1,279,223)	1,651,067
Advances from customers	710,370	800,206
Progress billings	(2,666,875)	1,892,298
Taxes payable	1,437,389	988,875
Accrued expenses and other current liabilities	369,964	16,633
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,761,714	3,757,120

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(1,092,754)	(715,785)
Repayment of third party loans	322,477	(319,747)
Payments for construction in progress	(4,310,624)	(992,107)
NET CASH USED IN INVESTING ACTIVITIES	(5,080,901)	(2,027,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayment of) proceeds from short-term bank loans	(271,735)	22,587
(Repayment of) proceeds from related parties	278,715	(373,662)
Repayment of bank acceptances notes payables	-	(262,981)
Changes in restricted cash	2,505,817	(2,187,084)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,512,797	(2,801,140)

EFFECT OF EXCHANGE RATE CHANGE ON CASH	(949)	30,733

NET INCREASE (DECREASE) IN CASH	192,661	(1,040,926)

CASH-beginning of year	183,806	1,224,732

CASH-end of year	$376,467	$183,806
	-
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for income tax	$198	$-
Cash paid for interest	$99,097	$80,855

The accompanying notes are an integral part of these consolidated financial statements.

F-7

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - BUSINESS DESCRIPTION

Organization and description of business

Hebron Technology Co., Ltd, ("Hebron Technology" or the “Company”) , through its subsidiaries, is engaged in the manufacture of fluid equipment and installation service for pharmaceutical engineering construction in the People’s Republic of China (“PRC” or “China”).

Hebron Technology is a limited company established under the laws of the British Virgin Islands on May 29, 2012 as a holding company. Mr. Anyuan Sun, the Chairman of the Board and CEO of the Company, is the ultimate controlling shareholder (“the Controlling Shareholder”) of the Company.

Hong Kong Xibolun Technology Limited ("HK Xibolun") is a limited company formed in accordance with laws and regulations of Hong Kong on June 14, 2011, as a trading company. The Company is controlled by the same Controlling Shareholder.

As part of the reorganization as described below (the “Reorganization”), the Company became the ultimate holding company of HK Xibolun, Zhejiang Xibolun Automation Project Technology Co., Ltd. ("Xibolun Automation") and Wenzhou Xibolun Fluid Equipment Co., Limited (“Xibolun Equipment”), which were all controlled by the same Controlling Shareholder before the Reorganization.

Xibolun Equipment and Xibolun Automation are engaged in the manufacture of fluid equipment including valves, pumps, pipe fittings and others, with particular emphasis on the intelligentized valves and installation service for pharmaceutical engineering construction.

Reorganization

Xibolun Automation was incorporated on September 24, 2012 and initially owned by Hebron Technology, Xibolun Equipment, and Zhejiang Xibolun Technology Co., Ltd. (“Zhejiang Xibolun”), a Chinese company also controlled by Mr. Sun. On October 30, 2012, HK Xibolun entered into separate equity transfer agreements with Hebron Technology, Xibolun Equipment, and Zhejiang Xibolun, pursuant to which HK Xibolun acquired all of such shareholders’ ownership interests in Xibolun Automation without consideration. The transfer was effective on December 5, 2012.

Xibolun Equipment was incorporated on January 25, 2005. After the a few transactions, by July 20, 2011, Xibolun Equipment was owned by the Controlling shareholder and another foreign shareholder, Mr. Gongqi Xiang, by holding shares of 70% and 30%, respectively. On July 21, 2011, HK Xibolun entered into an equity transfer agreement with Mr. Gongqi Xiang, in which HK Xibolun agreed to acquire 30% ownership interest of Xibolun Equipment for RMB 300,000. On July 29, 2013, the Controlling shareholder transferred his 70% ownership interest in Xibolun Equipment to Xibolun Automation for RMB 700,000, which is a wholly owned subsidiary of HK Xibolun. Subsequent to the transfers, Xibolun Equipment became a wholly owned subsidiary of HK Xibolun.

On October 22, 2012, in anticipation of an initial public offering (“IPO”) of its equity securities, the shareholder of HK Xibolun transferred his share in HK Xibolun to the Company without any consideration and as a result, HK Xibolun became a subsidiary of the Company.

F-8

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - BUSINESS DESCRIPTION (Continued)

Reorganization (Continued)

The above mentioned transactions were accounted for in a manner similar to a recapitalization. Hebron Technology and its wholly-owned subsidiary HK Xibolun, who own 100% interest of Xibolun Automation and Xibolun Equipment, were effectively controlled by the same Controlling Shareholder before and after the reorganization and therefore the Reorganization is considered under common control. The consolidation of Hebron Technology and its subsidiaries has been accounted for at historical cost as of the beginning of the first period presented in the accompanying consolidated financial statements.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S GAAP”) and have been consistently applied.

The consolidated financial statements include the financial statements of Hebron Technology, HK Xibolun, Xibolun Automation and Xibolun Equipment (collectively, the “Company”). All significant inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during each reporting period.  Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include: the allowances for doubtful accounts, the valuation of inventory, realizability of deferred tax assets, costs to complete contracts, estimated useful lives and fair value in connection with the impairment of property and equipment and accruals for income tax uncertainties.

F-9

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

The Company recognizes revenue from sales of valves and other fluid equipment and installation contracts to provide installation services for pharmaceutical and beverage companies.

Sales of product : sales are recognized at the date of shipment from the Company’s facilities to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, ownership has passed, no other significant obligations of the Company exist and collectability is reasonably assured. Management considers delivery to occur upon shipment provided title and risk have passed to the customer, which is generally when the product is shipped to the customer from the Company’s facility.  The Company’s sales revenue consists of the invoiced value of goods, net of value-added tax (“VAT”).

Installation contracts : Sales from fixed-price construction contracts are recognized on the completed contract method. This method is used because the typical contract is completed in four months or less, and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of completion method. A contract is considered complete when all costs except insignificant items have been incurred, and the installation is operating according to specifications or has been accepted by the customer. Contract costs include all direct material, subcontract cost, and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

The Company sometimes enters into installation service contracts in connection with product sales. Even if the installation contract and product sales contracts are entered into separately, the Company evaluates them as a single arrangement and determines whether the arrangement contains more than one unit of accounting in accordance with the standard, “Multiple-Deliverable Revenue Arrangement”. An arrangement is separated, if (1) the delivered element(s) has (have) value to the customer on a stand-alone basis, (2) there is reliable evidence of the fair value of the undelivered element(s) and (3) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is (are) considered probable and substantially in the control of the Company. If all three criteria are fulfilled, the appropriate revenue recognition convention is then applied to each separate unit of accounting. Generally, the total arrangement consideration is allocated to the separate units of accounting based on their relative fair values. Reliable fair values are sales prices for the component when it is regularly sold on a stand-alone basis, third-party prices for similar components or, under certain circumstances, cost plus, an adequate business specific profit margin related to the relevant element. If the three criteria are not met, revenue is deferred until such criteria are met or until the period in which the last undelivered element is delivered. The amount allocable to the delivered elements is limited to the amount that is not contingent upon delivery of additional elements or meeting other specified performance conditions.

For multiple element contracts where there is no vendor specific objective evidence (VSOE) or third-party evidence that would allow the allocation of an arrangement fee amongst various pieces of a multi-element contract, fees received in advance of services provided are recorded as deferred revenues until additional operational experience or other VSOE becomes available, or until the contract is completed.

F-10

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition (Continued)

The Company recognizes product sales and installation revenue separately. The manufacture of fluid equipment comprises two stages: (a) manufacture; and (b) installation. In practice, the Company always enters into separate product and installation contracts with the customer as the customer has the choice to use its own staff or external contractors to install the products based on product installation manuals provided by the Company when the products are delivered. The Company usually sells the product on a standalone basis and also is engaged by customers to install the systems they purchased from other suppliers. It is the Company’s policy to sell its products at the set prices regardless of whether customer separately enters into an installation contract with the Company. The Company always prices its installation services at market competitive rate regardless of whether the installation service relates to its own products or standalone installation services.

The Company generally provides a one year warranty period for products sold and installation services performed. No warranty cost provisions were provided as at December 31, 2014 and 2013 , because the actual warranty cost incurred was insignificant based on historical experience.

Cash

The Company maintains cash with financial institutions in the People’s Republic of China (“PRC”) which are not insured or otherwise protected.  Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution.

Restricted cash

For the cash deposits fully controlled by the bank during the deposit term, the Company includes them in the restricted cash account. Certain restricted cash represents required cash deposits as a part of collateral for bank notes payable, for which the Company is required to maintain 50% of the balance to ensure future credit availability.

Accounts and contract receivables

Accounts and contract receivables are stated at net realizable value. An allowance for doubtful accounts is established based on the management’s assessment of the recoverability of accounts and other receivables. A considerable amount of judgment is required in assessing the realizability of these receivables, including the current credit worthiness of each customer and the related aging analysis. An allowance is provided for accounts when management has determined that the likelihood of collection is doubtful.

F-11

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Customer security deposits

Customer security deposits represent the amount retained from the Company’s customers to ensure the quality of the installation and any possible follow-up maintenance related to the installation. The term of these customer security deposits is typically within one year after the completion date of installation projects. If there is no dispute for the quality of installation project during one year, such deposits should be returned to the Company. Management regularly reviews aging of deposit receivables and changes in payment trends and records allowance when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off after exhaustive efforts at collection. As of December 31, 2014 and 2013, the Company did not record any allowances for customer security deposits.

Inventories

Inventories are stated at the lower of cost or market value. Inventories consist of raw materials, finished goods, working in process, low value consumables, and installation projects in process that had not been completed.

Advances to suppliers

The Company advances monies to certain suppliers for raw materials, plant and equipment, and factory rent. These advances are interest free and unsecured.

Property and equipment

Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method, as follows:

Items	Useful life
Buildings	20 years
Machinery equipment	3- 10 years
Transportation equipment	4 years
Office equipment	3-5 years

Construction in progress

Construction in progress represents capital assets under construction or being installed and is stated at cost. Cost comprises original cost of plant and equipment, installation, construction and other direct costs prior to the date of reaching the expected usable condition. Construction in progress is transferred to the property, plant and equipment and depreciation commences when the asset has been substantially completed and reaches the expected usable condition.

Land use right

The Company states land use right at cost. The land use right is amortized on straight line method over the term of the land use right.

F-12

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and development costs

Research and development costs are expensed to operations as incurred and include fees paid to third party contractors, including Zhejiang University.

Long-lived assets and other acquired intangible assets

The Company reviews property and equipment and identifiable intangibles for impairment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. The Company did not record any impairment as of December 31, 2014 and 2013.

Income taxes

The Company’s subsidiaries in China are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC and Hong Kong for the years ended December 31, 2014 and 2013. The Company accounts for income tax under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes will be recognized if significant temporary differences between tax and financial statements occur. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of December 31, 2014 and 2013, no valuation allowance is considered necessary.

In the normal course of business, the Company may be subject to challenges from taxing authorities regarding the amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions. Management determines whether the benefits of its tax positions are more-likely-than-not of being sustained upon audit based on the technical merits of the tax position. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated.

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended December 31, 2014 and 2013. All tax returns since the Company’s inception are still subject to examination by tax authorities.

Under the Provisional Regulations of PRC Concerning Income Tax on Enterprises promulgated by the PRC, income tax is payable by enterprises at a rate of 25% of their taxable income.

F-13

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Value added tax

Sales revenue represents the invoiced value of goods, net of a VAT. All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign currency translation

Since the Company operates primarily in the PRC, the Company’s functional currency is the Chinese Yuan (“RMB”).  The Company’s financial statements have been translated into the reporting currency the United States Dollar. Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the statements of income.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Fair value of financial instruments

The Company follows the provisions of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, restricted cash, accounts receivable, notes receivable, customer security deposits, prepayments and advances to suppliers, other receivables, due from related party, accounts payable, short term loans, bank acceptances notes payable, due to related party and accrued expenses and other current liabilities, approximate their fair value based on the short-term maturity of these instruments.

F-14

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires public companies with capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statements of cash flows

In accordance with FASB ASC Topic 230, “Statement of Cash Flows,” cash flows from the Company are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the Company’s statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, will have a material effect on its consolidated financial position, results of operations, or cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606. This update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets, unless those contracts are within the scope of other standards. The guidance in this update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition and most industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to illustrate the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance also includes a cohesive set of disclosure requirements that will provide users of financial statements with comprehensive information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a reporting organization’s contracts with customers. This ASU is effective retrospectively for fiscal years, and interim periods within those years beginning after December 15, 2016 for public companies and 2017 for non-public entities. Management is evaluating the effect, if any, on the Company’s financial position and results of operations.

F-15

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - RESTRICTED CASH

For the year ended December 31, 2013, the Company had restricted cash balance of $2,518,809, which was deposited in the designated accounts by the bank at higher interest rate with term from two months to one year. The Bank had full control of funds. The Company collected the restricted cash balance during the year ended December 31, 2014.

Note 4 - CONTRACTS RECEIVABLE, NET

The contracts receivable consists of the following:

	December 31, 2014	December 31, 2013

Contract receivables	$5,028,311	$5,501,472
Allowance for doubtful accounts	-	(747,321)
	$5,028,311	$4,754,151

The movement in the allowance for doubtful accounts can be reconciled as follows:

	December 31, 2014	December 31, 2013

Beginning of the year	$747,321	$310,407
Recovery	(743,466)	(240,596)
Provision		662,207
Foreign exchange effect	(3,855)	15,303
	$-	$747,321

Note 5 - ACCOUNTS RECEIVABLE, NET

The accounts receivable consists of the following:

	December 31, 2014	December 31, 2013

Accounts receivable	781,981	603,428
Allowance for doubtful accounts	(484,135)	(281,095)
	$297,846	$322,333

The movement in the allowance for doubtful accounts can be reconciled as follows:

	December 31, 2014	December 31, 2013

Beginning of the year	$281,095	$178,066
Recovery	(143,175)	(29,088)
Provision	347,689	125,343
Foreign exchange effect	(1,474)	6,774
	$484,135	$281,095

F-16

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - INVENTORIES

The inventories consist of the following:

	December 31, 2014	December 31, 2013
Raw materials	$592,672	$45,159
Finished goods	1,231,727	14,326
Installation projects in process	59,094	3,711,666
	$1,883,493	$3,771,151

Note 7 - PREPAYMENTS AND ADVANCES TO SUPPLIERS, NET

Prepayments and advances to suppliers consisted of the following:

	December 31, 2014	December 31, 2013
Advances to raw material suppliers (a)	$847,310	$1,021,659
Advances to construction subcontractors	1,511,823	481,675
Others	2,799	654
Subtotal	2,361,932	1,503,988
Allowance for doubtful accounts	(268,133)	(98,414)
Prepayments and advances to suppliers, net	$2,093,799	$1,405,574

(a)	The prepayments and deposits on raw materials are generally required by our suppliers for the purpose of ongoing business relationships. The prepayments and deposits are not directly associated with any specific purchase contract or any specific price but will be used to offset any accounts payable balance resulting from any specific purchase order priced at market.

Note 8 - OTHER RECEIVABLES, NET

The other receivables, net of allowance for doubtful accounts consist of the following:

	December 31, 2014	December 31, 2013
Receivable from logistic and export venders	$-	$424,363
Employee advances	52,066	32,712
Others	6,040	16,201
	$58,106	$473,276

F-17

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	December 31, 2014	December 31, 2013

Buildings	$137,972	$138,694
Machinery equipment	3,724,924	3,775,607
Transportation equipment	35,375	32,943
Office equipment	92,248	99,990
Subtotal	3,990,519	4,047,234
Construction in progress	6,316,147	2,016,233
Less: accumulated depreciation	(1,898,929)	(1,595,092)
Property, plant and equipment, net	$8,407,737	$4,468,375

Depreciation charge was $312,158 and $372,288 for the years ended December 31, 2014 and 2013, respectively.

Construction in progress represents direct costs of construction incurred for the Company’s new office and manufacturing facility. No depreciation is provided until construction is completed and ready for its intended use. The Company expected to complete the related construction by the first quarter of 2016.

Note 10 - LAND USE RIGHT

The Company states land use right at cost less accumulated amortization. All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The Company has the Right to use the land for 25 years and amortizes the Right on a straight-line basis over the period of 25 years.

	December 31, 2014	December 31, 2013

Land use right	$1,513,179	$1,521,099
Less: accumulated amortization	181,581	121,688
Land use right, net	$1,331,598	$1,399,411

The estimated future amortization expenses are as follows:

Year ending December 31:
2015	$60,527
2016	60,527
2017	60,527
2018	60,527
2019	60,527
Thereafter	1,028,963
Total estimated future amortization expenses	$1,331,598

F-18

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - SHORT-TERM LOANS

Short-term loans consisted of the following:

Lender	December 31, 2014	Term	Int. Rate/Year
Bank of China Longwan Branch	$253,824	October 22, 2014 to April 21, 2015	7.00%
Bank of China Longwan Branch	110,641	October 22, 2014 to April 21, 2015	7.28%
Bank of China Longwan Branch	224,536	December 9, 2014 to June 9, 2015	6.44%
Bank of China Longwan Branch	115,522	December 15, 2014 to June 9, 2015	6.44%
Wenzhou Bank	146,437	September 19, 2014 to September 19, 2015	9.00%
Total	$850,960

Lender	December 31, 2013	Term	Interest. Rate/Year
Bank of China Longwan Branch	$220,804	April 19,2013 to April 4, 2014	7.02%
Bank of China Longwan Branch	267,419	May 6,2013 to May 5, 2014	7.02%
Bank of China Longwan Branch	225,711	July 2, 2013 to June 19, 2014	7.50%
Bank of China Longwan Branch	267,420	July 2, 2013 to June 19, 2014	7.50%
Wenzhou Bank	147,203	September 22, 2013 to September 22, 2014	7.32%
Total	$1,128,557

The loans outstanding were guaranteed by the shareholder’s immediate family members and unrelated third parties. The loans due in 2014 were paid in full upon maturity.

Note 12 - RELATED PARTY TRANSACTIONS

For the year ended December 31, 2014, the Company purchased $298,893 valve parts from its related party- Zhejiang Xibolun, an entity controlled by the same Controlling Shareholder of the Company and sold $81,358 valves to Zhejiang Xibolun. As of December 31, 2014 and 2013, the Company had an aggregate of $Nil and $280,160 due from related party – Zhejiang Xibolun, respectively.

F-19

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - TAXES PAYABLE

Taxes payable consisted of the following:

	December 31, 2014	December 31, 2013

Income tax payable	$3,909,209	$2,716,199
Value added tax payable	3,317	22,395
Business tax payable	889,645	683,605
Other taxes payable	172,592	133,761
Total taxes payable	$4,974,763	$3,555,960

Note 14 - INCOME TAX

Hebron Technology was incorporated in the BVI and is not subject to income taxes under the current laws of BVI.

HK Xibolun is a trading company registered in Hong Kong and subject to corporate income tax at 17.5% if revenue is generated in Hong Kong. For the year ended December 31, 2014 and 2013, HK Xibolun conducted business offshore in Shanghai. Thus the profit is exempt from income tax.

Xibolun Automation and Xibolun Equipment were both registered in the PRC and are subject to corporate income tax at unified rate of 25%.

i)	The components of the income tax provision (benefit) are as follows:

	For the year ended	For the year ended
	December 31, 2014	December 31, 2013
Current	$1,207,410	$757,217
Deferred	91,993	(108,709)
Total	$1,299,403	$648,508

ii)   The following table summarizes deferred tax assets resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	For the year ended	For the year ended
	December 31, 2014	December 31, 2013
Current:
Provision for doubtful accounts	$188,162	$281,803
Non-current:
Depreciation expense	57,685	57,801
Total	$245,847	$339,604

F-20

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - INCOME TAX (Continued)

No valuation allowance against the deferred tax assets is considered necessary since the Company believes that it will more likely than not utilize the future benefits.

The following table reconciles the China statutory rates to the Company's effective tax rate for the years ended December 31, 2014 and 2013.

	For the year ended	For the year ended
	December 31, 2014	December 31, 2013
China Income tax statutory rate	25.0%	25.0%
Non-deductible or (Non-taxable) items in China	2.6%	(7.5)%
Effective rate	27.6%	17.5%

Note 15 - MAJOR CUSTOMERS AND SUPPLIERS

For the year ended December 31, 2014, five major customers accounted for approximately 19%, 17%, 16%, 15% and 13% of the Company’s total sales. For the year ended December 31, 2013, four major customers accounted for approximately 17%, 17%, 15% and 14% of the Company’s total sales.

For the year ended December 31, 2014, one major sub-contractor accounted for approximately 27% of subcontract costs. For the year ended December 31, 2013, two major sub-contractors accounted for approximately 28% and 17% of subcontract costs.

Note 16 - COMMITMENTS

The Company leases its main office space under a non-cancelable operating lease agreement. The future minimum rental payments required are as follows:

Years ended December 31:
2015	$238,525
2016	47,865
Total future minimum operating lease payments	$286,390

Note 17 – SUBSEQUENT EVENTS

The Board of Directors adopted a consent resolution to effectuate a 1:1000 stock split in April 6, 2015 whereas the Company will have 50 million common shares authorized and 1,000,000 common shares issued and outstanding with par value of 0.001 per share. The Company has retroactively restated all shares and per share data for all the periods presented.

In April 6, 2015, the Company also issued additional 15,000,000 common shares to the controlling shareholder of the Company for nominal consideration of $15,000.

On April 29, 2015, the Company repurchased 4,000,000 shares in total from current shareholders in accordance with their share percentages as treasury stock for nominal consideration of $4,000.

F-21

HEBRON TECHNOLOGY CO., LIMITED

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

F-22

HEBRON TECHNOLOGY CO., LIMITED

TABLE OF CONTENTS

Consolidated Financial Statements (unaudited)

Unaudited Condensed Consolidated Balance Sheets	F-24

Unaudited Condensed Consolidated Statements of Income and Comprehensive Income	F-25

Unaudited Condensed Consolidated Statements of Cash Flows	F-26

Notes to Unaudited Condensed Consolidated Financial Statements	F-27–F-40

F-23

HEBRON TECHNOLOGY CO., LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2015	2014

ASSETS

CURRENT ASSETS:
Cash	$115,691	$376,467
Contracts receivable, net	7,068,041	5,028,311
Accounts receivable, net	659,336	297,846
Notes receivable	315,199	-
Customer security deposits, net	1,542,699	1,649,854
Inventories	2,730,198	1,883,493
Prepayments and advances to suppliers, net	2,684,158	2,093,799
Other receivables and other current assets, net	206,145	58,106
Deposits for rent	114,589	-
Prepaid expenses	97,400	162,707
Deferred tax assets	244,901	188,162

TOTAL CURRENT ASSETS	15,778,357	11,738,745

Property and equipment at cost, net of accumulated depreciation	8,890,509	8,407,737
Land use right, net of accumulated amortization	1,309,259	1,331,598
Deposits for rent - long term	-	113,895
Deferred tax assets - long term	55,659	57,685
Prepayment on property and equipment	1,135,215	1,128,344

TOTAL ASSETS	$27,168,999	$22,778,004

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term loans	$820,128	$850,960
Accounts payable	1,193,599	715,783
Advances from customers	2,824,325	2,246,701
Progress billings	499,542	579,889
Taxes payable	5,788,926	4,974,763
Due to related party	920,660	-
Accrued expenses and other current liabilities	451,033	395,991

TOTAL LIABILITIES	12,498,213	9,764,087

COMMITMENTS

SHAREHOLDERS' EQUITY:

Common stock, $0.001 par value, 50,000,000 shares authorized, 12,000,000 shares issued and outstanding	12,000	1,000
Additional paid-in capital	119,970	119,970
Retained earnings	13,966,529	12,410,625
Accumulated other comprehensive income	572,287	482,322

TOTAL SHAREHOLDERS' EQUITY	14,670,786	13,013,917

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,168,999	$22,778,004

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-24

HEBRON TECHNOLOGY CO., LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	For Six Months Ended June 30,
	2015	2014

REVENUE	$9,123,278	$7,830,546

COST OF REVENUE
Cost of product and services	5,543,471	4,921,353
Business and sales related tax	150,199	128,344

GROSS PROFIT	3,429,608	2,780,849

OPERATING EXPENSES
General and administrative expenses	573,706	16,236
Selling expenses	637,940	500,001
Research and development expenses	20,554	21,565
Total operating expenses	1,232,200	537,802

INCOME FROM OPERATIONS	2,197,408	2,243,047

OTHER INCOME (EXPENSE)
Other income (expense)	(2,877)	19,538
Interest expense	(30,118)	(22,070)
Total other income (expense)	(32,995)	(2,532)

INCOME BEFORE INCOME TAXES	2,164,413	2,240,515

PROVISION FOR INCOME TAXES	608,509	631,741

NET INCOME	1,555,904	1,608,774

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	89,965	79,683

COMPREHENSIVE INCOME	1,645,869	1,688,457

Basic and diluted earnings per common share*	0.13	0.13

Weighted average number of shares outstanding	12,000,000	12,000,000

* Retroactively restated for effect of stock split

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-25

HEBRON TECHNOLOGY CO., LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For The Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,555,904	$1,608,774

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	204,078	202,065
Deferred tax (benefit) expense	(53,072)	50,159
Provision for (recovery of) doubtful accounts	221,770	(208,490)
Changes in operating assets and liabilities:
Accounts and contracts receivable	(2,499,648)	(2,363,567)
Notes receivable	(314,345)	(159,815)
Due from customers	116,884	(625,539)
Advance to suppliers	(660,532)	(50,703)
Inventories	(832,972)	2,030,379
Other receivables and prepaid expenses	(81,164)	(1,734,252)
Accounts payable	473,580	(606,968)
Advances from customers	1,065,684	328,774
Progress billings	(581,840)	(2,164,772)
Taxes payable	781,744	746,743
Accrued expenses and other current liabilities	52,488	692,802
NET CASH USED IN OPERATING ACTIVITIES	(551,441)	(2,254,410)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	9,722	(7,957)
Repayment of third party loans	-	322,677
Payments for construction in progress	(613,837)	(346,798)
NET CASH USED IN INVESTING ACTIVITIES	(604,115)	(32,078)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	670,977	754,652
Repayment of short-term bank loans	(706,893)	(976,896)
Proceeds from related parties	917,612	277,566
Proceeds from stock issuance and repurchase	11,000	-
Changes in restricted cash	-	2,507,367
NET CASH PROVIDED BY FINANCING ACTIVITIES	892,696	2,562,689

EFFECT OF EXCHANGE RATE CHANGE ON CASH	2,084	(1,903)

NET (DECREASE) INCREASE IN CASH	(260,776)	274,298

CASH-beginning of period	376,467	183,806

CASH-end of period	$115,691	$458,104

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for income tax	$-	$-
Cash paid for interest	$30,041	$39,632

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-26

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - BUSINESS DESCRIPTION

Organization and description of business

Hebron Technology Co., Ltd., ("Hebron Technology" or the “Company”) , through its subsidiaries, is engaged in the manufacture of fluid equipment and installation service for pharmaceutical engineering construction in the People’s Republic of China (“PRC” or “China”).

Hebron Technology is a limited company established under the laws of the British Virgin Islands on May 29, 2012 as a holding company. Mr. Anyuan Sun, the Chairman of the Board and CEO of the Company, is the ultimate controlling shareholder (“the Controlling Shareholder”) of the Company.

Hong Kong Xibolun Technology Limited ("HK Xibolun") is a limited company formed in accordance with laws and regulations of Hong Kong on June 14, 2011 as a trading company. The Company is controlled by the same Controlling Shareholder.

Through reorganization, the Company became the ultimate holding company of HK Xibolun, Zhejiang Xibolun Automation Project Technology Co., Ltd. ("Xibolun Automation") and Wenzhou Xibolun Fluid Equipment Co., Limited (“Xibolun Equipment”), which were all controlled by the same Controlling Shareholder before the Reorganization.

Xibolun Equipment and Xibolun Automation are engaged in the manufacture of fluid equipment including valves, pumps, pipe fittings and others, with particular emphasis on the intelligentized valves and installation service for pharmaceutical engineering construction.

On April 6, 2015, the Board of Directors adopted a consent resolution to effectuate a 1:1000 stock split whereas the Company will have 50 million common shares authorized and 1,000,000 common shares issued and outstanding with par value of 0.001 per share. On April 6, 2015, the Company also issued additional 15,000,000 common shares to Mr. Zuoqiao Sun Zhang for nominal consideration of $15,000. On April 29, 2015, the Company repurchased 4,000,000 shares in total from current shareholders in accordance with their share percentages as treasury stock for nominal consideration of $4,000. The Company has retroactively restated all shares and per share data for all the periods presented.

F-27

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements. Accordingly, they may not include all of the information and footnotes required by U.S. generally accepted accounting principles (“US GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2015 and 2014 are not necessarily indicative of the results that many be expected for the full year.

The condensed consolidated financial statements include the financial statements of Hebron Technology, HK Xibolun, Xibolun Automation and Xibolun Equipment (collectively, the Company). All significant inter-company balances and transactions are eliminated upon consolidation.

Uses of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during each reporting period.  Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include: the allowances for doubtful accounts, the valuation of inventory, realizability of deferred tax assets, costs to complete contracts and estimated useful lives and fair value in connection with the impairment of property and equipment and accruals for income tax uncertainties.

F-28

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

The Company recognizes revenue from sales of valves and other fluid equipment and installation contracts to provide installation services for pharmaceutical and beverage companies.

Sales of product : sales are recognized at the date of shipment from the Company’s facilities to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, ownership has passed, no other significant obligations of the Company exist and collectability is reasonably assured. Management considers delivery to occur upon shipment provided title and risk have passed to the customer, which is generally when the product is shipped to the customer from the Company’s facility.  The Company’s sales revenue consists of the invoiced value of goods, net of value-added tax (“VAT”).

Installation contracts : Sales from fixed-price construction contracts are recognized on the completed contract method. This method is used because the typical contract is completed in four months or less, and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of completion method. A contract is considered complete when all costs except insignificant items have been incurred, and the installation is operating according to specifications or has been accepted by the customer. Contract costs include all direct material, subcontract cost, and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

The Company sometimes enters into installation service contracts in connection with product sales. Even if the installation contract and product sales contracts are entered into separately, the Company evaluates them as a single arrangement and determines whether the arrangement contains more than one unit of accounting in accordance with the standard, “Multiple-Deliverable Revenue Arrangement”. An arrangement is separated, if (1) the delivered element(s) has (have) value to the customer on a stand-alone basis, (2) there is reliable evidence of the fair value of the undelivered element(s) and (3) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is (are) considered probable and substantially in the control of the Company. If all three criteria are fulfilled, the appropriate revenue recognition convention is then applied to each separate unit of accounting. Generally, the total arrangement consideration is allocated to the separate units of accounting based on their relative fair values. Reliable fair values are sales prices for the component when it is regularly sold on a stand-alone basis, third-party prices for similar components or, under certain circumstances, cost plus, an adequate business specific profit margin related to the relevant element. If the three criteria are not met, revenue is deferred until such criteria are met or until the period in which the last undelivered element is delivered. The amount allocable to the delivered elements is limited to the amount that is not contingent upon delivery of additional elements or meeting other specified performance conditions.

For multiple element contracts where there is no vendor specific objective evidence (VSOE) or third-party evidence that would allow the allocation of an arrangement fee amongst various pieces of a multi-element contract, fees received in advance of services provided are recorded as deferred revenues until additional operational experience or other VSOE becomes available, or until the contract is completed.

F-29

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition (Continued)

The Company recognizes product sales and installation revenue under the standard, “Multiple-Deliverable Revenue Arrangement”. The manufacture of fluid equipment control system comprises two stages: (a) manufacture; and (b) installation. These two stages constitute separate units of accounting. In practice, the Company always enters into separate product and installation contracts with the customer as the customer has the choice to use its own staff or external contractors to install the products based on product installation manuals provided by the Company when the products are delivered. The Company usually sells the product on a standalone basis and also is engaged by customers to install the systems they purchased from other suppliers. It is the Company’s policy to sell its products at the set prices regardless of whether customer separately enters into an installation contract with the Company. The Company always prices its installation services at market competitive rate regardless of whether the installation service relates to its own products or standalone installation services.

The Company generally provides a one year warranty period for products sold and installation services performed. No warranty cost provisions were provided as at June 30, 2015 and December 31, 2014 , because the actual warranty cost incurred was insignificant based on historical experience.

Cash

The Company maintains cash with financial institutions in the People’s Republic of China (“PRC”) which are not insured or otherwise protected.  Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution.

Restricted cash

For the cash deposits fully controlled by the bank during the deposit term, the Company includes them in the restricted cash account. Certain restricted cash represents required cash deposits as a part of collateral for bank notes payable, for which the Company is required to maintain 50% of the balance to ensure future credit availability.

Accounts and contract receivables

Accounts and contract receivables are stated at net realizable value. An allowance for doubtful accounts is established based on the management’s assessment of the recoverability of accounts and other receivables. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

F-30

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Customer security deposits

Customer security deposits represent the amount retained from the Company’s customers to ensure the quality of the installation and any possible follow-up maintenance related to the installation. The term of these customer security deposits is typically within one year after the completion date of installation projects. If there is no dispute for the quality of installation project during one year, such deposits should be returned to the Company. Management regularly reviews aging of deposit receivables and changes in payment trends and records allowance when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off after exhaustive efforts at collection. As of June 30, 2015 and December 31, 2014, the Company did not record any allowances for customer security deposits.

Inventories

Inventories are stated at the lower of cost or market value. Inventories consist of raw materials, finished goods, working in process, low value consumables, and installation projects in process that had not been completed.

Advances to suppliers

The Company advances monies to certain suppliers for raw materials, plant and equipment, and factory rent. These advances are interest free and unsecured.

Property and equipment

Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method.

Construction in progress

Construction in progress represents capital assets under construction or being installed and is stated at cost. Cost comprises original cost of plant and equipment, installation, construction and other direct costs prior to the date of reaching the expected usable condition. Construction in progress is transferred to the property, plant and equipment and depreciation commences when the asset has been substantially completed and reaches the expected usable condition.

Land use right

The Company states land use right at cost. The land use right is amortized on straight line method over the term of the land use right.

Research and development costs

Research and development costs are expensed to operations as incurred and include fees paid to third party contractors.

F-31

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Long-lived assets and other acquired intangible assets

The Company reviews property and equipment and identifiable intangibles for impairment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. The Company did not record any impairment as of June 30, 2015 and December 31, 2014.

Income taxes

The Company’s subsidiaries in China are subject to the income tax laws of the PRC and Hong Kong. No taxable income was generated outside the PRC and Hong Kong for six months ended June 30, 2015 and 2014. The Company accounts for income tax under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes will be recognized if significant temporary differences between tax and financial statements occur. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of June 30, 2015 and December 31, 2014, no valuation allowance is considered necessary.

In the normal course of business, the Company may be subject to challenges from taxing authorities regarding the amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions. Management determines whether the benefits of its tax positions are more-likely-than-not of being sustained upon audit based on the technical merits of the tax position. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated.

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during six months ended June 30, 2015 and 2014. All tax returns since the Company’s inception are still subject to examination by tax authorities.

Under the Provisional Regulations of PRC Concerning Income Tax on Enterprises promulgated by the PRC, income tax is payable by enterprises at a rate of 25% of their taxable income.

Value added tax

Sales revenue represents the invoiced value of goods, net of a Value-Added Tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

F-32

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation

Since the Company operates primarily in the PRC, the Company’s functional currency is the Chinese Yuan (“RMB”).  The Company’s financial statements have been translated into the reporting currency the United States Dollar. Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the statements of income.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Fair value of financial instruments

The Company follows the provisions of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, restricted cash, accounts receivable, notes receivable, customer security deposits, prepayments and advances to suppliers, other receivables, due from related party, long term payments, accounts payable, short term loans, bank acceptances notes payable, due to related party and accrued expenses and other current liabilities, approximate their fair value based on the short-term maturity of these instruments.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”), which requires public companies with capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

F-33

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In July 2015, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2015-11, an amendment to Topic 330 for simplifying the measurement of inventory. The update requires that inventory be measured at the lower of cost and net realizable value where net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendment is intended to provide clarification on the measurement and disclosure of inventory in Topic 330 and not intended for those clarifications to result in any changes in practice. The ASU is effective for interim and annual periods beginning after December 15, 2016.  Early application is permitted for all entities and should be applied prospectively. The Company does not expect the adoption of ASU 2015-11 to have material impact on the Company’s consolidated financial statements.

In August 2015, the FASB has issued Accounting Standards Update (ASU) No. 2015-15, Interest - Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements - Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. This ASU adds SEC paragraphs pursuant to the SEC Staff Announcement at the June 18, 2015, Emerging Issues Task Force meeting about the presentation and subsequent measurement of debt issuance costs associated with line-of-credit arrangements. Given the absence of authoritative guidance within ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company does not expect this update will have a material impact on the presentation of the Company's condensed consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers by one year the effective date of ASU 2014-09, Revenue from Contracts with Customers. ASU 2015-14 defers the effective date of ASU 2014-09 for all entities by one year to December 15, 2017. Management is evaluating the impact, if any, of this ASU on the Company's financial position, results of operations and cash flows.

In February 2015, FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This Update focuses on the consolidation evaluation for reporting organizations that are required to evaluate consolidation of certain legal entities by reducing the number of consolidation models from four to two and is intended to improve current GAAP. The amendments in the ASU are effective beginning after December 15, 2016. We do not expect the adoption of ASU 2015-02 to have material impact on our consolidated financial statements.

F-34

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - ACCOUNTS RECEIVABLE, NET

The accounts receivable consists of the following:

	June 30, 2015	December 31, 2014

Contract receivables	1,284,074	781,981
Allowance for doubtful accounts	(624,738)	(484,135)
	$659,336	$297,846

The movement in the allowance for doubtful accounts can be reconciled as follows:

	June 30, 2015	December 31, 2014

Beginning of the year	$484,135	$281,095
Recovery	-	(143,175)
Provision	137,281	347,689
Foreign exchange effect	3,322	(1,474)
	$624,738	$484,135

Note 4 - INVENTORIES

The inventories consist of the following:

	June 30, 2015	December 31, 2014

Raw materials	$732,802	$592,672
Finished goods	1,240,760	1,231,727
Installation projects in process	756,636	59,094
	$2,730,198	$1,883,493

Note 5 - PREPAYMENTS AND ADVANCES TO SUPPLIERS, NET

Prepayments and advances to suppliers consist of the following:

	June 30, 2015	December 31, 2014

Advances to raw material suppliers (a)	$1,933,709	$847,310
Advances to construction subcontractors	1,101,397	1,511,823
Others	3,536	2,799
Subtotal	3,038,642	2,361,932
Allowance for doubtful accounts	(354,484)	(268,133)
	$2,684,158	$2,093,799

(a)	The prepayments and deposits on raw materials are generally required by our suppliers for the purpose of ongoing business relationships. The prepayments and deposits are not directly associated with any specific purchase contract or any specific price but will be used to offset any accounts payable balance resulting from any specific purchase order priced at market.

F-35

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - OTHER RECEIVABLES, NET

The other receivables, net of allowance for doubtful accounts consists of the following:

	June 30, 2015	December 31, 2014

Loan to third party (a)	$163,698	$-
Employee advances	40,927	52,066
Others	1,520	6,040
	$206,145	$58,106

(a)	The loan to third party is due on demand with interest rate at china prime short term borrowing rate of 4.6% starting on July 1, 2015.

Note 7 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	June 30, 2015	December 31, 2014

Buildings	$138,812	$137,972
Machinery equipment	3,747,607	3,724,924
Transportation equipment	25,842	35,375
Office equipment	92,809	92,248
Subtotal	4,005,070	3,990,519
Construction in progress	6,970,116	6,316,147
Less: accumulated depreciation	(2,084,677)	(1,898,929)
Property, plant and equipment, net	$8,890,509	$8,407,737

Depreciation charge was $173,713 and $202,065 for six months ended June 30, 2015 and 2014, respectively.

Construction in progress represents direct costs of construction incurred for the Company’s new office and manufacturing facility. No depreciation is provided until construction is completed and ready for its intended use. The Company expects to complete the related construction by the first quarter of 2016.

F-36

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - LAND USE RIGHT

The Company states land use right at cost less accumulated amortization. All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. However, the government grants the user a “land use right” (the Right) to use the land. The Company has the Right to use the land for 25 years and amortizes the Right on a straight-line basis over the period of 25 years.

	June 30, 2015	December 31, 2014
		-
Land use right	$1,522,394	$1,513,179
Less: accumulated amortization	213,135	181,581
Land use right, net	$1,309,259	$1,331,598

The estimated future amortization expenses are as follows:

Twelve months ended June 30, 2015
2016	$60,896
2017	60,896
2018	60,896
2019	60,896
2020	60,896
Thereafter	1,004,779
Total estimated future amortization expenses	$1,309,259

Note 9 - SHORT-TERM LOANS

Short-term loans consisted of the following:

Lender	June 30, 2015	Term	Int. Rate/Year
Bank of China Longwan Branch	$237,362	April 21, 2015 to April 20, 2016	6.69%
Bank of China Longwan Branch	103,130	April 21, 2015 to April 20, 2016	6.96%
Bank of China Longwan Branch	225,904	June 08, 2015 to June 1, 2016	6.12%
Bank of China Longwan Branch	106,404	June 08, 2015 to June 1, 2016	6.12%
Wenzhou Bank	147,328	September 19, 2014 to September 19, 2015	9.00%
Total	$820,128

F-37

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - SHORT-TERM LOANS (Continued)

Lender	December 31, 2014	Term	Int. Rate/Year
Bank of China Longwan Branch	$253,824	October 22, 2014 to April 21, 2015	7.00%
Bank of China Longwan Branch	110,641	October 22, 2014 to April 21, 2015	7.28%
Bank of China Longwan Branch	224,536	December 9, 2014 to June 9, 2015	6.44%
Bank of China Longwan Branch	115,522	December 15, 2014 to June 9, 2015	6.44%
Wenzhou Bank	146,437	September 19, 2014 to September 19, 2015	9.00%
Total	$850,960

The loans outstanding were guaranteed by a shareholder’s immediate family members and unrelated third parties. The loans were paid in full upon maturity.

Note 10 - RELATED PARTY TRANSACTIONS

For the six months ended June 30, 2015, the Chairman of the Board and CEO of the Company, advanced aggregated of $920,660 to the Company for working capital purpose. The advance is due on demand and non-interest bearing. As of June 30, 2015 and December 31, 2014, the Company had $920,660 and $Nil, respectively.

For the year ended December 31, 2014, the Company purchased $298,893 valve parts from its related party- Zhejiang Xibolun, an entity controlled by the same Controlling Shareholder of the Company and sold $81,358 valves to Zhejiang Xibolun.

Note 11 - TAXES PAYABLE

Taxes payable consisted of the following:

	June 30, 2015	December 31, 2014
		-
Income tax payable	$4,596,393	$3,909,209
Value added tax payable	-	3,317
Business tax payable	1,014,939	889,645
Other tax payable	177,594	172,592
Total taxes payable	$5,788,926	$4,974,763

F-38

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - INCOME TAX

Hebron Technology was incorporated in the BVI and is not subject to income taxes under the current laws of BVI.

HK Xibolun is a trading company registered in Hong Kong and subject to corporate income tax at 17.5% if revenue is generated in Hong Kong.

Xibolun Automation and Xibolun Equipment were both registered in the PRC and are subject to corporate income tax at unified rate of 25%.

i)     The components of the income tax provision (benefit) are as follows:

	Six months ended	Six months ended
	June 30, 2015	June 30, 2014
Current	$661,580	$581,582
Deferred	(53,071)	50,159
Total	$608,509	$631,741

ii)     The following table summarizes deferred tax assets resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	June 30, 2015	December 31, 2014
Current:
Provision for doubtful accounts	$244,901	$188,162
Non-current:
Depreciation expense	55,659	57,685
Total	$300,560	$245,847

No valuation allowance against the deferred tax assets is considered necessary since the Company believes that it will more likely than not utilize the future benefits.

The following table reconciles the China statutory rates to the Company's effective tax rate for the six months period ended June 30, 2015 and 2014.

	Six months ended	Six months ended
	June 30, 2015	June 30, 2014
China Income tax statutory rate	25.0%	25.0%
(Non-taxable) or non-deductible items in China	2.9	3.2
Effective rate	27.9%	28.2%

F-39

HEBRON TECHNOLOGY CO., LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - MAJOR CUSTOMERS AND SUPPLIERS

For six months ended June 30, 2015, two major customers accounted for approximately 62%, and 25% of the Company’s total sales, respectively. For six months ended June 30, 2014, three major customers accounted for approximately 39%, 33%, and 17% of the Company’s total sales, respectively.

For six months ended June 30, 2015, three major sub-contractors accounted for approximately 33%, 14% and 11% of subcontract costs, respectively. For six months ended June 30, 2014, one major sub-contractor accounted for approximately 11% of subcontract costs, respectively.

Note 14 - COMMITMENTS

The Company leases its main office space under a non-cancelable operating lease agreement. The future minimum rental payments required are as follows:

Twelve months ended June 30, 2015
2016	$119,657
2017	48,024
Total future minimum operating lease payments	$167,681

Note 15 - SUBSEQUENT EVENTS

These unaudited consolidated financial statements were approved by management and available for issuance on October 23, 2015, and have evaluated subsequent events through this date.

F-40

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Placement Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

Other than as stated below, in the three years prior to the date of this registration statement, we have not sold unregistered securities.

Founding Transactions

Hebron Technology was formed on May 29, 2012, with Shih-Chang Chen as the founder and sole shareholder. Mr. Chen received 1,000 common shares of our company at founding. In August 2013, Mr. Chen transferred all 1,000 common shares of the Company to Zuoqiao Sun Zhang.

Following Transactions

On April 6, 2015, we effected a 1,000 for 1 stock split. As a result, the 1,000 shares that Mr. Sun Zhang owned were split into 1,000,000 shares. On the same day, we issued 15,000,000 shares to Mr. Sun Zhang, and Mr. Sun Zhang conducted following transfers in the nominal consideration of $0.001 per share, equaling to the par value.

Transferee	Number of Shares	Nominal Consideration	Share Percentage after Transfer
Wise Metro Development Co., Ltd.	2,400,000	$2,400.00	15.00%
Yung Kong CHIN	1,600,000	$1,600.00	10.00%
Able State International Industrial Co., Ltd.	1,440,000	$1,440.00	9.00%
Vast Express Development Co. Ltd.	1,440,000	$1,440.00	9.00%
Faquan JIN	736,000	$736.00	4.60%
Weiqun ZHU	128,000	$128.00	0.80%
Yongyuan ZHANG	128,000	$128.00	0.80%
Jianyun CHEN	96,000	$96.00	0.60%
Shangkang JIN	32,000	$32.00	0.20%
Tianshan ZHANG	28,800	$28.80	0.18%
Total	8,028,800	$8,028.80	50.18%

Part II - 1

On April 29, 2015, we repurchased 4,000,000 shares in total from current shareholders in accordance with their share percentages as treasury stock. The nominal consideration is US$0.001 per share, equaling to the par value.

Shareholder Transferor	Number of Shares Repurchased	Nominal Consideration	Share Percentage after Repurchase
Zuoqiao SUN ZHANG	1,992,800	$1,992.80	49.82%
Wise Metro Development Co., Ltd.	600,000	$600.00	15.00%
Yung Kong CHIN	400,000	$400.00	10.00%
Able State International Industrial Co., Ltd.	360,000	$360.00	9.00%
Vast Express Development Co. Ltd.	360,000	$360.00	9.00%
Faquan JIN	184,000	$184.00	4.60%
Weiqun ZHU	32,000	$32.00	0.80%
Yongyuan ZHANG	32,000	$32.00	0.80%
Jianyun CHEN	24,000	$24.00	0.60%
Shangkang JIN	8,000	$8.00	0.20%
Tianshan ZHANG	7,200	$7.20	0.18%
Total	4,000,000	$4,000.00	100.00%

The above transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) thereof, Regulation D and/or Regulation S promulgated hereunder as a transaction by the Company not involving any public offering. The securities were sold in an offshore transaction by a foreign issuer, to foreign investors, not using any directed selling efforts in the United States. Moreover, the purchasers met the “accredited investor” criteria and had adequate information about the Company as required by the rules and regulations promulgated under the Securities Act. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

1.1*	Form of Placement Agreement
3.1**	Articles of Association of Hebron Technology Co., Ltd.
3.2**	Memorandum of Association of Hebron Technology Co., Ltd.
3.3*	Amended Memorandum of Association of Hebron Technology Co., Ltd.
4.1**	Specimen Common Share Certificate
5.1*	Opinion of Kaufman & Canoles, P.C., counsel of Hebron Technology Co., Ltd., as to the validity of the common shares
8.1*	Opinion of Kaufman & Canoles, P.C., counsel of Hebron Technology Co., Ltd., as to tax matters
8.2**	Opinion of Yunnan Tianwaitian Law Firm regarding certain PRC tax matters
10.1**	Summary Translation of Form of Customer Agreement
10.2**	Translation of Employment Agreement - Anyuan Sun, dated January 1, 2015
10.3**	Translation of Employment Agreement - Steven Fu, dated January 1, 2015
10.4 **	Translation of Employment Agreement - Xiaoliang Xue, dated January 1, 2015
10.5**	Translation of License Agreement - Anyuan Sun, dated July 1, 2011
10.6**	Summary Translation of Form of Loan Agreement - Bank of China Ltd. LongWan Branch
10.7**	Translation of Building Lease Agreement by and between Zhejiang Oumeijia Electronic Appliances Ltd. and Wenzhou Xibolun Fluid Equipment Co., Limited.

Part II - 2

10.8**	Summary Translation of Technology Development Collaboration Agreement by and between Zhejiang University and Wenzhou Xibolun Fluid Equipment Co., Limited, dated January 21, 2011
10.9**	Translation of Share Exchange Agreement by and between Wenzhou Xibolun Fluid Equipment Factory and Yuanshun Shao, dated March 8, 2006
10.10**	Translation of Share Exchange Agreement by and between Wenzhou Xibolun Fluid Equipment Factory and Anyuan Sun, dated March 8, 2006
10.11**	Translation of Share Exchange Agreement by and between Kong Sok Kin and Gongqi Xiang, dated August 10, 2010
10.12**	Translation of Share Exchange Agreement by and between Yuanshun Shao and Anyuan Sun, dated August 10, 2010
10.13**	Translation of Share Exchange Agreement by and between Gongqi Xiang and Hong Kong Xibolun Technology Ltd., dated June 30, 2011
10.14**	Translation of Share Exchange Agreement by and between Hebron Technology Co., Ltd. and Hong Kong Xibolun Technology Ltd., dated October 30, 2012
10.15**	Translation of Share Exchange Agreement by and between Wenzhou Xibolun Fluid Equipment Co., Limited and Hong Kong Xibolun Technology Ltd., dated October 30, 2012
10.16**	Translation of Share Exchange Agreement by and between Zhejiang Xibolun Technology Co., Ltd. and Hong Kong Xibolun Technology Ltd., dated October 30, 2012
10.17**	Instrument of Transfer by and between Shih-Chang Chen and Hebron Technology Co., Ltd, dated October 22, 2012
10.18**	Translation of Share Exchange Agreement by and between Anyuan Sun and Zhejiang Xibolun Automation Project Technology Co., Ltd., dated May 20, 2013
10.19 **	Instrument of Transfer by and between Lingmin Sun and Shih-Chang Chen dated May 15, 2012
10.20 *	Escrow Agent Agreement
10.21**	Engagement Letter - Anyuan Sun, dated September 9, 2015
10.22**	Translation of Employment Agreement - Steven Fu, dated December 12, 2015
10.23†	Translation of Employment Agreement – Xiao Jin, dated January 16, 2014
10.24†	Translation of Authorization Agreement of Use of Intellectual Property, dated January 14, 2016
21.1**	List of subsidiaries
23.1†	Consent of Friedman LLP
23.2*	Consent of Kaufman & Canoles, P.C., counsel of Hebron Technology Co., Ltd. (included in Exhibit 5.1)
23.2*	Consent of Yunnan Tianwaitian Law Firm, counsel of Hebron Technology Co., Ltd. (included in Exhibit 8.2)
23.3*	Consent of Hastings & Co., counsel of Hebron Technology Co., Ltd.
24.1	Powers of attorney (included on signature page to the registration statement)
99.1†	Request for waiver from requirements of Form 20-F, Item 8.A.4. dated February 4, 2016

*	To be filed by amendment.
**	Previously filed.
†	Filed herewith.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the Placement Agent at the closing specified in the placement agreements certificates in such denominations and registered in such names as required by the Placement Agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Part II - 3

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering and such other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Part II - 4

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II - 5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wenzhou, People’s Republic of China, on February 4, 2016.

HEBRON TECHNOLOGY CO., LTD.

/s/ Anyuan Sun
Anyuan Sun
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Anyuan Sun as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Anyuan Sun	Chief Executive Officer and Chairman of Board of Directors	February 4, 2016
Anyuan Sun	(Principal Executive Officer)

/s/ Steven Fu	Chief Financial Officer and Director	February 4, 2016
Steven Fu	(Principal Accounting and Financial Officer)

/s/ Yung Kong Chin	Authorized Representative in the United States	February 4, 2016
Yung Kong Chin

/s/ Zuoqiao Sun Zhang	Director	February 4, 2016
Zuoqiao Sun Zhang

/s/ Xuesong Liu	Director	February 4, 2016
Xuesong Liu

/s/ Hua Zhang	Director	February 4, 2016
Hua Zhang

/s/ Xianpang Hu	Director	February 4, 2016
Xianpang Hu

/s/ Haiying Xiang	Director	February 4, 2016
Haiying Xiang

Part II - 6